As filed with the Securities and Exchange Commission on August 5, 2026

Registration No. 333-297731

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1

TO

FORM F-10

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GREENFIRE RESOURCES LTD.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number (if applicable))

350 7th Avenue SW Suite 800

Calgary, Alberta

Canada T2P 3N9

(403) 264-9046

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204
Newark, Delaware 19711

(302) 738-6680
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Charles R. Kraus Scale LLP 3723 Greenville Ave STE 41010 Dallas, Texas 75206 (415) 735-5933	Travis Belak Greenfire Resources Ltd. 350 7th Avenue SW Suite 800 Calgary, Alberta Canada T2P 3N9 (403) 264-9046	Olga Kary Blake, Cassels & Graydon LLP 855 - 2nd Street S.W. Suite 3500 Calgary, Alberta Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

Alberta, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box)

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

A copy of this amended and restated preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this amended and restated preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

The information contained herein is subject to completion and amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of the United States.

This amended and restated preliminary short form prospectus (this “Prospectus”) constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Greenfire Resources Ltd. at Suite 800, 350 – 7th Avenue SW, Calgary, Alberta, T2P 3N9, by telephone at (403) 999-5428, and are also available electronically at www.sedarplus.ca.

AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS

Amending and Restating the Preliminary Short Form Prospectus dated July 27, 2026

Rights Offering	August 5, 2026

GREENFIRE RESOURCES LTD.

C$●
Offering of Rights to Subscribe for ● Common Shares
at a Subscription Price of either C$● or US$● per Common Share

Greenfire Resources Ltd. (“Greenfire” or the “Company”) will issue to holders (“Shareholders”) of its outstanding common shares (the “Common Shares”), at the close of business on ●, 2026 (the “Record Date”), transferable rights (the “Rights”) to subscribe for and purchase an aggregate of ● Common Shares (collectively, the “Offering”). Each Shareholder at the close of business on the Record Date who is resident in any of the provinces of Canada and the United States (collectively, the “Eligible Jurisdictions”) is entitled to receive one Right for each Common Share held. The Rights are fully transferable and divisible and will be represented by rights DRS advices (the “Rights DRS Advices”). For every ● Rights held, a holder of Rights is entitled to acquire one Common Share (the “Basic Subscription Privilege”) at a price of C$● or US$● per Common Share (the “Subscription Price”) prior to 4:00 p.m. (Calgary time) (the “Expiry Time”) on ●, 2026 (the “Expiry Date”). Subject to any further restrictions a Participant (as defined herein) may impose, determination of the Subscription Price currency in Canadian dollars or United States dollars will be at the subscriber’s sole discretion. No fractional Common Shares will be issued. Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for additional Common Shares (“Additional Common Shares”), if any, that are not otherwise subscribed for under the Offering, on a pro rata basis, prior to the Expiry Time on the Expiry Date (the “Additional Subscription Privilege”). Ineligible Holders (as defined herein) will not be issued Rights DRS Advices and will not be permitted to exercise their Rights, except under the circumstances described herein. See “Description of Rights and Procedures for Participation”. Rights not exercised prior to the Expiry Time on the Expiry Date will be void and will have no value. Any subscription for Common Shares will be irrevocable once submitted.

The gross proceeds from the Offering will be at least C$575 million. The Subscription Price for the Offering will not exceed C$6.74 per Common Share (representing a 15% discount to the Company’s five-day volume weighted average price on the Toronto Stock Exchange (“TSX”) as of July 10, 2026, the last trading day before announcement of the Acquisition (as defined herein)), subject to adjustment including to reflect market conditions and the minimum 15% discount required under applicable TSX rules at the time of filing of the final short form prospectus in connection with the Offering.

The proceeds of the Offering will be used to repay the Company’s $575 million Bridge Facility (as defined herein) incurred in connection with the Acquisition.

There are risks associated with an investment in the Common Shares. The risk factors outlined or incorporated by reference in this Prospectus should be carefully reviewed by prospective investors and their advisors in connection with an investment in the Common Shares. See “Risk Factors”.

Subscription Price: C$● or US$● per Common Share
(on exercise of ● Rights for one Common Share)

	Subscription Price(1)	Proceeds to the Company(2)
Per Common Share	C$● (or US$●)	C$● (or US$●)
Total(3)	C$●	C$●

Notes:

(1)	The Subscription Price was determined by negotiation between the special committee (the “Special Committee”) of the board of directors of the Company (the “Board”) comprised of independent directors, on behalf of the Company, and the Standby Purchasers (as defined herein).

(2)	Before deducting the expenses of the Offering, estimated to be approximately C$1.6 million.

(3)	Total proceeds will vary depending on the relative amounts of subscription payments received by the Company in Canadian dollars and United States dollars and upon the exchange rate between the Canadian dollar and the United States dollar, as well as the actual number of Common Shares outstanding on the Record Date.

On ●, 2026, the Company entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Waterous Energy Fund III (Canadian) LP, Waterous Energy Fund III (US) LP, Waterous Energy Fund III (International) LP, Waterous Energy Fund III (Canadian FI) LP and Waterous Energy Fund III (International FI) LP (collectively, the “Standby Purchasers”). The Standby Purchasers collectively own approximately 72.0% of the outstanding Common Shares. Pursuant to the Standby Purchase Agreement, the Standby Purchasers have agreed, subject to certain terms and conditions, to purchase from the Company, at the Subscription Price, and on the Closing Date, all of the Common Shares (the “Standby Shares”) that are not otherwise subscribed for and purchased under the Offering by holders of Rights so that the maximum number of Common Shares issuable under the Offering will be issued and purchased (the “Standby Commitment”). The aggregate number of Common Shares to be purchased by the Standby Purchasers pursuant to the Standby Purchase Agreement will be equal to: (i) the maximum number of Common Shares issuable under the Offering, less (ii) the number of Common Shares subscribed for and purchased under the Offering by all holders of Rights (including the Standby Purchasers) through the exercise of such holders’ Basic Subscription Privilege and Additional Subscription Privilege. See “Standby Commitment”. This Prospectus also qualifies the issuance of the Standby Shares.

If a Shareholder does not exercise all of such Shareholder’s Rights pursuant to the Basic Subscription Privilege, such Shareholder’s equity ownership in the Company will be diluted and such dilution may be significant.

The Company intends to apply to list the Rights and the Common Shares issuable upon the exercise of the Rights (including the Standby Shares) (collectively, the “Offered Securities”) on the TSX and the New York Stock Exchange (“NYSE”). Approval of such listings will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE, as applicable. On August 4, 2026, the closing price of the Common Shares on the TSX was C$8.42, and the closing price of the Common Shares on the NYSE was US$5.94.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

This Prospectus qualifies the distribution of the Offered Securities under Canadian securities laws. The Registration Statement qualifies the Offered Securities for offer and sale within the United States under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). However, notwithstanding registration under the U.S. Securities Act, the securities or “blue sky” laws of certain states in the United States may not permit or may limit the Company’s ability to offer Rights in such states, or to certain persons in those states.

There is currently no market through which the Rights may be sold and there can be no assurance that an active trading market will develop for the Rights. Holders of Rights may not be able to sell the Rights qualified by this Prospectus. To the extent an active trading market does not develop, the pricing of the Rights in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation may be adversely affected. See “Risk Factors”.

The Company is permitted under a multijurisdictional disclosure system (the “MJDS”) adopted by the securities regulatory authorities in the United States to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. See “Cautionary Note to United States Investors”.

Prospective investors should be aware that the acquisition or disposition of the securities described in this Prospectus and the expiry of an unexercised Right may have tax consequences in Canada, the United States or elsewhere, depending on each particular prospective investor’s specific circumstances. Such consequences may not be described fully herein. Prospective investors should consult their own tax advisors with respect to such tax considerations. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”.

The ability to enforce civil liabilities under United States federal securities laws may be affected adversely because the Company is incorporated in Alberta, Canada, the majority of the Company’s officers and directors and certain of the experts named in this Prospectus are Canadian residents and all of the Company’s assets are located outside of the United States.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Certain legal matters in connection with the Offering will be passed upon on behalf of the Company, relating to Canadian law, by Blake, Cassels & Graydon LLP and, relating to U.S. law, by Scale LLP.

Securities legislation in certain of the provinces of Canada provides purchasers of securities with the right to withdraw from or rescind an agreement to purchase such securities. See “Statutory and Contractual Rights”.

Henry Hager, David Knight Legg and David Roosth are directors of the Company who reside outside of Canada and each of these directors has appointed the Company as agent for service of process at Suite 800, 350 – 7th Avenue SW, Calgary, Alberta, T2P 3N9. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

Odyssey Trust Company, located at Trader’s Bank Building 1100, 67 Yonge Street, Toronto, Ontario, M5E 1J8, is the rights agent for the Offering.

The Company’s head office is located at Suite 800, 350 – 7th Avenue SW, Calgary, Alberta, T2P 3N9 and its registered office is located at Suite 3500, 855 – 2nd Street SW, Calgary, Alberta, T2P 4J8.

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GLOSSARY OF DEFINED TERMS

“ABCA” means the Business Corporations Act (Alberta).

“Acquisition” means the acquisition by Greenfire of all of the issued and outstanding Connacher Shares pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the definitive agreement dated July 13, 2026 between the Company and Connacher in respect of the Acquisition.

“Additional Common Shares” means the Common Shares that are not otherwise subscribed for under the Offering and are available, on a pro rata basis, to holders of Rights who exercise in full the Basic Subscription Privilege.

“Additional Subscription Privilege” means the privilege granted to holders of Rights who exercise in full the Basic Subscription Privilege to subscribe for additional Common Shares, if available, on a pro rata basis, prior to the Expiry Time on the Expiry Date, at a price equal to the Subscription Price.

“Annual Financial Statements“ means the audited consolidated financial statements of the Company as at and for the years ended December 31, 2025 and 2024, together with the notes thereto and the auditor’s report thereon.

“Annual MD&A” means the management’s discussion and analysis of the Company for the three months and years ended December 31, 2025 and 2024.

“Approved Ineligible Holder” means an Ineligible Holder or transferee that satisfies the Company, prior to 4:00 p.m. (Calgary time) on ●, 2026 (or such later date as the Company determines in its sole discretion), that the offering of Offered Securities to and subscription by such holder or transferee is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and the jurisdiction where such holder or transferee is resident and would not require the Company to file any documentation (other than reports of trades or notice filings), make any application or make any payment of any nature whatsoever.

“Basic Subscription Privilege“ means the entitlement of a holder of Rights to acquire one Common Share for every ● Rights held at the Subscription Price.

“Blakes” means Blake, Cassels & Graydon LLP.

“Board” means the board of directors of the Company.

“Bridge Facility” means the new non-extendible, non-revolving equity bridge credit facility in an aggregate principal amount of $575 million made available to Greenfire by the Bridge Lenders under the Bridge Facility Credit Agreement.

“Bridge Facility Credit Agreement” means the credit agreement made as of August 5, 2026 between Greenfire, as borrower, the financial institutions party thereto from time to time, as lenders (collectively, the “Bridge Lenders”), and Bank of Montreal, as agent of the Bridge Lenders (the “Bridge Agent”).

“CDS” means CDS Clearing and Depository Services Inc.

“Closing Date” means the date on which the Offering closes, which is expected to be ●, 2026.

“COGE Handbook” means the Canadian Oil and Gas Evaluation Handbook.

“Commencement Date” means ●, 2026, being the date on which the Rights will be eligible for exercise.

“Common Shares” means the common shares in the capital of the Company.

“Company” means Greenfire Resources Ltd.

“Connacher” means Connacher Oil and Gas Limited.

“Connacher Reserves Report“ means the independent engineering evaluation of all of Connacher’s oil, natural gas liquids and natural gas interests prepared by GLJ dated March 31, 2026, with an effective date of December 31, 2025.

“Connacher Shareholders” means the holders of Connacher Shares.

“Connacher Shares” means the Class A common shares in the capital of Connacher.

“Credit Facilities” means, collectively, the Revolving Credit Facilities and the Bridge Facility.

“Demo Asset” means the Company’s Hangingstone Demonstration Facility.

“DTC” means the Depository Trust Company.

“EDGAR” means the SEC’s system for Electronic Data Gathering, Analysis and Retrieval, which may be accessed at www.sec.gov.

“Eligible Holder” means a Shareholder of record as of the Record Date who is resident in any of the Eligible Jurisdictions.

“Eligible Jurisdictions” means the provinces of Canada and the United States.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means the Great Divide Midstream Limited Partnership and Great Divide Midstream GP Inc.

“Expansion Asset” means the Company’s Hangingstone Expansion Facility.

“Expiry Date” means ●, 2026.

“Expiry Time” means 4:00 p.m. (Calgary time) on the Expiry Date.

“GLJ” means GLJ Ltd., independent qualified reserves evaluator for Connacher.

“Great Divide” means Connacher’s Great Divide oil sands project.

“Greenfire” means Greenfire Resources Ltd.

“Greenfire AIF” means the annual information form of the Company for the year ended December 31, 2025, dated March 12, 2026 and filed on SEDAR+ on March 12, 2026.

“Hangingstone Facilities” means two SAGD oil production facilities, the Expansion Asset and the Demo Asset, that are the Company’s principal assets.

“IFRS” means Canadian generally accepted accounting principles for publicly accountable enterprises, being IFRS Accounting Standards as issued by the International Accounting Standards Board.

“Ineligible Holder” means a Shareholder who is resident in an Ineligible Jurisdiction.

“Ineligible Jurisdiction” means any jurisdiction other than an Eligible Jurisdiction.

“Initial Equity Transaction Deadline” means the deadline of no later than three months following the closing of the Acquisition for Greenfire to complete an equity financing resulting in net proceeds equal to at least the aggregate outstanding principal amount of the Bridge Facility.

“Interim Financial Statements” means the unaudited condensed interim consolidated financial statements of the Company as at June 30, 2026 and for the three and six month periods ended June 30, 2026 and 2025, together with the notes thereto.

“McDaniel” means McDaniel & Associates Consultants Ltd., the Company’s independent engineers.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“MJDS” means the Multijurisdictional Disclosure System adopted by the securities regulatory authorities in Canada and the United States.

“NI 51-101” means National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities.

“NYSE” means the New York Stock Exchange.

“Offered Securities” means, collectively, the Rights and the Common Shares issuable upon the exercise of Rights (including the Standby Shares).

“Offering” means the distribution by the Company of Rights to Shareholders to subscribe for and purchase Common Shares as described in this Prospectus.

“Participant” means a securities broker or dealer, bank or trust company or other participant in the book-based system administered by CDS or in the book-based system administered by DTC.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Prior Credit Agreement” means Greenfire’s amended and restated credit agreement dated December 19, 2025 which was amended and restated by the Revolving Credit Agreement.

“Prospectus” means this amended and restated preliminary short form prospectus of the Company dated August 5, 2026.

“Record Date” means 4:00 p.m. (Calgary time) on ●, 2026.

“Registration Statement” means the amendment No. 1 to the registration statement on Form F-10 of which this Prospectus forms a part filed concurrently with the SEC under the U.S. Securities Act relating to the Rights and the Common Shares issuable upon the exercise of Rights (including the Standby Shares) being offered hereunder.

“Revolving Credit Agreement” means the amended and restated credit agreement made as of August 5, 2026 between Greenfire, as borrower, the financial institutions party thereto from time to time, as lenders (collectively, the “Revolving Lenders”), and Bank of Montreal, as agent of the Revolving Lenders (the “Revolving Agent”).

“Revolving Credit Facilities“ means, collectively, the (a) $950 million revolving credit facility, and (b) $50 million revolving operating facility, each as made available to Greenfire by the Revolving Lenders under to the Revolving Credit Agreement.

“Rights” means the transferable rights to subscribe for and purchase Common Shares offered by the Company pursuant to the Offering, with every ● Rights entitling the holder thereof to subscribe for one Common Share at the Subscription Price.

“Rights Agent” means Odyssey Trust Company.

“Rights DRS Advice” means a statement issued by the Rights Agent under the direct registration system representing the total number of transferable Rights to which a registered Eligible Holder is entitled as at the Record Date.

“SAGD” means Steam-Assisted Gravity Drainage.

“Scale” means Scale LLP.

“SEC” means the United States Securities and Exchange Commission.

“SEDAR+” means the System for Electronic Data Analysis and Retrieval +, which may be accessed at www.sedarplus.ca.

“Shareholders” means the holders of Common Shares of Greenfire.

“Special Committee” means the special committee of independent directors of the Board.

“Sproule” means Sproule Associates Limited.

“Standby Commitment” means the commitment of the Standby Purchasers, pursuant to the Standby Purchase Agreement, to purchase from the Company, at the Subscription Price, and on the Closing Date, all of the Common Shares that are not otherwise subscribed for and purchased under the Offering by holders of Rights so that the maximum number of Common Shares issuable under the Offering will be issued and purchased.

“Standby Shares” means the Common Shares to be purchased by the Standby Purchasers pursuant to the Standby Commitment, at the Subscription Price and on the Closing Date, that are not otherwise subscribed for and purchased under the Offering by holders of Rights.

“Standby Purchase Agreement” means the standby purchase agreement dated ●, 2026 between the Company and the Standby Purchasers.

"Standby Purchasers" means, collectively, Waterous Energy Fund III (Canadian) LP, Waterous Energy Fund III (US) LP, Waterous Energy Fund III (International) LP, Waterous Energy Fund III (Canadian FI) LP and Waterous Energy Fund III (International FI) LP.

"Subscription Form" means the subscription form attached to the Rights DRS Advice.

"Subscription Price" means C$● or US$● per Common Share.

"Transfer Forms" means Forms 3, 4 and 5 on the Subscription Form, to be completed if a holder wishes to sell or transfer Rights.

"TSX" means the Toronto Stock Exchange.

"United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

"U.S. GAAP" means the United States generally accepted accounting principles.

"U.S. Securities Act" means the U.S. Securities Act of 1933, as amended.

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ABOUT THIS PROSPECTUS

In this Prospectus, "Greenfire" or the "Company" refer collectively to the Company and its subsidiary, Greenfire Resources Operating Corporation, unless the context otherwise requires.

Readers should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide readers with information different from that contained in this Prospectus.

Any information in this Prospectus that relates to Connacher (including financial and reserves information) has been made available by Connacher to Greenfire and, unless stated otherwise in this Prospectus, has not been independently verified. While Greenfire does not have any knowledge that such information may not be accurate, there can be no assurance that such information is complete or accurate. Greenfire makes no representation or warranty, expressed or implied, as to the accuracy or completeness of such information, and expressly disclaims any liability for the accuracy or completeness of such information.

CURRENCY AND EXCHANGE RATE INFORMATION

Unless stated otherwise or the context otherwise requires, all references in this Prospectus to "$" or "C$" are to Canadian dollars and all references to "US$" are to United States dollars. The United States dollar denominated Subscription Price is equal to the United States dollar equivalent of the Canadian dollar Subscription Price based on the daily average rate of exchange, as reported by the Bank of Canada, for the conversion of U.S. dollars into Canadian dollars on ●, 2026, which was C$1.00 per US$●.

The high, low, average and closing rates for the U.S. dollar in terms of Canadian dollars for each of the financial periods indicated below, as quoted by the Bank of Canada, were as follows:

	Six months ended June 30, 2026	Six months ended June 30, 2025	Year ended December 31, 2025	Year ended December 31, 2024
	(expressed in Canadian dollars)
High	1.4234	1.4603	1.4603	1.4416
Low	1.3515	1.3558	1.3558	1.3316
Average	1.3781	1.4094	1.3978	1.3698
Closing	1.4210	1.3643	1.3706	1.4389

On August 4, 2026, the daily exchange rate for the U.S. dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = C$1.4068.

WHERE YOU CAN FIND MORE INFORMATION

The Company files with the securities commissions in the provinces of Alberta and Ontario material change reports, annual and quarterly reports and other information. Readers may access the Company's disclosure documents and any reports, statements or other information that the Company files with such securities commissions through the internet on SEDAR+, which may be accessed at www.sedarplus.ca. Documents filed on SEDAR+ are not incorporated by reference into this Prospectus except as specifically set out herein. See "Documents Incorporated By Reference".

The Company is subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, the Company files certain reports with and furnishes other information to the SEC. Readers may read any document the Company files with or furnishes to the SEC on the SEC's website, www.sec.gov or at the SEC's public reference room at Room 1580, 100 F Street NE, Washington, DC, 20549. Readers may also obtain copies of the same documents from the public reference room of the SEC at Room 1580, 100 F Street NE, Washington, DC, 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit their website at www.sec.gov for further information on the public reference rooms.

CAUTIONARY STATEMENT WITH REGARD TO FORWARD-LOOKING STATEMENTS

This Prospectus contains "forward-looking statements" and "forward-looking information" within the meaning of applicable securities laws (collectively, "forward-looking statements"). Forward-looking statements concern anticipated future events, results, circumstances, performance or expectations with respect to the Company and its operations, including its strategy and financial performance and condition. Forward-looking statements include statements that are predictive in nature, depend upon future events or conditions, or include words such as "expects", "anticipates", "plans", "believes", "estimates", "intends", "targets", "projects", "forecasts", "schedule", or negative versions thereof and other similar expressions, or future or conditional verbs such as "may", "will", "should", "would" and "could". Forward-looking statements contained in this Prospectus include, but are not limited to: the intended use of the proceeds; the expectation that the Company will complete the Offering as described in this Prospectus on terms satisfactory to the Company or at all; the listing of the Offered Securities on the TSX and the NYSE; the dilution of Shareholders that do not participate in the Offering; the anticipated pro forma holdings of the Standby Purchasers in the event that none of the holders of Rights (other than the Standby Purchasers) exercise their Rights; the ability of the Standby Purchasers to fund the Standby Commitment; the anticipated benefits from the Acquisition, including synergies from cost savings, improved operating efficiencies and integration opportunities; estimates regarding reserves and certain operational and financial metrics for the Company reflecting the Acquisition; the expectation that the Company will not pay cash taxes until after 2030 at current strip pricing; and the Company's expected long-term production capacity.

Forward-looking statements are based on certain expectations and assumptions of management as of the date such statements are made in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate in the circumstances. Material assumptions that were applied in making the forward-looking statements in this Prospectus include: the completion of the Offering on anticipated terms and timing, or at all; the ability and timing to integrate Connacher's business and operations and realize the anticipated strategic, operational and financial benefits and synergies from the Acquisition; Greenfire's ability to generate sufficient cash flow to fund debt repayment; the Company’s updated 2026 guidance, including 2026 production guidance and increased 2026 capital budget; combined company production estimates; the quality of the integrated resource/assets meeting expectations; achieving anticipated synergy values on anticipated timelines; the outlook for general economic trends, industry trends, prevailing and future commodity prices, foreign exchange rates and interest rates; prevailing and future royalty regimes and tax laws; expectations regarding differentials and realized prices; future well production rates and reserves volumes; fluctuations in energy prices based on worldwide demand and geopolitical events; the impact of inflation; the integrity and reliability of Greenfire's assets; decommissioning obligations; Greenfire's ability to comply with its financial covenants; and Greenfire's ability to comply with applicable regulations, including those related to various emissions. Although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements as the Company cannot give any assurance that they will prove to be accurate or correct, as actual results and future events could differ materially from those currently anticipated. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: not completing the Offering; failing to repay the Company's indebtedness, including the Bridge Facility; the delay or inability to integrate Greenfire's and Connacher's respective businesses and operations and realize the anticipated strategic, operational and financial benefits and synergies from the Acquisition; potential adverse reactions or changes to business relationships, including with employees, suppliers, customers or competitors, resulting from the Acquisition; the quality of the integrated resource/assets failing to meet expectations; failing to achieve anticipated synergy values on anticipated timelines; potential undisclosed liabilities in respect of Connacher unidentified during the due diligence process; uncertainties relating to closing of the Offering, the trading of the Rights and the Common Shares issuable upon the exercise of Rights and the value thereof; risks relating to the influence of significant Shareholders over the Company's business operations and share price; exchange rate risk for Shareholders outside of Canada or the United States; market risks in the business operated by the Company and other risks related to the Company's business and the Offering; as well as those factors discussed herein or referred to in the Greenfire AIF and the Annual MD&A incorporated by reference herein, filed with the securities regulatory authorities in Canada and available at www.sedarplus.ca, and in the Company's annual report on Form 40-F filed with the SEC, which is available at www.sec.gov.

The foregoing risks should not be construed as exhaustive. The forward-looking information contained in this Prospectus speaks only as of the date of this Prospectus and Greenfire does not assume any obligation to publicly update or revise such forward-looking information to reflect new events or circumstances, except as may be required pursuant to applicable laws. Any forward-looking information contained herein is expressly qualified by this cautionary statement.

PRESENTATION OF FINANCIAL INFORMATION

Unless indicated otherwise, all financial information included and incorporated by reference in this Prospectus is determined using Canadian generally accepted accounting principles applicable to publicly accountable enterprises, which is IFRS and which differs from U.S. GAAP. Greenfire's financial statements incorporated by reference into this Prospectus, and Connacher's consolidated financial statements appended hereto, have been prepared in accordance with IFRS and may not be comparable to financial statements prepared in accordance with U.S. GAAP.

PRESENTATION OF OIL AND GAS INFORMATION

All oil and natural gas information contained in this Prospectus and in the documents incorporated by reference herein has been prepared and presented in accordance with NI 51-101 and the COGE Handbook.

Greenfire has adopted the standard of six thousand cubic feet of gas to one barrel of oil (6 Mcf: 1 bbl) when converting natural gas to boe. Boe may be misleading, particularly if used in isolation. The foregoing conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of oil as compared to natural gas is significantly different from the energy equivalent of 6:1, utilizing a conversion on a 6:1 basis may be misleading.

This Prospectus makes assumptions relating to future production volumes based on reserves evaluation calculations prepared by third party independent evaluators. Statements relating to reserves are deemed to be forward-looking statements as they involve the implied assessment based on certain estimates and assumptions that the reserves described can be profitably produced in the future. There are numerous uncertainties inherent in estimating quantities of reserves and in projecting future rates of production. The total amount or timing of actual future production may vary significantly from reserves and production estimates. Uncertainties and risk factors are described in the Greenfire AIF, which is incorporated by reference herein.

Unless otherwise indicated, production and reserves information in this Prospectus is as of December 31, 2025. Reserves estimates of Greenfire are based on the evaluations of McDaniel, independent reserves evaluator for Greenfire, as of December 31, 2025 and in accordance with the COGE Handbook, and contained in the Greenfire Reserves Report and summarized in accordance with NI 51-101 in the Greenfire AIF. Reserves estimates of Connacher are based on the evaluations of GLJ, independent reserves evaluator of Connacher, as of December 31, 2025 and in accordance with the COGE Handbook, and contained in the Connacher Reserves Report and summarized, in accordance with NI 51-101 in this Prospectus. See "Information Concerning Connacher – Summary of Connacher Reserves" in this Prospectus. References to combined production and reserves of Greenfire and Connacher represent the arithmetic sum of each company's respective production volumes and reserves estimates on a standalone basis and do not account for any potential synergies or adjustments that may result from the Acquisition.

Readers should refer to the Greenfire AIF, which is incorporated by reference herein, for further information on the Company's reserves and other oil and gas information.

This Prospectus contains certain oil and gas metrics, such as "reserves life index", which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate Greenfire's performance; however, such measures are not reliable indicators of future performance and future performance may not compare to performance in previous periods and therefore such metrics should not be unduly relied upon.

Reserves life index is calculated using total gross reserves on a proved plus probable reserves basis and dividing them by management's current anticipated 2026 production. The reserves life index metrics are used by management to assess the longevity of the reserves.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

Data on oil and natural gas reserves contained in the Greenfire AIF and this Prospectus has generally been prepared in accordance with Canadian disclosure standards and specifically in accordance with NI 51-101, which are not comparable in all respects to United States disclosure standards under Subpart 1200 of Regulation S-K or other foreign disclosure standards. For example, although the SEC generally permits oil and gas issuers, in their filings with the SEC, to disclose both proved reserves and probable reserves (each as defined in the SEC rules), the SEC definitions and estimation of proved reserves and probable reserves may differ from the definitions and estimation of "proved reserves" and "probable reserves" under Canadian securities laws. In addition, under Canadian disclosure requirements and industry practice, reserves and production are reported using gross (or, as noted above with respect to production information, "company interest") volumes, which are volumes prior to deduction of applicable royalties and similar payments. The practice in the United States is to report reserves and production using net volumes, after deduction of applicable royalties and similar payments, plus royalty interests. Moreover, in accordance with Canadian disclosure requirements, the Company has determined and disclosed estimated future net revenue from its reserves using forecast prices and escalating costs, whereas the SEC generally requires that reserves estimates be prepared using an unweighted average of the closing prices for the applicable commodity on the first day of each of the 12 months preceding the Company's fiscal year-end, with the option of also disclosing reserves estimates based upon future or other prices and constant costs. As a consequence of the foregoing, the Company's reserves estimates and production volumes may not be comparable to those made by companies utilizing United States reporting and disclosure standards.

ABBREVIATIONS

AECO	the natural gas storage facility located at Suffield, Alberta connected to TC Energy's Alberta System
Bbl	Barrels
bbl/d	barrels per day
Boe	barrels of oil equivalent
Mbbl	thousand barrels
MMbbl	million barrels
Mcf	thousand cubic feet
Mboe	thousand barrels of oil equivalent
WTI	West Texas Intermediate, the reference price paid in U.S. dollars at Cushing, Oklahoma for the crude oil standard grade
$/bbl	dollars per barrel
$/tonne CO2e	dollar per one metric tonne of carbon dioxide equivalent
$/MMBtu	dollars per million British thermal units

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions in the provinces of Alberta and Ontario. Readers should read this Prospectus along with the documents incorporated by reference herein. The Company has not authorized anyone to provide readers with different or additional information and the Company takes no responsibility for other information others may give. The Company is not making an offer of Offered Securities in any jurisdiction where the offer is not permitted by law. Readers should not assume that the information contained in this Prospectus or the documents incorporated by reference herein is accurate as of any date other than their respective dates.

Information that is incorporated by reference is an important part of this Prospectus. The Company incorporates by reference the documents listed below, which were filed with the securities commissions in the provinces of Alberta and Ontario under applicable Canadian securities laws and, subject to certain exceptions, with the SEC.

The following documents are specifically incorporated by reference in and form an integral part of this Prospectus:

(a)	the Greenfire AIF;

(b)	the Annual Financial Statements;

(c)	the Annual MD&A;

(d)	the Interim Financial Statements;

(e)	management's discussion and analysis of the Company for the six-month period ended June 30, 2026;

(f)	the management information circular dated April 2, 2026 and filed on SEDAR+ on April 16, 2026 prepared in connection with the Company's annual meeting of Shareholders held on May 7, 2026; and

(g)	the material change report of the Company dated July 22, 2026 with respect to the Acquisition and the Offering.

Any document of the types referred to above (excluding confidential material change reports) filed by the Company with a securities commission or similar securities regulatory authority in Canada after the date of this Prospectus and prior to the closing or the withdrawal of the Offering hereunder, and any other document required to be incorporated by reference pursuant to Item 11.1 of Form 44-101F1 – Short Form Prospectus, will be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference in this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined herein) of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus information from documents that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

The Company will furnish without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this Prospectus but not delivered with this Prospectus (except exhibits, unless they are specifically incorporated by reference into this Prospectus). Copies of the documents incorporated by reference into this Prospectus may be obtained on request without charge from the Company's Corporate Secretary by calling (403) 999-5428 or under the Company's profile on SEDAR+ which can be accessed at www.sedarplus.ca.

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SUMMARY

The following is a summary of the principal features of the Offering and should be read together with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere in or incorporated by reference in this Prospectus.

Issuer:	Greenfire Resources Ltd.

The Offering:	● Rights to subscribe for ● Common Shares

Each Shareholder of record as of the Record Date who is resident in any of the Eligible Jurisdictions will receive one Right for each Common Share held on the Record Date. Each Right entitles the holder to subscribe for ● of a Common Share at the Subscription Price and every ● Rights entitle the holder to subscribe for one Common Share upon delivery of the required documents and payment of the Subscription Price on or before the Expiry Time on the Expiry Date.

The Offering is not subject to any minimum subscription level.

Record Date:	●, 2026 as at 4:00 p.m. (Calgary time).

Expiry Date:	●, 2026.

Expiry Time:	4:00 p.m. (Calgary time) on the Expiry Date. Rights not validly exercised and received, with subscription funds, by the Rights Agent before the Expiry Time on the Expiry Date will be void and have no value and will no longer be exercisable for any Common Shares. The Company expects closing of the Offering to occur on or about ●, 2026.

Subscription Price:	Either C$● or US$● per Common Share.

The Subscription Price for the Offering will not exceed C$6.74 per Common Share (representing a 15% discount to the Company's five-day volume weighted average price on the TSX as of July 10, 2026, the last trading day before announcement of the Acquisition), subject to adjustment including to reflect market conditions and the minimum 15% discount required under applicable TSX rules at the time of filing of the final short form prospectus in connection with the Offering.

Proceeds:	C$●, before deducting the expenses of the Offering, estimated to be approximately C$1.6 million.

The gross proceeds from the Offering will be at least C$575 million.

Standby Commitment:	The Company and the Standby Purchasers have entered into the Standby Purchase Agreement pursuant to which the Standby Purchasers have agreed, subject to certain terms and conditions, to purchase from the Company, at the Subscription Price, and on the Closing Date, all of the Common Shares that are not otherwise subscribed for and purchased under the Offering by holders of Rights so that the maximum number of Common Shares issuable under the Offering will be issued and purchased.

If a Shareholder does not exercise all of such Shareholder's Rights pursuant to the Basic Subscription Privilege, such Shareholder's equity ownership in the Company will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders and, if applicable, the purchase of Standby Shares by the Standby Purchasers, which dilution may be significant. If a Shareholder does not exercise any or all of such Shareholder's Rights pursuant to the Basic Subscription Privilege, such Shareholder may sell any remaining Rights on the TSX and/or the NYSE, subject to receipt of listing approval from the TSX and the NYSE. See "Sale or Transfer of Rights" for more information.

In the event that none of the holders of Rights (other than the Standby Purchasers) exercise their Rights, an aggregate of ● Common Shares would be acquired by the Standby Purchasers pursuant to their Basic Subscription Privilege, Additional Subscription Privilege and Standby Commitment, and, following the completion of the Offering, the Standby Purchasers will beneficially own ● Common Shares, representing approximately ●% of the outstanding Common Shares.

See "Standby Commitment" and "Risk Factors".

Use of Proceeds:	After giving effect to the Standby Commitment, the gross proceeds from the Offering will be approximately C$●. The gross proceeds of the Offering will be used to repay the Company's $575 million Bridge Facility incurred in connection with the Acquisition. See "The Acquisition" and "Use of Proceeds".

Basic Subscription Privilege:	Each Right entitles the holder thereof to subscribe for ● of a Common Share and every ● Rights entitle an Eligible Holder to subscribe for one Common Share upon delivery of the required documents and payment of the Subscription Price on or before the Expiry Time on the Expiry Date. Where the exercise of Rights would otherwise entitle a holder of Rights to receive fractional Common Shares, the holder's entitlement will be reduced to the next lowest whole number of Common Shares. The Company will not issue fractional Common Shares or pay cash in lieu thereof. See "Description of Rights and Procedures for Participation – Basic Subscription Privilege".

Additional Subscription Privilege:	Holders of Rights who exercise in full the Basic Subscription Privilege are entitled to subscribe for additional Common Shares, if available, under the Additional Subscription Privilege, at a price equal to the Subscription Price. The number of Common Shares available under the Additional Subscription Privilege will be the Common Shares issuable under the Offering that have not been subscribed and paid for under the Basic Subscription Privilege by the Expiry Time on the Expiry Date. See "Description of Rights and Procedures for Participation – Additional Subscription Privilege".

Exercise of Rights by Eligible Holders:	For registered Eligible Holders, a Rights DRS Advice representing the total number of transferable Rights to which such holder is entitled as at the Record Date will be mailed to them with a copy of this Prospectus. To exercise the Rights represented by the Rights DRS Advice, such holder must complete the Subscription Form and deliver the Rights DRS Advice and Subscription Form, together with payment of the aggregate Subscription Price (including payment for any subscription pursuant to the Additional Subscription Privilege), in accordance with the instructions set out under "Description of Rights and Procedures for Participation – Participation by Registered Eligible Holders". Rights not exercised at or prior to the Expiry Time on the Expiry Date will be void and of no value. The method of delivery is at the discretion and risk of the holder of the Rights DRS Advice and delivery to the Rights Agent will only be effective when actually received by the Rights Agent. Rights DRS Advices with the accompanying Subscription Form and payments received after the Expiry Time will not be accepted.

Beneficial Eligible Holders will not receive a physical Rights DRS Advice. The Company expects that each beneficial Eligible Holder will receive a customer confirmation of issuance or purchase, as applicable, from their Participant in accordance with the practices and policies of such Participant. To exercise Rights held through a Participant, beneficial Eligible Holders must instruct such Participant to exercise all or a specified number of such Rights and forward to such Participant the Subscription Price for each Common Share that such holder wishes to subscribe for prior to the deadline set by such Participant. Beneficial Eligible Holders must deliver the instructions and subscription funds to the Participant sufficiently in advance of the Expiry Date to allow the Participant to properly exercise the Rights on such beneficial Eligible Holder's behalf. Such Eligible Holder is responsible for confirming the applicable deadline with their Participant. See "Description of Rights and Procedures for Participation – Participation by Beneficial Eligible Holders".

Subject to statutory withdrawal rights, subscriptions for Common Shares (pursuant to the Basic Subscription Privilege or the Additional Subscription Privilege) will be irrevocable and subscribers will be unable to withdraw their subscriptions for such Common Shares once submitted.

If the Subscription Price delivered is greater than the amount owed for a subscription, the Rights Agent will return the excess amount, in the currency in which it was received, without interest or deduction. If the Offering is terminated prior to the Closing Date, the Rights Agent will return all subscription funds delivered by holders, in the currency in which they were received, without interest or deduction. See "Description of Rights and Procedures for Participation".

Shareholders in Ineligible Jurisdictions:	The Offered Securities are not being offered, with limited exceptions, to persons who are or appear to be, or who the Company or the Rights Agent have reason to believe are, Ineligible Holders or from any transferee of Rights who is or appears to be, or who the Company or the Rights Agent has reason to believe is, a resident of an Ineligible Jurisdiction, unless such security holder or transferee satisfies the Company prior to 4:00 p.m. (Calgary time) on ●, 2026 (or such later date as the Company determines in its sole discretion), that such offering to and subscription by such security holder or transferee is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and the jurisdiction where such security holder or transferee is resident and would not require the Company to file any documentation (other than reports of trades or notice filings), make any application or make any payment of any nature whatsoever (an "Approved Ineligible Holder").

Rights DRS Advice in respect of Rights issued to registered Ineligible Holders will not be issued and forwarded by the Company to registered Ineligible Holders. The Rights Agent will hold the Rights of Ineligible Holders until ●, 2026 (10 days prior to the Expiry Time), in order to give such holders an opportunity to claim the Rights DRS Advice by satisfying the Company that they are an Approved Ineligible Holder. Following such date, the Rights Agent for the account of Ineligible Holders will, prior to the Expiry Time, use its best efforts to sell the Rights allocable to such Ineligible Holders and evidenced by Rights DRS Advices in the possession of the Rights Agent on such date or dates and at such price or prices as the Rights Agent shall determine in its sole discretion.

See "Description of Rights and Procedures for Participation – Eligibility to Receive Rights".

Deemed Representation and Warranty:	Payment of the Subscription Price (including payment for any Common Shares subscribed for under the Additional Subscription Privilege) will constitute a representation to the Company, the Rights Agent, and, if applicable, to the Participant, by the subscriber (including by its agents) that: (i) either the subscriber is not a citizen or resident of an Ineligible Jurisdiction or the subscriber is an Approved Ineligible Holder, and (ii) the subscriber is not purchasing the Common Shares for the account or benefit of, or for resale to, any person who is a citizen or resident of an Ineligible Jurisdiction. See "Description of Rights and Procedures for Participation – Participation by Registered Approved Ineligible Holders" and "Description of Rights and Procedures for Participation – Participation by Beneficial Approved Ineligible Holders" for more information.

Listing:	The Common Shares are listed on the TSX and the NYSE under the symbol "GFR". The Company intends to apply to list the Rights and the Common Shares issuable upon the exercise of Rights (including the Standby Shares) on the TSX and the NYSE. Approval of such listings will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE.

Rights Agent:	Odyssey Trust Company, in its role as Rights Agent, has been appointed the agent of the Company to receive subscriptions and payments from holders of Rights, to act as depositary and to perform certain services relating to the exercise and transfer of Rights. The Rights Agent may be reached toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

Risk Factors:	The exercise of Rights and an investment in Common Shares is subject to a number of risk factors. See "Risk Factors" for more details.

DESCRIPTION OF BUSINESS

Greenfire is an oil sands producer focused on the development of its long-life and low decline thermal oil assets in the Athabasca region of Alberta, Canada. Greenfire's principal assets consist of two SAGD oil production facilities: the Expansion Asset and the Demo Asset (together, the "Hangingstone Facilities"). The Hangingstone Facilities are operated by Greenfire, with the Company holding a 75% working interest in the Expansion Asset and a 100% working interest in the Demo Asset.

The Company's strategic objective is to manage and enhance its asset portfolio to maximize long-term net asset value per share for Greenfire shareholders. This goal is expected to be achieved by investing in proven, industry-standard SAGD optimization techniques at the Hangingstone Facilities, which are designed to increase production levels to leverage existing facility spare capacities, while maintaining disciplined control over its operating cost structures.

For a detailed description of the business of the Company and its subsidiary, refer to the information provided under the headings, "Corporate Structure", "General Development of the Business" and "Projects Overview" in the Greenfire AIF.

The Company's head office is located at Suite 800, 350 – 7th Avenue SW, Calgary, Alberta, T2P 3N9 and its registered office is located at Suite 3500, 855 – 2nd Street SW, Calgary, Alberta, T2P 4J8.

THE ACQUISITION

Overview of the Acquisition

On August 5, 2026, the Company completed the acquisition of all the issued and outstanding Class A common shares of Connacher (the "Connacher Shares") for an aggregate purchase price of $1.297 billion in cash consideration, inclusive of closing adjustments related to the assumption of Connacher’s net working capital surplus.

Effect of the Acquisition on Greenfire and the Benefits of the Acquisition

Connacher's Great Divide oil sands project ("Great Divide") and Greenfire's Hangingstone Facilities are directly adjacent to each other, transport diluent and dilbit on largely the same pipeline networks, and produce from the McMurray reservoir formation. Great Divide is an asset Greenfire understands well, with current Greenfire executive leadership team members having over 15 years of combined direct operating experience at Connacher in prior professional roles.

Certain benefits of the Acquisition include:

●	Greenfire expects to capture approximately $30 million of annual synergies by the end of 2026, comprised of midstream and marketing savings, operating cost savings, and general and administrative savings.

●	Greenfire believes Great Divide to be a low capital intensity asset with an estimated base decline rate of 10-15%. Greenfire estimates it can maintain Great Divide's production at approximately 19,500 Bbl/d for annual sustaining capital of approximately $75 million.[1]

●	The combined business will have estimated combined tax pools of $2.8 billion, including $2.0 billion in 100% deductible pools. Greenfire does not expect to pay cash taxes until after 2030 at current strip pricing.

In connection with closing of the Acquisition, the Board approved an increase in Greenfire's 2026 capital budget from $210 million to $250 million. The Company’s current production inclusive of the Acquisition, is approximately 34,000 Bbl/d. Greenfire expects full-year 2026 production to average between 21,500 – 23,500 Bbl/d.

[1]	Sustaining capital is a supplementary financial measure which represents the minimum amount of capital investment that is required to offset the base decline rate of an asset and maintain a flat production profile over a specified period. Sustaining capital is used to monitor the cash flows invested into property, plant and equipment. Management believes that sustaining capital provides investors, analysts and other stakeholders with a useful insight into the capital intensity and break-even economics.

The following table summarizes production volumes and reserves estimates for each of Connacher and Greenfire on a standalone basis, and for Greenfire reflecting completion of the Acquisition.

	Connacher Standalone	Greenfire Standalone	Combined
2026E Production (100% Bitumen)	~19,500 Bbl/d	~14,500 Bbl/d	~34,000 Bbl/d
Proved Developed Producing Reserves (MMBbl)	45	23	68
Proved Reserves (MMBbl)	319	232	551
Proved Plus Probable Reserves (MMBbl)	441	409	850
Reserves Life Index (2P)	62 Years	77 Years	68 Years

For further financial information about Connacher and for the Company following the Acquisition on a pro forma basis, please refer to the: (i) audited consolidated financial statements of Connacher as at and for the years ended December 31, 2025 and 2024, and the unaudited condensed interim consolidated financial statements of Connacher as at and for the three month period ended March 31, 2026 and 2025, copies of which are appended hereto as Appendix "A", and (ii) unaudited pro forma financial statements in respect of the Company after giving effect to the Acquisition, a copy of which is appended hereto as Appendix "B". For further information about Greenfire's share and loan capital following the Acquisition, see "Consolidated Capitalization" in this Prospectus.

Financing of Purchase Price

In connection with the Acquisition, Greenfire entered into (i) the Bridge Facility Credit Agreement in respect of the Bridge Facility, and (ii) the Revolving Credit Agreement in respect of the Revolving Credit Facilities. The proceeds of the Credit Facilities were made available to Greenfire to, among other things, fund: (i) the payment of the cash consideration payable under the Acquisition; (ii) the repayment (or cash collateralization in the case of letters of credit) of all indebtedness and other obligations under Connacher's existing senior secured credit agreement and second lien credit agreement; (iii) the payment of termination amounts payable upon any early termination of Connacher's outstanding hedges; and (iv) the payment of transaction expenses incurred in connection with the Acquisition and the related financing transactions.

The Revolving Credit Facilities continue to be secured by the security granted by Greenfire and its material subsidiaries (as applicable) under the Prior Credit Agreement, subject to certain amendments thereto, as contemplated by the Revolving Credit Agreement. The Bridge Facility is guaranteed by Greenfire's material subsidiaries on an unsecured basis, and is supported by a limited recourse guarantee provided by one or more of the Standby Purchasers and secured by cash security arrangements provided by such Standby Purchasers. Each of the Revolving Credit Agreement and Bridge Facility Credit Agreement contain an excluded subsidiary concept exempting security, guarantee and other applicable requirements in respect of Great Divide Midstream Limited Partnership and Great Divide Midstream GP Inc.

The Revolving Credit Agreement contains customary representations, warranties, covenants and events of default and includes an event of default triggered by a "default" under the Bridge Facility arising from the failure by Greenfire to complete the required equity transaction by the Initial Equity Transaction Deadline (as defined below), all as further described in the Revolving Credit Agreement.

The Bridge Facility Credit Agreement is generally consistent with the Revolving Credit Agreement; however, such credit agreement: (i) contains a more limited set of representations, warranties, covenants and events of default than those contained in the Revolving Credit Agreement; (ii) includes a covenant requiring Greenfire to complete an equity financing resulting in net proceeds equal to at least the aggregate outstanding principal amount of the Bridge Facility no later than three months following the Acquisition (the "Initial Equity Transaction Deadline"), provided that, as referred to below, no "Event of Default" shall occur as a result of a failure to comply with such covenant until the expiry of a six-month cure period; (iii) includes provisions relating to the limited recourse guarantees and cash collateral provided by the applicable Standby Purchasers; (iv) includes additional events of default in respect of, among other things, (A) the failure by Greenfire to complete the required equity financing by the Initial Equity Transaction Deadline (following a six-month cure period), (B) the occurrence of an "Event of Default" under the Revolving Credit Agreement that results in the indebtedness thereunder becoming due and payable prior to its otherwise scheduled maturity, and (C) certain specified events of default relating to the cash collateral provided by the Standby Purchasers; and (v) provides for a revised event of default framework whereby only certain limited events of default will permit realization on cash collateral provided by the applicable Standby Purchasers, all as further described in the Bridge Facility Credit Agreement.

The Revolving Credit Facilities will mature August 5, 2028, with no scheduled amortization, subject to the extension provisions to be set forth in the definitive documents. The Bridge Facility will mature February 5, 2027, with no scheduled amortization, and is available by way of a single drawdown. Any amounts repaid or prepaid under the Bridge Facility Credit Agreement may not be re-borrowed. The Bridge Facility is subject to mandatory prepayment, on a dollar-for-dollar basis, with the net cash proceeds of any equity financing completed by Greenfire (including any net cash proceeds of the Offering), with a corresponding permanent reduction of the commitments thereunder, and the outstanding principal amount of the Bridge Facility must be repaid in full on its maturity date.

Customary fees for financings of the nature contemplated by the Bridge Facility Credit Agreement and Revolving Credit Agreement are payable by Greenfire to the Bridge Agent, the Bridge Lenders, the Revolving Agent and the Revolving Lenders, as applicable, and outstanding amounts under the Credit Facilities bear interest at rates as are market for financings of the nature contemplated by the Credit Facilities.

Significant Acquisition

The Acquisition represents a "significant acquisition" for the Company for the purposes of Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations. Accordingly, the Company will file a business acquisition report in respect of the Acquisition within the timelines prescribed by Canadian securities laws.

INFORMATION CONCERNING CONNACHER

Summary of Connacher Reserves

The reserves data for Connacher set forth below is based upon the Connacher Reserves Report dated March 31, 2026, with an effective date of December 31, 2025 and is presented in accordance with NI 51-101. The reserves data summarizes the bitumen reserves and the net present value of future net revenue for these reserves using forecast prices and costs. The Connacher Reserves Report has been prepared in accordance with the Canadian standards set out in the COGE Handbook.

The Connacher Reserves Report was prepared by GLJ for Connacher and Greenfire did not participate in the preparation of the Connacher Reserves Report and did not review the reserves data with management of Connacher or GLJ in conjunction with its preparation. As a result of not participating in the preparation of the Connacher Reserves Report, Greenfire is unable to assess Connacher's procedures for providing information to GLJ or for assembling and reporting other information to GLJ associated with Connacher's oil and gas activities.

The tables below provide a summary of the bitumen reserves attributable to Connacher and the net present value of future net revenue attributable to such reserves as evaluated in the Connacher Reserves Report, based on forecast price and cost assumptions. The tables summarize the data contained in the Connacher Reserves Report and, as a result, may contain slightly different numbers than such report due to rounding. Due to rounding, certain columns may not add exactly.

The future net revenues and net present values were calculated using the average forecast price and costs of GLJ, McDaniel and Sproule as of January 1, 2026 for the future crude oil, natural gas and natural gas product prices and were presented in Canadian dollars. It should not be assumed that the undiscounted or discounted net present value of future net revenue attributable to reserves estimated by GLJ represent the fair market value of those reserves. Other assumptions and qualifications relating to costs, prices for future production and other matters are summarized herein. The recovery and reserve estimates of bitumen reserves provided herein are estimates only. Actual reserves may be greater than or less than the estimates provided herein. See "Risk Factors" herein and in the Greenfire AIF.

All of Connacher's reserves are located in the Province of Alberta.

The following table sets forth the estimated gross and net volumes attributable to Connacher's reserves as at December 31, 2025, using forecast prices and costs:

Summary of Oil and Gas Reserves (Forecast Prices and Costs)
as of December 31, 2025

	Bitumen
Reserves Category	Gross (Mbbl)	Net (Mbbl)
Proved
Developed Producing	45,250	39,918
Developed Non-Producing	-	-
Undeveloped	273,318	210,685
Total Proved	318,568	250,603
Total Probable	122,363	76,932
Total Proved Plus Probable	440,931	327,535

The following table sets forth the net present value of future net revenue attributable to Connacher's reserves as at December 31, 2025 on a before-tax basis using forecast prices and costs:

Summary of Net Present Value of Future Net Revenue (Forecast Prices and Costs)
as of December 31, 2025

	Before Deducting Income Taxes(1)
	0%	5%	10%	15%	20%	Unit Value(3)
Reserves Category	(in $ millions)(2)					$/bbl
Proved
Developed Producing	897	777	680	602	538	15.03
Developed Non-Producing	-	-	-	-	-	-
Undeveloped	3,957	1,588	740	385	213	2.71
Total Proved	4,854	2,365	1,420	987	751	4.46
Total Probable	4,468	1,559	704	381	236	5.75
Total Proved Plus Probable	9,322	3,924	2,124	1,368	987	4.82

Notes:

(1)	Estimates of future net revenue do not represent fair market value.

(2)	Net present value of future net revenue includes all resource income.

(3)	Calculated using net present value of future net revenue before deducting income taxes, discounted at 10% per year, and net reserves. The unit values are based on net reserves volumes.

Undiscounted Future Net Revenue by Reserves Category

The undiscounted total future net revenue by reserves category as of December 31, 2025, using forecast prices and costs, associated with Connacher is set forth below:

Reserves Category ($ millions)	Revenue(1)	Royalties(2)	Operating Costs	Development Costs	Abandonment and Reclamation Costs(3)	Future Net Revenue Before Income Taxes
Total Proved	27,216	5,947	9,731	6,430	254	4,854
Total Proved Plus Probable	36,977	9,787	10,022	7,564	283	9,322

Notes:

(1)	Includes all product revenues and other revenues as forecast.

(2)	Royalties include any net profits interests paid.

(3)	Abandonment and reclamation costs include but are not limited to items such as: producing wells, suspended wells, service wells, gathering systems, facilities, and surface land development.

Net Present Value of Future Net Revenue by Product Type

The net present value of future net revenue before income taxes by reserves category as of December 31, 2025, using forecast prices and costs and discounted at 10% per year, is set forth below:

Reserves Category	Product Type	Future Net Revenue Before Income Taxes (Discounted at 10% / Year) (in $ millions)	Unit Value Before Income Taxes (Discounted at 10% / Year)(1) ($/bbl)
Proved	Bitumen	1,420	4.46
Proved plus Probable	Bitumen	2,124	4.82

Note:

(1)	Unit values determined based on net revenues.

Pricing Assumptions

The forecast prices and costs assume no legislative or regulatory amendments and include the effects of inflation. The estimated future net revenue to be derived from the production of the reserves is based on the average forecast price and costs of GLJ, McDaniel and Sproule, each qualified reserves evaluators or auditors who are independent of Connacher within the meaning of NI 51-101, as of January 1, 2026 for the future crude oil, natural gas and natural gas product prices, and the following inflation and exchange rate assumptions.

Year	WTI Crude Oil US$/bbl	Edmonton MSW(1) C$/bbl	WCS at Hardisty(2) C$/bbl	Alberta Bow River Heavy at Hardisty(3) C$/bbl	Edmonton C5+(4) C$/bbl	Natural Gas at AECO C$/ MMBtu	AB TIER Emissions Cost C$/ tonne CO2e	US/Canada Exchange	Inflation %/year(5)
2026	59.92	77.54	65.13	67.03	80.01	3.00	110.00	0.728	0.0
2027	65.10	83.60	70.43	71.80	86.19	3.30	125.00	0.737	2.0
2028	70.28	90.17	76.90	78.55	92.83	3.49	140.00	0.740	2.0
2029	71.93	92.32	78.71	80.12	95.04	3.58	155.00	0.740	2.0
2030	73.37	94.17	80.29	81.72	96.94	3.65	170.00	0.740	2.0
2031	74.84	96.06	81.90	83.35	98.89	3.72	170.00	0.740	2.0
2032	76.34	97.98	83.53	85.02	100.86	3.80	170.00	0.740	2.0
2033	77.87	99.93	85.20	86.72	102.88	3.88	170.00	0.740	2.0
2034	79.42	101.93	86.91	88.46	104.94	3.95	170.00	0.740	2.0
2035	81.01	103.97	88.65	90.22	107.04	4.03	170.00	0.740	2.0
2036	82.63	106.05	90.42	92.03	109.18	4.11	170.00	0.740	2.0
2037	84.29	108.17	92.23	93.87	111.36	4.20	170.00	0.740	2.0
2038	85.97	110.34	94.07	95.75	113.59	4.28	170.00	0.740	2.0
2039	87.69	112.54	95.96	97.66	115.86	4.37	170.00	0.740	2.0
2040	89.44	114.80	97.87	99.61	118.18	4.45	170.00	0.740	2.0
2041	91.23	117.09	99.83	101.61	120.54	4.54	170.00	0.740	2.0

Notes:

(1)	40 degree API, 0.5 wt% sulphur.

(2)	WCS at Hardisty with density of 928.7 kg/m3, API of 20.7˚ and sulphur of 3.52 wt% as per 5-year average crude assay, www.crudemonitor.ca.

(3)	BRN at Hardisty with density of 923.2kg/m3, API of 21.7˚ and sulphur of 2.77 wt% as per 5-year average crude assay, www.crudemonitor.ca.

(4)	Edmonton C5+ price is based on EPL segregated condensate price (725 kg/m3 and 0.2 wt% sulphur) and historical average premium to Edmonton MSW. Diluent price includes a premium to the posted price and has been adjusted for naphtha-quality diluent of 720 kg/m3.

(5)	Inflation rates for forecasting only.

Additional Information Relating to Reserves Data

Undeveloped Reserves

Proved undeveloped reserves are those reserves that can be estimated with a high degree of certainty to be recoverable where significant expenditure is required to render them capable of production. Probable undeveloped reserves are those additional reserves that are less certain to be recovered than proved reserves where significant expenditure is required to render them capable of production. The Connacher Reserves Report contains proved and probable undeveloped reserves that have been estimated in accordance with the procedures and standards contained in the COGE Handbook. See "Risk Factors" herein and in the Greenfire AIF.

Proved Undeveloped Reserves

Proved undeveloped reserves have been assigned in known accumulations where the reserves can be estimated with a high degree of certainty. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. GLJ has assigned 273,318 gross Mboe (210,685 net Mboe) of proved undeveloped reserves in the Connacher Reserves Report with $6,104 million of associated undiscounted capital, of which $72 million is forecast to be spent in the first year.

Probable Undeveloped Reserves

Probable undeveloped reserves have been assigned in known accumulations where the reserves can be estimated with less certainty. It is equally likely that the actual remaining quantities recovered will be greater or less than the proved plus probable reserves. In most instances probable undeveloped reserves have been assigned on lands in the area with existing producing wells but there is some uncertainty as to whether they are directly analogous to the producing accumulation or pool. GLJ has assigned 114,833 gross Mboe (71,628 net Mboe) of probable undeveloped reserves in the Connacher Reserves Report with $1,109 million associated undiscounted capital.

Significant Factors or Uncertainties

The process of evaluating reserves is inherently complex. It requires significant judgments and decisions based on available geological, geophysical, engineering and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change. The reserves estimates contained herein are based on current production forecasts, prices and economic conditions and other factors and assumptions that may affect the reserves estimates and the present value of the future net revenue therefrom. These factors and assumptions include, among others: (i) historical production in the area compared with production rates from analogous producing areas; (ii) initial production rates; (iii) production decline rates; (iv) ultimate recovery of reserves; (v) success of future development activities; (vi) marketability of production; (vii) effects of government regulations; and (viii) other government levies imposed over the life of the reserves. Although every reasonable effort is made to ensure that reserves estimates are accurate, reserves estimation is an inferential science. As a result, subjective decisions, new geological or production information and a changing environment may impact these estimates.

As circumstances change and additional data becomes available, reserves estimates also change. Estimates are reviewed and revised, either upward or downward, as warranted by new information. Revisions are often required due to changes in well performance, prices, economic conditions and government restrictions. Revisions to reserves estimates can arise from changes in year-end prices, reservoir performance and geologic conditions or production. These revisions can be either positive or negative. Degradation in future commodity price forecasts relative to the forecast in the Connacher Reserves Report can also have a negative impact on the economics and timing of development of undeveloped reserves, unless significant reduction in the future costs of development are realized.

Other than the foregoing, Greenfire does not anticipate any significant economic factors or significant uncertainties that may affect any particular components of the reserves data and other oil and gas information for Connacher. However, reserves can be affected significantly by fluctuations in product pricing, capital expenditures, operating costs, royalty regimes and well performance that are beyond Greenfire's control. See "Risk Factors" herein and in the Greenfire AIF.

Future Development Costs

The following table sets forth development costs deducted in the estimation of the future net revenue attributable to the reserve categories noted below for Connacher as at December 31, 2025:

Year	Proved Reserves ($ millions)	Proved Plus Probable Reserves ($ millions)
2026	108	87
2027	130	121
2028	110	109
2029	94	100
2030	110	201
Remainder	5,878	6,946
Total (Undiscounted)	6,430	7,564

Other Oil and Natural Gas Information

Principal Oil and Natural Gas Properties

Connacher's assets include Pod One and Algar which, collectively, comprise the Great Divide.

Oil and Gas Properties and Wells

The following table sets forth Connacher's producing and non-producing bitumen production wells as of December 31, 2025, all of which are in Alberta, Canada:

	Producing Wells(1)		Non-Producing Wells(1)
Pod One	Gross	Net	Gross	Net
SAGD Well Pairs(2)	27	27	-	-
Infill Wells	13	13	-	-
Algar
SAGD Well Pairs(3)	21	21	-	-
Infill Wells	14	14	-	-
Total	75	75	-	-

Note:

(1)	All of Connacher's wells are located onshore.

Land Acreage

The following table sets out for Connacher, the developed and undeveloped land holdings with no attributable reserves as of December 31, 2025:

	Developed (Hectares)
Region	Gross Interest	Net Interest
Alberta	4,024	4,024

	Undeveloped (Hectares)
Region	Gross Interest	Net Interest
Alberta	31,031	31,031

Forward Contracts

Greenfire will assume all hedging commitments in connection with the Acquisition as well as all long-term pipeline capacity and sales commitments.

Additional Information Concerning Abandonment and Reclamation Costs

The Connacher Reserves Report includes abandonment and reclamation costs for the wells and properties included in the evaluation. In the Connacher Reserves Report, $283 million has been provided for the undiscounted forecast costs to abandon and reclaim the proved and probable reserves, which were deducted in estimating the future net revenue.

Production for Gross Reserves Estimates

The following table sets out the first year production forecast of working interest bitumen volumes estimated for the period of January 1, 2026 to December 31, 2026 in the Connacher Reserves Report which is reflected in the estimate of future net revenue disclosed in the tables above. Actual results may differ significantly from the information below due to Connacher's actual development program and timing compared to the forecasted development. See "Cautionary Statement With Regard To Forward-Looking Statements" and "Risk Factors" herein.

Gross Bitumen	Estimated 2026 Aggregate Production (Mbbl)	Estimated 2026 Average Daily Production (bbl/d)
Total Proved	7,375	20,204
Total Proved Plus Probable	7,608	20,843

USE OF PROCEEDS

The Company estimates that the aggregate proceeds from the Offering (assuming full exercise of the Rights, including after giving effect to the Standby Commitment, if necessary) will be approximately $●. Actual proceeds received by the Company will vary depending on the relative amounts of subscription payments received by the Company in United States dollars and Canadian dollars and upon the exchange rate between the United States dollar and the Canadian dollar, as well as the actual number of Common Shares outstanding on the Record Date.

The Company intends to use the gross proceeds of the Offering to repay the Company's $575 million Bridge Facility incurred in connection with the Acquisition.

The Rights Agent will hold all subscription funds it receives in segregated bank accounts for the benefit of holders until completion of the Offering. If the Offering is not completed for any reason, all funds received by the Rights Agent, whether pursuant to the Basic Subscription Privilege or Additional Subscription Privilege, will be returned promptly, in the currency in which they were received, without interest or deduction.

CONSOLIDATED CAPITALIZATION

The following table sets forth the Company's capitalization as at June 30, 2026 and as adjusted to give effect to (i) the Acquisition and financing thereof with draw down on the Acquisition Credit Facilities, and (ii) the Offering and the use of proceeds therefrom as described in this Prospectus. Other than as set forth below, there has not been any material change in the share and loan capital of the Company on a consolidated basis, since June 30, 2026. The capitalization table should be read in conjunction with the Company's Annual Financial Statements and the Interim Financial Statements, which are incorporated by reference herein.

($ thousands)	As at June 30, 2026	As at June 30, 2026 after giving effect to the Acquisition and Offering(1)
Cash	2,962	●
Debt	24,636	●
Senior Credit Facility	26,500	●
Subsidiary Debt Facility	-	●
Unamortized debt issuance costs	(1,864)	●
Shareholders' equity	1,146,861	●
Share capital	462,872	●
Contributed surplus	7,917	●
Retained earnings	676,072	●
Total Capitalization	1,174,459	●

Note:

(1)	Assumes proceeds of the Offering of C$●, before deducting the expenses of the Offering estimated to be approximately C$1.6 million. Total proceeds will vary depending on the relative amounts of subscription payments received by the Company in Canadian dollars and United States dollars and upon the exchange rate between the Canadian dollar and the United States dollar, as well as the actual number of Common Shares outstanding on the Record Date.

PRINCIPAL HOLDERS OF SECURITIES

As of the date of this Prospectus, the Standby Purchasers collectively are the registered owners of an aggregate of 90,317,640 Common Shares representing approximately 72.0% of the issued and outstanding Common Shares. The Common Shares owned by certain of the Standby Purchasers are controlled through their general partners. The business and affairs of each Standby Purchaser and relevant general partner are managed by Waterous Energy Fund Management Corp., which is owned indirectly and controlled by Adam Waterous, the Executive Chairman of the Board.

The following table sets out the holdings of certain of the Standby Purchasers, which, as at the date of this Prospectus, are the only persons which, to the Company's knowledge, beneficially own, or control or direct, directly or indirectly, 10% or more of the voting rights attached to the outstanding Common Shares:

	Number of Common Shares beneficially owned, or controlled or directed, directly or indirectly	Approximate percentage of total outstanding Common Shares
Waterous Energy Fund III (International FI) LP	63,834,230	50.9%

See "Description of Rights and Procedures for Participation – Dilution to Existing Shareholders" for details on the Standby Purchasers' holdings following completion of the Offering.

INTENTION OF INSIDERS AND OTHERS TO EXERCISE RIGHTS

Under the Standby Purchase Agreement, the Standby Purchasers have agreed, subject to certain terms, conditions and limitations, to exercise their Basic Subscription Privilege in full and to purchase the Standby Shares at the Subscription Price pursuant to the Standby Commitment. In addition, the Standby Purchasers intend to exercise their Additional Subscription Privilege in full.

Directors, officers and employees of the Company, who hold an aggregate of approximately 0.1% of the issued and outstanding Common Shares, have indicated to Greenfire that they intend to participate in the Offering with respect to at least some of the Rights issued in respect of their Common Shares, although the Company offers no assurances in this regard.

STANDBY COMMITMENT

Standby Purchase Agreement

On ●, 2026, the Company and the Standby Purchasers entered into the Standby Purchase Agreement. The following is a summary of the Standby Purchase Agreement and is qualified in its entirety by reference to the full text of the Standby Purchase Agreement, which will be available under the Company's profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

Pursuant to the Standby Purchase Agreement, the Standby Purchasers have agreed, subject to certain terms, conditions and limitations, to purchase from the Company, at the Subscription Price, and on the Closing Date, all of the Standby Shares, that are not otherwise subscribed for and purchased under the Offering by holders of Rights so that the maximum number of Common Shares issuable under the Offering will be issued and purchased. The aggregate number of Standby Shares to be purchased by the Standby Purchasers pursuant to the Standby Purchase Agreement will be equal to: (i) the maximum number of Common Shares issuable under the Offering, less (ii) the number of Common Shares subscribed for and purchased under the Offering by all holders of Rights (including the Standby Purchasers) through the exercise of such holders' Basic Subscription Privilege and Additional Subscription Privilege.

Pursuant to the Standby Purchase Agreement, the Standby Purchasers may terminate and cancel their obligations under the Standby Purchase Agreement if (i) certain conditions precedent are not satisfied in full or waived before the Closing Date, including, but not limited to, the listing of the Offered Securities on the TSX and the NYSE, subject to customary conditions relating to documents to be delivered following closing, (ii) the Common Shares or the Rights (other than, in the case of the Rights, following the Expiry Time) are de-listed or suspended or halted for a period greater than two business days for any reason by the TSX or the NYSE at any time prior to completion of the Offering for a period greater than two trading days, and (iii) prior to the Closing Date, any securities commission or similar regulatory authority has issued or threatened to issue a cease trade or similar order in respect of the Company's securities.

Pursuant to the Standby Purchase Agreement, the Company may terminate and cancel its obligations under the Standby Purchase Agreement under certain circumstances prior to the Expiry Time, provided that the Company also terminates or cancels the Offering as at or prior to the termination of the Standby Purchase Agreement. No fee will be paid to the Standby Purchasers in connection with the Standby Purchasers' agreement to provide the Standby Commitment, whether or not the transactions contemplated herein are consummated.

See "Description of Rights and Procedures for Participation – Termination of the Offering" for more information.

MI 61-101 – Protection of Minority Security Holders in Special Transactions

In evaluating the Offering, the Special Committee and the Board specifically considered that securities regulators in a number of provinces, including Alberta and Ontario, have adopted MI 61-101 to impose requirements for certain transactions, including those involving a reporting issuer and certain parties who are considered "related parties" of that issuer. Pursuant to MI 61-101, related party transactions are subject to formal valuation and minority shareholder approval requirements unless an exemption is available from those requirements.

The Standby Purchasers are considered to be "related parties" of the Company under MI 61-101 on the basis that they exercise control and direction over 10% or more of the outstanding Common Shares of the Company.

The Offering is considered to be a related party transaction under MI 61-101 because the Company has entered into an agreement with the Standby Purchasers with respect to the Standby Commitment. However, under Section 5.1(k) of MI 61-101, the requirements of Part 5 of MI 61-101 do not apply to a rights offering if there is an interested party only because a related party of the issuer provides a stand-by commitment and the stand-by commitment complies with the requirements of National Instrument 45-106 – Prospectus Exemptions. As the Standby Commitment complies with such requirements, no formal valuation or minority securityholder approval is required in respect of the Offering itself.

In light of the related party aspects of the Offering, the Board formed the Special Committee for the purposes of, among others, supervising, on behalf of the Company, the terms and condition of the Offering, including the Subscription Price and the terms of the Standby Purchase Agreement with the Standby Purchasers.

DESCRIPTION OF RIGHTS AND PROCEDURES FOR PARTICIPATION

Issue of Rights and Record Date

Each Shareholder of record as of the Record Date who is resident in an Eligible Jurisdiction will receive one Right for each Common Share held on the Record Date.

Shareholders will be presumed to be resident in the place of their registered address unless the contrary is shown to the satisfaction of the Company. This Prospectus shall not be construed as an offering of the Offered Securities in any Ineligible Jurisdiction. Instead, the Rights Agent will hold such Rights as agent for the benefit of all such Ineligible Holders.

Basic Subscription Privilege

Each Right entitles the holder thereof to subscribe for ● Common Shares and every ● Rights entitle an Eligible Holder to subscribe for one Common Share upon delivery of the required documents and payment of the Subscription Price on or before the Expiry Time on the Expiry Date.

Additional Subscription Privilege

Holders of Rights who exercise in full the Basic Subscription Privilege are entitled to subscribe for additional Common Shares, if available under the Additional Subscription Privilege, at a price equal to the Subscription Price. The number of Common Shares available under the Additional Subscription Privilege will be the Common Shares issuable under the Offering that have not been subscribed and paid for under the Basic Subscription Privilege by the Expiry Time on the Expiry Date.

If the aggregate number of Common Shares subscribed for by those who exercise their Additional Subscription Privilege is less than the number of available Common Shares, each such holder of Rights will be allotted the number of Common Shares subscribed for under the Additional Subscription Privilege.

If the aggregate number of Common Shares subscribed for by those who exercise their Additional Subscription Privilege exceeds the number of available Common Shares, all available Common Shares will be allocated to those who exercised their Additional Subscription Privilege. Each such holder of Rights will be allocated the number of Common Shares equal to the lesser of:

1.	the number of Common Shares subscribed for by the holder under the Additional Subscription Privilege; and

2.	the product (disregarding fractions) obtained by multiplying the aggregate number of Common Shares available through unexercised Rights after giving effect to the Basic Subscription Privilege by a fraction, the numerator of which is the number of Rights previously exercised by the holder under its Basic Subscription Privilege and the denominator of which is the aggregate number of Rights previously exercised under the Basic Subscription Privilege by all holders of Rights who have subscribed for Common Shares under the Additional Subscription Privilege.

Subscription Price

A holder of ● Rights must pay either C$● or US$● to purchase one Common Share. Subject to any further restrictions a Participant may impose, determination of the Subscription Price currency in Canadian dollars or United States dollars will be at the subscriber's sole discretion.

The Subscription Price for the Offering will not exceed C$6.74 per Common Share (representing a 15% discount to the Company's five-day volume weighted average price on the TSX as of July 10, 2026, the last trading day before the announcement of the Acquisition), subject to adjustment including to reflect market conditions and the minimum 15% discount required under applicable TSX rules at the time of filing of the final short form prospectus in connection with the Offering.

The Subscription Price was determined by negotiation between the Special Committee comprised of independent directors, on behalf of the Company, and the Standby Purchasers.

Where the exercise of Rights would otherwise entitle a holder of Rights to receive fractional Common Shares, the holder's entitlement will be reduced to the next lowest whole number of Common Shares. The Company will not issue fractional Common Shares or pay cash in lieu thereof.

Commencement Date and Expiry Date

The Rights will be eligible for exercise commencing on ●, 2026 (the "Commencement Date"). The Rights will expire at 4:00 p.m. (Calgary time) on ●, 2026. Holders who exercise the Rights will become holders of Common Shares issued through the exercise of the Rights on the completion of the Offering, which is expected to occur on ●, 2026.

RIGHTS NOT EXERCISED PRIOR TO THE EXPIRY TIME ON THE EXPIRY DATE WILL BE VOID.

Dilution to Existing Shareholders

If a Shareholder does not exercise any or all of such Shareholder's Rights pursuant to the Basic Subscription Privilege, such Shareholder's equity ownership in the Company will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders and, if applicable, the purchase of Standby Shares by the Standby Purchasers, which dilution may be significant. If a Shareholder does not exercise any or all of such Shareholder's Rights pursuant to the Basic Subscription Privilege, such Shareholder may sell any remaining Rights on the TSX and/or the NYSE, subject to receipt of listing approval from the TSX and the NYSE. See "Sale or Transfer of Rights" below for more information.

In the event that none of the holders of Rights (other than the Standby Purchasers) exercise their Rights, an aggregate of ● Common Shares would be acquired by the Standby Purchasers pursuant to their Basic Subscription Privilege, Additional Subscription Privilege and Standby Commitment, and, following the completion of the Offering, the Standby Purchasers will beneficially own ● Common Shares, representing approximately ●% of the outstanding Common Shares.

Eligibility to Receive Rights

The Offered Securities are offered, with limited exceptions described below, only to Eligible Holders. This Prospectus has not been filed with the securities commission or similar regulatory authority of any jurisdiction other than the Eligible Jurisdictions.

The Offered Securities are not being offered, with limited exceptions, to persons who are or appear to be, or who the Company or the Rights Agent have reason to believe are, Ineligible Holders or from any transferee of Rights who is or appears to be, or who the Company or the Rights Agent has reason to believe is, a resident of an Ineligible Jurisdiction, unless such security holder or transferee satisfies the Company prior to 4:00 p.m. (Calgary time) on ●, 2026 (or such later date as the Company determines in its sole discretion), that such offering to and subscription by such security holder or transferee is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and the jurisdiction where such security holder or transferee is resident and would not require the Company to file any documentation (other than reports of trades or notice filings), make any application or make any payment of any nature whatsoever. See "– Participation by Registered Eligible Holders" or "– Participation by Beneficial Eligible Holders" for more information.

Payment of the Subscription Price (including payment for any Common Shares subscribed for under the Additional Subscription Privilege) will constitute a representation to the Company, the Rights Agent, and, if applicable, to the Participant, by the subscriber (including by its agents) that: (i) either the subscriber is not a citizen or resident of an Ineligible Jurisdiction or the subscriber is an Approved Ineligible Holder, and (ii) the subscriber is not purchasing the Common Shares for the account or benefit of, or for resale to, any person who is a citizen or resident of an Ineligible Jurisdiction. See "– Participation by Registered Approved Ineligible Holders" and "– Participation by Beneficial Approved Ineligible Holders" for more information.

Participation by Registered Eligible Holders

For registered Eligible Holders, a statement issued by the Rights Agent under the direct registration system (a "Rights DRS Advice") representing the total number of transferable Rights to which such holder is entitled as at the Record Date will be mailed to them with a copy of this Prospectus. To exercise the Rights represented by the Rights DRS Advice, such holder must complete the subscription form attached to the Rights DRS Advice (the "Subscription Form") and deliver the Rights DRS Advice and Subscription Form, together with payment of the aggregate Subscription Price (including payment for any subscription pursuant to the Additional Subscription Privilege), in accordance with the instructions set out below. Rights not exercised at or prior to the Expiry Time on the Expiry Date will be void and of no value. The method of delivery is at the discretion and risk of the holder of the Rights DRS Advice and delivery to the Rights Agent will only be effective when actually received by the Rights Agent. Rights DRS Advices with the accompanying Subscription Form and payments received after the Expiry Time will not be accepted.

In order to exercise Rights, a registered Eligible Holder must:

1.	Basic Subscription Privilege. Complete and sign Section (a) of Form 1 on the Subscription Form to exercise Rights under the Basic Subscription Privilege, including the election of currency in either Canadian dollars or United States dollars. The maximum number of Rights that may be exercised under the Basic Subscription Privilege is shown on the face of the Rights DRS Advice. By completing the appropriate form appearing on the front of the Subscription Form, a Rights DRS Advice holder may: (i) subscribe for Common Shares (Form 1); or (ii) sell or transfer Rights (Form 3) (see "– Sale or Transfer of Rights"). If a holder exercises some but not all of the Rights exercisable under the Basic Subscription Privilege, such holder will be deemed to have waived the unexercised balance of such Rights, unless such holder otherwise specifically advises the Rights Agent at the time the Rights DRS Advice and Subscription Form are surrendered to the Rights Agent.

2.	Additional Subscription Privilege. Complete and sign Section (b) of Form 1 on the Subscription Form only to participate in the Additional Subscription Privilege. See "– Additional Subscription Privilege" for more information.

3.	Sign Form 2. Complete and sign Form 2 on the Subscription Form to confirm the exercise of the Basic Subscription Privilege and, if applicable, the Additional Subscription Privilege.

4.	Payment. Enclose payment in either Canadian dollars or United States dollars by certified cheque, bank draft or money order payable to the order of "Odyssey Trust Company, as Rights Agent". To exercise the Rights, holders must pay either C$● per Common Share or US$● per Common Share. Subject to any further restrictions a Participant may impose, determination of the Subscription Price currency in Canadian dollars or United States dollars will be at the subscriber's sole discretion. In addition to the amount payable for any Common Shares to be purchased under the Basic Subscription Privilege, holders must also pay the amount required for any Common Shares subscribed for under the Additional Subscription Privilege.

5.	Delivery. Deliver or mail the completed Rights DRS Advice and Subscription Form and payment in the enclosed return envelope addressed to the Rights Agent so that it is received at the office of the Rights Agent noted below before the Expiry Time on the Expiry Date. If mailing documents, registered mail is recommended. Please allow sufficient time to avoid late delivery. Mailing is at the sole risk of the holder of Rights and neither the Company nor the Rights Agent accept any responsibility for the mailing.

The Rights Agent will accept subscriptions for Common Shares and payment of the Subscription Price by hand, courier, registered mail or mail to the office of the Rights Agent at Odyssey Trust Company, Trader's Bank Building 1100 – 67 Yonge Street, Toronto, Ontario, M5E 1J8 (Attention: Corporate Actions).

Rights DRS Advice will expire and be of no value unless they are returned with properly completed Forms 1 and 2 or Forms 3, 4 and 5, as the case may be, and received with payment for the Common Shares subscribed for, at the office of the Rights Agent before the Expiry Time on the Expiry Date.

The signature of the Rights DRS Advice holder must correspond in every particular with the name that appears on the face of the Rights DRS Advice. Signatures by a trustee, executor, administrator, curator, tutor, guardian, attorney, officer of a corporation, partnership, association or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Rights Agent. The Company will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription in its sole discretion. Subscriptions are irrevocable and subscribers will be unable to withdraw their subscriptions for such Common Shares once submitted. The Company reserves the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Common Shares pursuant thereto could be unlawful. The Company also reserves the right to waive any defect in respect of any particular subscription. Neither the Company nor the Rights Agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will the Company be liable for the failure to give any such notice.

Common Shares issued upon exercise of Rights will be registered in the name of the person to whom the Rights DRS Advice was issued or to whom the Rights were transferred in accordance with the terms thereof, and mailed to the address of the subscriber for the Common Shares as stated on the Rights DRS Advice, unless otherwise directed, as soon as practicable after the Expiry Date. Once mailed or delivered in accordance with the instructions of the subscriber, the Company assumes no further responsibility for the Common Shares.

In respect of payments made in respect of the Additional Subscription Privilege, any excess funds will be returned by the Rights Agent to the registered Eligible Holder, in the currency in which it was received, without interest or deduction.

If an Eligible Holder of Rights has any questions with respect to the proper exercise of Rights, such holder should contact the Rights Agent by mail at Odyssey Trust Company, Trader's Bank Building, 1100 – 67 Yonge Street, Toronto, Ontario, M5E 1J8, Attention: Corporate Actions; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

Participation by Beneficial Eligible Holders

A beneficial Eligible Holder is a holder who (i) holds Common Shares through a securities broker or dealer, bank or trust company or other participant (each, a "Participant") in the book based system administered by CDS Clearing and Depository Services Inc. ("CDS") or in the book based system administered by the Depository Trust Company ("DTC") and (ii) is resident in an Eligible Jurisdiction. Eligible Holders who hold their Common Shares through a Participant will not receive a physical Rights DRS Advice. The aggregate number of Rights to which all beneficial Eligible Holders as at the Record Date are entitled will be issued to CDS or DTC, as applicable, and will be deposited with CDS and DTC on or about the Commencement Date. The Company expects that each beneficial Eligible Holder will receive a customer confirmation of issuance or purchase, as applicable, from their Participant through which the Rights are issued in accordance with the practices and policies of such Participant. CDS and DTC will be responsible for establishing and maintaining book-entry accounts for Participants holding Rights.

For beneficial Eligible Holders:

1.	to exercise Rights held through a Participant, beneficial Eligible Holders must instruct such Participant to exercise all or a specified number of such Rights and forward to such Participant the Subscription Price for each Common Share that such holder wishes to subscribe for prior to the deadline set by such Participant; and

2.	beneficial Eligible Holders may subscribe for additional Common Shares pursuant to the Additional Subscription Privilege by instructing such Participant to exercise the Additional Subscription Privilege in respect of the number of Common Shares such holder wishes to subscribe for and forwarding to such Participant the Subscription Price for such additional Common Shares requested. See "– Additional Subscription Privilege" for more information.

If a beneficial Eligible Holder is subscribing through a Participant, such beneficial Eligible Holder must deliver the instructions and subscription funds to the Participant sufficiently in advance of the Expiry Date to allow the Participant to properly exercise the Rights on such beneficial Eligible Holder's behalf. The Company notes, however, that if Rights are held through a DTC Participant, the holder of such Rights may not be able to exercise such Rights in Canadian dollars and such holder should contact its DTC Participant if it wishes to submit any subscription payment in Canadian dollars. Similarly, if Rights are held through a CDS Participant, the holder of such Rights may not be able to exercise such Rights in United States dollars and such holder should contact its CDS Participant if it wishes to submit any subscription payment in United States dollars. Such Eligible Holder is responsible for confirming the applicable deadline with their Participant. The ability of a person having an interest in Rights held through a Participant to pledge such interest or otherwise take action with respect to such interest (other than through a Participant) may be limited due to the lack of a physical Rights DRS Advice.

Subject to statutory withdrawal rights, subscriptions for Common Shares (pursuant to the Basic Subscription Privilege or the Additional Subscription Privilege) made in connection with the Offering through a Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for such Common Shares once submitted.

Neither the Company nor the Rights Agent will have any liability for (i) the records maintained by CDS, DTC or Participants relating to the Rights or the book-entry accounts maintained by them, (ii) maintaining, supervising or reviewing any records relating to such Rights, or (iii) any advice or representations made or given by CDS, DTC or Participants with respect to the rules and regulations of CDS or DTC, or (iv) any action to be taken by CDS, DTC or Participants.

In respect of payments made in respect of the Additional Subscription Privilege, any excess funds will be returned by the Rights Agent to the relevant Participant for the account of the beneficial Eligible Holder, in the currency in which it was received, without interest or deduction.

Participants may not issue Rights to Ineligible Holders.

If an Ineligible Holder of Rights has any questions with respect to the proper exercise of Rights, such holder should contact the Rights Agent by mail at Odyssey Trust Company, Trader's Bank Building, 1100 – 67 Yonge Street, Toronto, Ontario, M5E 1J8, Attention: Corporate Actions; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

Participation by Registered Approved Ineligible Holders

Rights DRS Advice in respect of Rights issued to registered Ineligible Holders will not be issued and forwarded by the Company to registered Ineligible Holders. Registered Ineligible Holders will be sent the Prospectus for information purposes only. An Ineligible Holder that satisfies the Company, in its sole discretion, that such offering to and subscription by such Ineligible Holder is lawful and in compliance with all applicable securities and other laws where such Ineligible Holder is resident may have its Rights DRS Advice issued and forwarded by the Rights Agent upon direction from the Company. Ineligible Holders with questions as to how they may satisfy the requirements to be an Approved Ineligible Holder should contact the Rights Agent by mail at Odyssey Trust Company, Trader's Bank Building, 1100 – 67 Yonge Street, Toronto, Ontario, M5E 1J8, Attention: Corporate Actions; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

The Rights Agent will hold the Rights of Ineligible Holders until ●, 2026 (10 days prior to the Expiry Time), in order to give such holders an opportunity to claim the Rights DRS Advice by satisfying the Company that they are an Approved Ineligible Holder. Following such date, the Rights Agent for the account of Ineligible Holders will, prior to the Expiry Time, use its best efforts to sell the Rights allocable to such Ineligible Holders and evidenced by Rights DRS Advices in the possession of the Rights Agent on such date or dates and at such price or prices as the Rights Agent shall determine in its sole discretion. No charge will be made for the sale of Rights by the Rights Agent except for a proportionate share of any brokerage commissions incurred by the Rights Agent and the costs incurred by the Rights Agent in connection with the sale of the Rights. The Rights Agent will endeavour to effect sales of Rights on the open market and any proceeds received by the Rights Agent with respect to the sale of Rights net of brokerage fees and costs incurred and, if applicable, the Canadian tax required to be withheld, will be converted from United States dollars to Canadian dollars, if applicable, at the prevailing exchange rate on the date of distribution, divided on a pro rata basis among such registered Ineligible Holders and delivered by mailing cheques as soon as practicable to such registered Ineligible Holders at their addresses recorded on the Company's register. Amounts of less than C$10.00 will not be remitted.

The Rights Agent will act in its capacity as agent of the registered Ineligible Holders on a best efforts basis only and the Company and the Rights Agent do not accept responsibility for the price obtained on the sale of, or the inability to sell, the Rights on behalf of any registered Ineligible Holder. The Rights Agent's ability to sell the Rights of Ineligible Holders, and the price obtained therefor, are dependent on market conditions. Neither the Company nor the Rights Agent will be subject to any liability for the failure to sell any Rights of registered Ineligible Holders or as a result of the sale of any Rights at a particular price or on a particular day.

There is a risk that the proceeds received from the sale of Rights will not exceed the costs of or incurred by the Rights Agent in connection with the sale of such Rights and, if applicable, the Canadian tax required to be withheld. In such event, no proceeds will be remitted.

Holders of Rights should be aware that the acquisition and disposition of Rights or Common Shares may have tax consequences in Canada as well as the jurisdiction where they reside which are not described herein. Accordingly, holders should consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Rights or Common Shares having regard to their particular circumstances.

Shareholders will be presumed to be resident in the place of their registered address, unless the contrary is shown to the satisfaction of the Company. A registered Ineligible Holder whose address of record is outside the Eligible Jurisdictions but who holds Common Shares on behalf of a holder who is eligible to participate in the Offering must notify the Company and the Rights Agent, in writing, on or before 4:00 p.m. (Calgary time) on ●, 2026, if such holder wishes to participate in the Offering. Otherwise, the Rights Agent will sell the Rights of such beneficial holder as described above.

Participation by Beneficial Approved Ineligible Holders

Rights delivered to Participants may not be delivered by those intermediaries to beneficial Rights holders who are resident in an Ineligible Jurisdiction. Participants may only exercise such Rights on behalf of Rights holders in Ineligible Jurisdictions if they can demonstrate to the Company that such holders are Approved Ineligible Holders and they have submitted payment in full of the Subscription Price to the Rights Agent at or prior to the Expiry Time on the Expiry Date. Participants receiving Rights that would otherwise be deliverable to Ineligible Holders may attempt to sell those Rights for the accounts of such Ineligible Holders and should deliver the proceeds of sale to such persons. Participants are responsible for any action pertaining to Rights that may have been received on behalf of beneficial Rights holders who are not eligible to participate in the Offering. The Company expects that each beneficial Ineligible Holder will receive, in accordance with the practices and procedures of the Participant, a confirmation of the number of Rights the Ineligible Holder would otherwise be entitled to from its Participant and instructions regarding how Ineligible Holders may participate in the Offering.

There is a risk that the proceeds received from the sale of Rights will not exceed the costs of or incurred by the Participant in connection with the sale of such Rights and, if applicable, the Canadian tax required to be withheld.

Holders of Rights should be aware that the acquisition and disposition of Rights or Common Shares may have tax consequences in Canada as well as the jurisdiction where they reside which are not described herein. Accordingly, holders should consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Rights or Common Shares having regard to their particular circumstances.

Sale or Transfer of Rights

The Company intends to apply to list the Offered Securities on the TSX and the NYSE. Approval of such listings will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE, as applicable.

Holders may elect to exercise only part of their Rights and sell or transfer the remainder, or sell or transfer all their Rights. Any commission or other fee payable in connection with the exercise or any trade of Rights (other than the fee for services to be performed by the Rights Agent as described herein) is the responsibility of the holder of such Rights. Depending on the number of Rights a holder may wish to sell, the commission payable in connection with a sale of Rights could exceed the proceeds received from such sale.

Registered holders of Rights selling or transferring Rights

If you do not wish to exercise some or all of your Rights, you may sell or transfer them directly or through your securities broker or dealer at your expense. If you wish to transfer your Rights: (i) complete Forms 3, 4 and 5 (collectively, the "Transfer Forms") on the Subscription Form; (ii) have the signature guaranteed by an "eligible institution" to the satisfaction of the Rights Agent, in accordance with the instructions provided in the Subscription Form; and (iii) deliver the Rights DRS Advice and Subscription Form to the transferee.

"Eligible institution" means a Canadian Schedule 1 chartered bank, a major trust company of Canada, a member of the Securities Transfer Agents Medallion Program (STAMP) or a member of the Stock Exchange Medallion Program (SEMP). Members of these programs are usually members of a recognized stock exchange in Canada or members of the Investment Industry Regulatory Organization of Canada.

It is not necessary for a transferee to obtain a new Rights DRS Advice and Subscription Form to exercise the Rights or the Additional Subscription Privilege, but the signature of the transferee on Form 2 of the Subscription Form must correspond in every particular with the name of the transferee shown on the Transfer Forms. Signatures by a trustee, executor, administrator, curator, tutor, guardian, attorney, officer of a corporation, partnership, association or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Rights Agent. If the Transfer Forms are properly completed, the Company and the Rights Agent will treat the transferee (or the bearer if no transferee is specified) as the absolute owner of the Rights DRS Advice and Subscription Form for all purposes and will not be affected by notice to the contrary. A Rights DRS Advice and Subscription Form so completed should be delivered to the appropriate person in ample time for the transferee to use it before the expiration of the Rights.

Beneficial holders of Rights selling or transferring Rights

Holders of Common Shares held through a Participant must arrange for the exercise, transfer or purchase of Rights through such Participant at such holder's expense.

Rights Agent

Odyssey Trust Company is the Rights Agent for the Offering. The Rights Agent has been appointed to (i) receive subscriptions and payments for the Common Shares subscribed for under the Basic Subscription Privilege and the Additional Subscription Privilege, respectively; (ii) perform the services relating to the exercise and transfer of the Rights; and (iii) use its commercially reasonable efforts to sell Rights issued to Ineligible Holders and to deliver the proceeds thereof to such Ineligible Holders. The Company will pay for all such services of the Rights Agent.

The Rights Agent will accept subscriptions for Common Shares and payment of the Subscription Price from holders of Rights by mail or courier to the office of the Rights Agent at Trader's Bank Building 1100, 67 Yonge Street, Toronto, Ontario, M5E 1J8 (Attention: Corporate Actions). Holders may contact the Rights Agent: by hand, by courier or by registered mail at the address above; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

The method of delivery of Rights DRS Advice, the Subscription Form and Subscription Price to the Rights Agent is at the discretion of the holders of Rights. Neither the Rights Agent nor the Company will be liable for the failure to deliver or the delivery of Rights DRS Advices, Subscription Forms or the applicable Subscription Price to an address other than the addresses set out above. Delivery to an address other than the addresses set out above may result in a subscription for Common Shares or a transfer of Rights not being accepted. If mail is used, registered mail or courier is recommended.

Termination of the Offering

The Company has entered into an agreement with the Rights Agent pursuant to which the Rights Agent will return all funds held by it to holders of Rights that have already subscribed for Common Shares in connection with the Offering if the Offering is terminated. If the Offering is terminated, the Rights Agent will return all funds held to holders of Rights that have subscribed for Common Shares in connection with the Offering, in the currency in which they were received, without interest or deduction.

DESCRIPTION OF THE COMMON SHARES

The Company is authorized to issue an unlimited number of Common Shares. As of the date of this Prospectus, there are 125,428,529 Common Shares issued and outstanding. Holders of Common Shares are entitled: to dividends if, as and when declared by the Board; to vote at any meetings of the Shareholders; and upon liquidation, dissolution or winding up of the Company, to receive the remaining property and assets of the Company. All of the Common Shares issued and outstanding are fully paid and non-assessable.

No fractional Common Shares will be issued upon the exercise of Rights. Where a holder would appear entitled to receive fractional Common Shares, the holder's entitlement will be reduced to the next lowest whole number of Common Shares, respectively.

DIVIDENDS

The amount and timing of future cash dividends, if any, will be subject to the discretion of the Board and may vary depending on a variety of factors and conditions, including, among other things, cash flow from operations generated by the Company and its subsidiaries, financial requirements for the Company's operations and the execution of its growth strategy, fluctuations in working capital, the timing and amount of capital expenditures, debt service requirements and covenants, statutory liquidity requirements under the ABCA and other factors beyond the control of the Company.

In addition to the foregoing, the Company's ability to pay dividends now or in the future may be limited by covenants contained in the agreements governing any indebtedness that the Company has incurred or may incur in the future.

PRIOR SALES

During the 12-month period prior to the date of this Prospectus, the Company issued Common Shares or securities convertible into Common Shares as follows:

Date	Number and Type of Security Issued	Issue/Exercise Price	Type of Issuance
December 16, 2025	55,147,055 Common Shares	C$5.44 /US$3.85	Rights Offering
February 24, 2026	245 Common Shares	-	Exercise of Restricted Share Units
March 12, 2026	20,157 Common Shares	-	Exercise of Restricted Share Units
May 7, 2026	875 Common Shares	-	Exercise of Restricted Share Units

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed for trading on the TSX and the NYSE under the symbol "GFR". The following table sets forth the market price range and trading volumes of the Common Shares on the TSX and the NYSE for the periods indicated.

	TSX			NYSE
	High	Low	Total Volume	High	Low	Total Volume
2025	(C$)	(C$)	(#)	(US$)	(US$)	(#)
July	5.7743	4.9926	486,360	4.1842	3.6423	198,608
August	6.3962	5.1702	520,477	4.6639	3.7133	180,824
September	6.7338	5.6944	650,853	4.8771	4.1042	292,410
October	6.4406	5.5611	472,341	4.5306	3.9621	211,645
November	7.72	5.3835	1,437,125	5.49	3.8199	713,544
December	7.4	5.72	3,156,059	5.34	4.15	1,584,285
2026
January	7.64	6.06	1,513,496	5.73	4.38	703,980
February	8.48	7.20	630,607	6.14	5.15	253,542
March	9.62	7.61	2,148,467	7.02	5.6	1,270,000
April	9.39	7.79	1,553,922	6.74	5.69	2,207,650
May	9.07	7.57	1,531,648	6.73	5.54	1,320,464
June	7.64	6.06	1,256,871	5.73	4.38	1,673,477
July	[●]	[●]	[●]	[●]	[●]	[●]
August 1 – August 4	8.80	8.36	81,908	6.30	5.94	166,116

On August 4, 2026, the last trading day prior to filing this Prospectus, the closing price of the Common Shares was C$8.42 and US$5.94 per Common Share on the TSX and NYSE, respectively.

PLAN OF DISTRIBUTION

Each Shareholder on the Record Date who is resident in any of the Eligible Jurisdictions will receive one Right for every Common Share held. Pursuant to the Basic Subscription Privilege, each Right entitles the holder thereof, subject to the limitations set out below, to subscribe for ● of a Common Share and every ● Rights entitle an Eligible Holder to subscribe for one Common Share upon delivery of the required documents and payment of the Subscription Price on or before the Expiry Time on the Expiry Date.

There is no minimum number of Common Shares that may be issued under the Offering. Subject to the terms and conditions of the Standby Purchase Agreement, a maximum of ● Rights will be issued under the Offering and an aggregate of ● Common Shares will be issuable upon the exercise of Rights. If the number of Common Shares outstanding on the Record Date exceeds the number outstanding on the date of this Prospectus, additional Rights will be issued and the number of Common Shares issuable will increase proportionately.

The Subscription Price was determined by negotiation between the Special Committee comprised of independent directors, on behalf of the Company, and the Standby Purchasers. The Subscription Price does not necessarily bear any relationship to the book value of the Company's assets, past operations, cash flows, losses, financial condition, net worth or any other established criteria for value. Holders of Rights should not consider the Subscription Price to be an indication of the Company's value or the value of the Common Shares to be offered in the Offering. See "Risk Factors – The Subscription Price is not necessarily an indication of value".

The Company has not employed any brokers, dealers, dealer managers or underwriters in connection with the solicitation of exercise of Rights and, except as described in this Prospectus, no fees, sales commissions or discounts will be paid in connection with the Offering. Certain of the Company's employees may solicit responses from the holders of the Rights in connection with the Offering, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation.

General Offering Restrictions

This Prospectus qualifies the distribution of the Offered Securities under Canadian securities laws. The Registration Statement qualifies the Offered Securities for offer and sale within the United States under the U.S. Securities Act. However, notwithstanding registration under the U.S. Securities Act, the securities or "blue sky" laws of certain states in the United States may not permit or may limit the Company's ability to offer Rights in such states, or to certain persons in those states.

The Offered Securities have not been qualified under the securities laws of any jurisdiction other than the Eligible Jurisdictions. Except as described herein, Rights may not be exercised by or on behalf of an Ineligible Holder. This Prospectus is not, and under no circumstances is to be construed as, an offering of any of the Offered Securities for sale in any Ineligible Jurisdiction or a solicitation therein of an offer to buy any securities. The Offered Securities are not being offered, with limited exceptions, to persons who are or appear to be, or who the Company or the Rights Agent have reason to believe are, Ineligible Holders or from any transferee of Rights who is or appears to be, or who the Company or the Rights Agent has reason to believe is, a resident of an Ineligible Jurisdiction.

No action has been or will be taken in any jurisdiction other than in the Eligible Jurisdictions, where action for that purpose is required, which would permit a public offering of the Offered Securities or the possession, circulation or distribution of this Prospectus or any material relating to the Offering except as set forth herein. Accordingly, the Offered Securities may not be offered, sold or delivered, directly or indirectly, and neither this Prospectus nor any other Offering material or advertisements in connection with the Offering may be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

See "Description of Rights and Procedures for Participation – Eligibility to Receive Rights".

Stock Exchange Approvals

The Company intends to apply to list the Rights and the Common Shares issuable upon the exercise of Rights (including the Standby Shares) on the TSX and the NYSE. Approval of such listings will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE.

RISK FACTORS

An investment in the Offered Securities is subject to a number of risks. In addition, the Company is subject to a number of risks due to the nature of the industry in which it operates, the present state of development of its business and the jurisdictions in which it carries on business. A prospective purchaser of the Offered Securities should carefully consider the summarized risk factors set forth below as well as the other information contained in and incorporated by reference in this Prospectus, specifically under the heading "Risk Factors" in the Greenfire AIF and the Annual MD&A, before investing in any of the Offered Securities, including by exercising Rights. Some of the following statements are forward-looking and actual results may differ materially from the results anticipated in these forward-looking statements. Please refer to the section titled "Cautionary Statement With Regard To Forward-Looking Statements" in this Prospectus. If any of such risks or risks not currently known to the Company actually occurs or materializes, the Company's business, financial condition or results of operations could be adversely affected, even materially adversely affected.

Risks Relating to the Offering

Shareholders may suffer significant dilution in connection with the Offering.

The Company has 125,428,529 Common Shares outstanding as of the date of this Prospectus. Assuming the Offering is completed, the Company expects to issue ● Common Shares under this Prospectus.

If a Shareholder does not exercise all of such Shareholder's Rights pursuant to the Basic Subscription Privilege, such Shareholder's equity ownership in the Company will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders and, if applicable, the purchase of Standby Shares by the Standby Purchasers, which dilution may be significant.

In the event that none of the holders of Rights other than the Standby Purchasers exercises their Rights, all of the Common Shares issuable upon the exercise of Rights held by such holders will be purchased by the Standby Purchasers as Standby Shares, an aggregate of ● Common Shares would be acquired by the Standby Purchasers and, following the completion of the Offering, the Standby Purchasers would own ● Common Shares, representing approximately ●% of the Common Shares estimated to be outstanding upon completion of the Offering. See "Standby Commitment" and "Risk Factors".

Any further reduction to the public float for the Common Shares may make the Common Shares less attractive to potential purchasers or new investors, and could otherwise adversely affect the market for Common Shares. It may be more difficult for public shareholders to sell their shares at a desired price or at all.

The Standby Purchase Agreement may be terminated and the Offering and Standby Commitment may not be completed.

The Standby Purchase Agreement may be terminated by the Company or the Standby Purchasers in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Standby Purchase Agreement will not be terminated by either the Company or the Standby Purchasers before completion of the Offering. If the Offering does not proceed for any reason, all outstanding Rights would cease to be exercisable for Common Shares and would lose all of their value and the Company will not have any obligation with respect to the Rights except to return any subscription payments, in the currency in which they were received, without interest or deduction. In such circumstances, any person who had purchased Rights in the market would lose the entire purchase price paid to acquire such Rights.

No prior trading market exists for the Rights.

Even upon the listing of the Rights on the TSX and the NYSE, holders may not be able to resell Rights acquired. There can be no assurance that an active trading market will develop in the Rights on the TSX or the NYSE or, if developed, that such market will be sustained. To the extent an active trading market for the Rights does not develop, the pricing of the Rights in the secondary market, the transparency and availability of trading prices and liquidity of the Rights would be adversely affected, which may have a material adverse impact on the Company and its Common Share price.

Market price of securities of the Company may be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects.

The trading price of the securities of the Company has been and may continue to be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries.

Entitlements of a holder of Rights.

A Right does not entitle the holder thereof to any rights whatsoever as a security holder of the Company other than to subscribe for and purchase Common Shares as described herein.

Exercises of Rights may not be revoked.

Subject to certain statutory withdrawal rights available to Eligible Holders, if the Common Share trading price declines below the Subscription Price for the Common Shares, effectively resulting in a loss of some or all of the subscriber's subscription funds, subscribers may not revoke or change the exercise of Rights after they send in their subscription forms and payment.

Holders of Rights are responsible for accuracy and completeness of subscription within applicable time limits.

Holders of Rights that elect to purchase Common Shares in the Offering must act promptly to ensure that the entire payment for any Rights exercised is paid at the time of subscription and received by the Rights Agent at the office of the Rights Agent prior to the Expiry Time. Accordingly, a subscriber that holds Rights through a Participant must provide the Participant holding its Rights with instructions and the required payment sufficiently in advance of the Expiry Time to permit proper exercise of its Rights. If an Eligible Holder fails to complete and sign the required subscription forms, sends an incorrect payment, or otherwise fails to follow the subscription procedures that apply to the exercise of Rights by the holder, the Rights Agent may, depending on the circumstances, reject the subscription or accept it only to the extent of the payment received. Neither the Company nor the Rights Agent undertakes to subscribers that it will, or will attempt to, correct an incomplete or incorrect subscription form or payment. The Company has the sole discretion to determine whether an exercise of Rights properly follows the subscription procedures, provided that Rights not exercised by the Expiry Time will be void and of no value and no longer exercisable.

There is no underwriter in respect of the Offering.

There is no underwriter for the Offering. Accordingly, there has not been an independent "due diligence" review of matters covered by this Prospectus, such as would customarily be conducted by an underwriter if one had been involved with this Offering.

The Subscription Price is not necessarily an indication of value.

The Subscription Price does not necessarily bear any relationship to the book value of the Company's assets, past operations, cash flows, losses, financial condition, net worth or any other established criteria for value. Holders of Rights should not consider the Subscription Price to be an indication of the Company's value or the value of the Common Shares to be offered in the Offering, and the Common Shares may trade at prices above or below the Subscription Price.

A decline in the market price of the Common Shares may occur.

The trading price of the Common Shares in the future may decline below the Subscription Price. The Company can give no assurance that the Subscription Price will remain below any future trading price for the Common Shares. Future prices of the Common Shares may adjust positively or negatively depending on various factors, including the Company's future revenues, cash flows and operations and overall conditions affecting the Company's business, economic trends and the securities markets and changes in the estimated value and prospects for the Company's projects.

Risks Relating to the Acquisition

Possible failure to realize anticipated benefits of the Acquisition.

Achieving the benefits of the Acquisition, including the anticipated synergies described in this Prospectus, depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as the Company's ability to realize the anticipated growth opportunities and synergies from integrating Connacher's assets into Greenfire's existing portfolio. The integration of an acquired business requires the dedication of substantial management effort, time and resources which may divert management's focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business, and customer and employee relationships that may adversely affect the Company's ability to achieve the anticipated benefits of the Acquisition, including the anticipated synergies described in this Prospectus, and any future acquisitions.

Historical Financial Information and Pro Forma Financial Information may not be Indicative of Future Results.

The historical financial information relating to Connacher included in this Prospectus, including such information used to prepare the pro forma financial information and financial statements included in this Prospectus, has been derived from historical consolidated financial statements of Connacher. Connacher's historical consolidated financial statements may not reflect what Connacher's consolidated financial position, results of operations or cash flows would have been had the Company owned Connacher during the periods presented or what the Company's financial position, results of operations or cash flows will be in the future. Neither Connacher's historical consolidated financial statements nor pro forma financial statements included in this Prospectus contain any adjustments to reflect changes that may occur in the Company's cost structure, financing and operations as a result of the Acquisition.

There may be potential undisclosed liabilities associated with the Acquisition.

In connection with the Acquisition there may be liabilities of Connacher that Greenfire failed to discover or was unable to quantify in the Company's due diligence which the Company conducted prior to execution of the Acquisition Agreement, and Greenfire will not be indemnified for any of these liabilities.

There are other operational and reserves risks relating to Connacher's assets.

The risk factors set forth in the Greenfire AIF and in this Prospectus relating to the oil and natural gas business, environmental matters and Greenfire's operations and reserves estimates generally, apply equally in respect of Connacher's assets.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereto (the "Regulations") generally applicable to a holder, as beneficial owner, of Rights acquired pursuant to the Offering and of Common Shares acquired on the exercise of such Rights that, for the purposes of the Tax Act and at all relevant times, holds such Rights and Common Shares as capital property, is not affiliated with the Company, deals with the Company at arm's length, and is not exempt from tax under Part I of the Tax Act (a "Holder"). A Right or a Common Share generally will be capital property to a Holder unless it is used or held, or deemed to be used or held, in the course of carrying on a business of trading in or dealing in securities, or it has been acquired, or deemed to have been acquired, in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act and the Regulations in force as of the date hereof, and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") published in writing by the CRA and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative, governmental decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of a Right or a Common Share (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in any other currency must be converted into Canadian dollars based on the single daily exchange rate quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations concerning the tax consequences to any particular Holder are made. This summary is not exhaustive of all possible income tax considerations under the Tax Act that may affect a Holder. The tax consequences of acquiring, holding and disposing of the Rights and Common Shares issuable thereunder will vary according to the Holder's particular circumstances. Accordingly, Holders should consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Rights or Common Shares.

Residents of Canada

The following portion of this summary is generally applicable to a Holder that, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be a resident of Canada (a "Resident Holder").

Resident Holders that might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have their Common Shares and all other "Canadian securities" (as defined in subsection 39(6) of the Tax Act) owned in the taxation year of the election, and all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such Resident Holders should consult their own tax advisors as to whether an election under subsection 39(4) of the Tax Act is available and advisable in their particular circumstances. The Rights are not "Canadian securities" as defined in subsection 39(6) of the Tax Act, and accordingly such election is not available in respect of the Rights.

This summary does not apply to a Resident Holder: (i) that is a "financial institution" for purposes of the "mark-to-market" rules in the Tax Act, (ii) that is a "specified financial institution" or "restricted financial institution" (each as defined in the Tax Act), (iii) to which the "functional currency" reporting rules in section 261 of the Tax Act apply, (iv) that enters into or has entered into, with respect to the Rights or Common Shares, a "synthetic disposition arrangement" or "derivative forward agreement" (each as defined in the Tax Act), (v) that receives dividends on the Common Shares under or as part of a "dividend rental arrangement" (as defined in the Tax Act), (vi) an interest in which is a "tax shelter investment" (as defined in the Tax Act), or (vii) that is otherwise of special status or in special circumstances. Such Resident Holders should consult their own tax advisors.

This summary does not address the possible application of the "foreign affiliate dumping" rules to a Resident Holder (i) that is a corporation that is (or that becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Rights or Common Shares) controlled by a non-resident person or by a group of non-resident persons that do not deal with each other at arm's length for purposes of the rules in section 212.3 of the Tax Act, or (ii) that does not deal at arm's length for purposes of the Tax Act with any such corporation. Such Resident Holders should consult their own tax advisors.

This summary does not address the deductibility of interest by a Resident Holder who borrows money to acquire Rights or Common Shares. Such Resident Holders should also consult their own tax advisors with respect to an investment in Rights or Common Shares.

Acquisition of Rights

A Resident Holder that receives a Right pursuant to the Offering will not be required to include the value of such Right in computing the Resident Holder's income for purposes of the Tax Act.

Rights received by a Resident Holder pursuant to the Offering will have an adjusted cost base of nil. The cost of a Right acquired by a Resident Holder at any time will be averaged with the adjusted cost base of all other Rights held by that Resident Holder as capital property at that time for the purposes of determining the adjusted cost base to that Resident Holder of each Right at that time.

Exercise of Rights

The exercise of a Right will not constitute a disposition of that Right for purposes of the Tax Act and, accordingly, a Resident Holder will not realize a gain or loss on such exercise.

The aggregate cost to a Resident Holder of the Common Shares acquired on the exercise of a Right will be equal to the aggregate amount of the Subscription Price for the Common Shares so acquired and the Resident Holder's adjusted cost base of the Right, if any, immediately before the exercise. The adjusted cost base to a Resident Holder at any time of Common Shares received on the exercise of Rights will be determined by averaging the cost of such Common Shares with the adjusted cost base of any other Common Shares owned by the Resident Holder as capital property at that time.

Expiry of Rights

The expiry or termination of an unexercised Right held by a Resident Holder will result in a capital loss to the Resident Holder equal to the adjusted cost base, if any, of the Right immediately before its expiry or termination. Any such capital loss will be subject to the treatment described below under the heading "Treatment of Capital Gains and Capital Losses".

Other Dispositions of Rights

A Resident Holder that disposes of or is deemed to dispose of a Right (other than as a result of the exercise of the Right) generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Right exceed (or are exceeded by) the aggregate of the Resident Holder's adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) realized on the disposition of a Right (otherwise than by the exercise of the Right) is described below under the heading "Treatment of Capital Gains and Capital Losses".

Treatment of Capital Gains and Capital Losses

Generally, one-half of the amount of any capital gain (a "Taxable Capital Gain") realized by a Resident Holder in a taxation year must be included in computing the Resident Holder's income in that year, and one-half of the amount of any capital loss (an "Allowable Capital Loss") realized by a Resident Holder in a taxation year generally must be deducted from Taxable Capital Gains realized by the Resident Holder in that year. Allowable Capital Losses in excess of Taxable Capital Gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against Taxable Capital Gains realized in such years to the extent and under the circumstances described in the Tax Act.

A Resident Holder that is throughout its relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act), or that is a "substantive CCPC" (as defined in the Tax Act) at any time in the year, may be liable to pay an additional tax (refundable in certain circumstances) on its "aggregate investment income", which is defined in the Tax Act to include certain amounts in respect of Taxable Capital Gains.

Capital gains realized by a Resident Holder that is an individual including a trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Holders should consult their own advisors with respect to the application of the alternative minimum tax.

Receipt of Dividends on Common Shares

Dividends received or deemed to be received on Common Shares by a Resident Holder will be included in computing the Resident Holder's income for the purposes of the Tax Act.

Dividends received or deemed to be received on Common Shares, if any, by a Resident Holder that is an individual (other than certain trusts) will be included in computing the individual's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from a taxable Canadian corporation. Taxable dividends received or deemed to be received by such individual which are designated by the Company as "eligible dividends" in accordance with the Tax Act will be subject to enhanced gross-up and dividend tax credit rules under the Tax Act.

Taxable dividends received by a Resident Holder that is an individual including a trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Holders should consult their own advisors with respect to the application of the minimum tax.

Dividends received or deemed to be received on Common Shares, if any, by a Resident Holder that is a corporation will be included in computing the corporation's income and generally will be deductible in computing the taxable income of the corporation, subject to all restrictions and special rules under the Tax Act. A corporation that is a "private corporation" or a "subject corporation", each as defined in the Tax Act, may be liable to pay a refundable tax on dividends received or deemed to be received by it, to the extent such dividends are deductible in computing the corporation's taxable income. In certain circumstances, subsection 55(2) of the Tax Act may treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as a gain from the disposition of capital property or proceeds of disposition. Any such Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation", or that is a "substantive CCPC" (each as defined in the Tax Act) at any time in the year, may be liable to pay an additional tax (refundable in certain circumstances) on its "aggregate investment income", which is defined in the Tax Act to include certain amounts in respect of any dividends or deemed dividends that are not deductible in computing the Resident Holder's taxable income. Any such Resident Holders should consult their own tax advisors having regard to their own circumstances.

Disposition of Common Shares

On a disposition or a deemed disposition of a Common Share (other than in a disposition to the Company that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market), a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share exceed (or are exceeded by) the Resident Holder's adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is described above under the heading "Treatment of Capital Gains and Capital Losses".

The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the Common Share (or on a share for which such Common Share has been substituted), to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares directly, or indirectly through a partnership or a trust. Resident Holders to which these rules may be relevant should consult their own tax advisors.

Eligibility for Investment

In the opinion of Blakes, Canadian counsel to the Company, subject to the provisions of any particular plan and based on the provisions of the Tax Act and the regulations thereunder in force on the date hereof:

1.	the Rights will be qualified investments under the Tax Act at a particular time for a trust governed by a registered retirement savings plan ("RRSP"), registered retirement income fund ("RRIF"), registered education savings plan ("RESP"), registered disability savings plan ("RDSP"), deferred profit sharing plan, a tax-free savings account (a "TFSA") or a first home savings account ("FHSA"), each as defined in the Tax Act (each of the foregoing, a "Plan"), provided that, at the particular time, the Rights are listed on a "designated stock exchange" (as defined in the Tax Act), which currently includes the TSX and the NYSE; and

2.	the Common Shares issuable upon exercise of the Rights will be qualified investments under the Tax Act at a particular time for a trust governed by a Plan, provided that, at the particular time, the Common Shares are listed on a "designated stock exchange" (as defined in the Tax Act), which currently includes the TSX and the NYSE.

Notwithstanding the foregoing, if the Rights or Common Shares, as applicable, are a "prohibited investment" (as defined in the Tax Act) for a particular RRSP, RRIF, RESP, RDSP, TFSA or FHSA (each a "Registered Plan"), the annuitant of an RRSP or RRIF, holder of a TFSA, FHSA or RDSP or subscriber of a RESP (each such person referred to as a "Plan Subscriber"), as the case may be, will be subject to a penalty tax as set out in the Tax Act. The Rights and Common Shares will not be a "prohibited investment" for a Registered Plan provided that the Plan Subscriber deals at arm's length with the Company for purposes of the Tax Act and does not have a "significant interest" (within the meaning of the Tax Act for purposes of the prohibited investment rules) in the Company. In addition, the Common Shares will generally not be a "prohibited investment" if the Common Shares are "excluded property" (as defined in the Tax Act for purposes of the prohibited investment rules). Plan Subscribers should consult with their own tax advisors as to whether the Rights or Common Shares will be a prohibited investment for such Registered Plans in their particular circumstances.

Prospective investors who intend to hold Rights or Common Shares in their FHSA, TFSA, RRSP, RESP, RDSP or RRIF are urged to consult their own tax advisors regarding their particular circumstances.

Non-Residents of Canada

The following portion of this summary is generally applicable to a Holder that, at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention, is (i) neither a resident nor deemed to be a resident of Canada, and (ii) does not use or hold, and is not deemed to use or hold, Rights or Common Shares in connection with a business carried on in Canada (a "Non-Resident Holder"). This part of the summary is not applicable to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or that is an "authorized foreign bank" (as defined in the Tax Act). Such holders should consult their own tax advisors.

Acquisition of Rights

The issuance of Rights to a Non-Resident Holder pursuant to the Offering will not be subject to Canadian withholding tax, and no other tax will be payable under the Tax Act by a Non-Resident Holder in respect of the exercise of Rights pursuant to the Offering.

Exercise of Rights

The exercise of a Right by a Non-Resident Holder will not constitute a disposition of that Right for purposes of the Tax Act and, consequently, a Non-Resident Holder will not realize a gain or loss on such exercise.

The adjusted cost base to a Non-Resident Holder of the Common Shares acquired on the exercise of a Right will be the same as described above with respect to a Resident Holder under the heading "Residents of Canada – Exercise of Rights".

Expiry of Rights

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of the expiry or termination of an unexercised Right.

Other Dispositions of Rights

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any gain realized on a disposition of Rights unless the Rights disposed of constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

The Rights will generally only be "taxable Canadian property" of a Non-Resident Holder if the Common Shares to be issued upon the exercise of the Rights would be "taxable Canadian property" of the Non-Resident Holder, as described below under the heading "Certain Canadian Federal Income Tax Considerations – Disposition of Common Shares".

Receipt of Dividends on Common Shares

Dividends on Common Shares paid or credited, or deemed to be paid or credited, to a Non-Resident Holder will generally be subject to non-resident withholding tax under the Tax Act at a rate of 25% on the gross amount of the dividend, subject to potential reduction under the provisions of an applicable income tax treaty or convention between Canada and the country where the Non-Resident Holder is resident. For example, under the Canada-United States Income Tax Convention (1980) (the "Treaty"), the withholding tax rate in respect of a dividend paid to a person who is the beneficial owner of the dividend and is resident in the United States for purposes of, and entitled to the full benefits under, the Treaty, is generally reduced to 15% of the gross amount of the dividend. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any gain realized on a disposition of Common Shares unless the Common Shares disposed of constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, a Common Share will not be "taxable Canadian property" of a Non-Resident Holder at a particular time provided the Common Share is listed on a "designated stock exchange" (as defined in the Tax Act), which currently includes the TSX and the NYSE, unless, at any time during the 60-month period preceding the particular time, (a) the Common Share derived more than 50% of its fair market value directly or indirectly from one or any combination of real or immovable properties situated in Canada, "Canadian resource properties" or "timber resource properties" (each as defined in the Tax Act), or options in respect of, interests in, or civil law rights in, any of the foregoing, and (b) at such time 25% or more of the issued shares of any class or series of the Company's shares were owned by one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at "arm's length" (within the meaning of the Tax Act), and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) held a membership interest directly or indirectly through one or more partnerships. Pursuant to Tax Proposals released on July 23, 2026, shares that are listed on a designated stock exchange would be deemed to include an option in respect of, or an interest in, or for civil law a right in, the shares, whether or not the property exists, such that the options, interests or rights held by a Non-Resident Holder would be included in determining whether the holder exceeds the 25% threshold described above. These Tax Proposals are proposed to come into force on Royal Assent. A Non-Resident Holder's Common Shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

A Non-Resident Holder contemplating a disposition of Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such a disposition.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the receipt, acquisition, ownership, exercise, sale or other disposition, lapse or cancellation of Rights and the acquisition, ownership and disposition of Common Shares, including Additional Subscription Shares, acquired pursuant to the Offering.

This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), existing final, temporary and proposed U.S. Treasury Regulations, administrative pronouncements of the United States Internal Revenue Service (the "IRS"), judicial decisions and the Treaty, all as in effect and available on the date of this Prospectus. These authorities may change or be interpreted differently, possibly with retroactive effect. Proposed Treasury Regulations are not binding unless finalized and may be finalized in a different form. This summary is not binding on the IRS or any court, and no ruling from the IRS has been or will be sought.

For purposes of this summary, a "U.S. Holder" is a beneficial owner of Common Shares or Rights that, for U.S. federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a U.S. court can exercise primary supervision over its administration and one or more United States persons can control all of its substantial decisions, or if the trust has made a valid election to be treated as a United States person.

If a partnership or other pass-through entity or arrangement holds Common Shares or Rights, the U.S. federal income tax treatment of an owner generally will depend on the owner's status and the activities of the entity. Such entities and their owners should consult their own tax advisors.

This summary assumes that the Common Shares and Rights are held as capital assets. It does not address all tax consequences that may be relevant to a U.S. Holder in light of its particular circumstances, U.S. federal estate, gift or other non-income taxes, or state, local or non-U.S. taxes. It also does not address special rules applicable to, among others, banks and other financial institutions; insurance companies; regulated investment companies; real estate investment trusts; brokers, dealers or traders in securities, commodities or currencies; tax-exempt entities; retirement plans or tax-deferred accounts; persons subject to special tax accounting rules because an item is taken into account in an applicable financial statement; persons holding the securities as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; persons whose functional currency is not the U.S. dollar; United States expatriates; persons acquiring the securities as compensation; S corporations; partnerships and other pass-through entities or their owners; or persons that own, directly, indirectly or constructively, 10% or more of the Company's voting power or value. A U.S. Holder that owns, acquires or disposes of certain significant interests in the Company may be required to file IRS Form 5471 and, if the Company is a controlled foreign corporation, may be subject to current income inclusions and additional reporting. This summary also does not address the special consequences to the Standby Purchasers of the Standby Purchase Agreement or the Standby Commitment.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE OFFERING IN THEIR PARTICULAR CIRCUMSTANCES.

Consequences of the Receipt, Ownership, Exercise, Disposition and Lapse of Rights

Receipt of Rights

The distribution of Rights should be a non-taxable distribution under Section 305(a) of the Code. This conclusion assumes, among other matters, that the Rights are distributed pro rata, holders cannot elect to receive cash or other property from the Company instead of Rights, and a sale of Rights by the Rights Agent or an applicable Participant for an Ineligible Holder is treated for U.S. federal income tax purposes as a distribution of those Rights to that Ineligible Holder immediately followed by a sale of those Rights on behalf of that holder. However, a related distribution or redemption by the Company could cause the Rights distribution to be treated as part of a taxable disproportionate distribution. There can be no assurance that the IRS will agree with this treatment.

If the Rights distribution is taxable, a U.S. Holder generally would be treated as receiving a distribution equal to the fair market value of the Rights on the distribution date. The distribution would be a dividend to the extent of the Company's current and accumulated earnings and profits, then a non-taxable return of capital to the extent of the U.S. Holder's basis in its Common Shares, and thereafter capital gain. Because the Company may not calculate its earnings and profits under U.S. federal income tax principles, a U.S. Holder generally should expect to treat the full amount as a dividend. Subject to applicable holding-period and other requirements and the PFIC rules, any dividend received by a non-corporate U.S. Holder generally should qualify for preferential rates applicable to qualified dividend income because the Common Shares are listed on the NYSE. The Rights would have a basis equal to their fair market value, and their holding period would begin on the day after the distribution date. A U.S. Holder could recognize taxable income even if the Rights later expire without value. Except as otherwise stated, the remainder of this discussion assumes the distribution of Rights to a U.S. Holder is not taxable.

Tax Basis and Holding Period

If the fair market value of distributed Rights is less than 15% of the fair market value of the Common Shares with respect to which they are distributed, the Rights generally will have no basis unless the U.S. Holder elects to allocate part of its basis in those Common Shares between the Common Shares and Rights in proportion to their relative fair market values on the distribution date. The election must apply to all Rights received by that holder with respect to Common Shares of the same class, is irrevocable and must be included with the holder's timely filed U.S. federal income tax return, including extensions, for the year of receipt. If the Rights' fair market value is 15% or more of the Common Shares' fair market value, basis must be allocated in that manner if the Rights are sold or exercised. The holding period of a Right received in a non-taxable distribution generally includes the holding period of the Common Share with respect to which it was distributed.

A U.S. Holder that purchases a Right generally will have basis equal to its U.S.-dollar cost and a holding period beginning on the day after the acquisition date.

Exercise of Rights

A U.S. Holder generally should not recognize gain or loss upon exercising Rights under the Basic Subscription Privilege or acquiring Additional Subscription Shares under the Additional Subscription Privilege. A U.S. Holder's aggregate basis in Common Shares acquired under the Basic Subscription Privilege and the Additional Subscription Privilege generally should equal the aggregate U.S.-dollar value of the Subscription Price paid plus its aggregate basis, if any, in the Rights exercised, allocated among the acquired Common Shares on a reasonable basis. The holding period of a Common Share acquired under the Basic Subscription Privilege generally should begin on and include the date the applicable Rights are exercised. The holding period of an Additional Subscription Share generally should begin when the U.S. Holder's entitlement to that share becomes fixed.

The return of excess or unused subscription funds, in the currency received and without interest or deduction, generally should not produce income or loss, except for possible foreign currency gain or loss. This discussion assumes U.S. Holders do not beneficially own and are not entitled to earnings on subscription funds held by the Rights Agent; if this is incorrect, those earnings may be taxable to them. A U.S. Holder that sells Common Shares at a loss within 30 days before or after acquiring or exercising Rights or acquiring Common Shares pursuant to the Offering may be subject to the wash-sale rules if the relevant interests are substantially identical.

Sale or Other Taxable Disposition of Rights

Upon a sale or other taxable disposition of a Right, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and its adjusted basis in the Right, subject to the PFIC and foreign currency considerations discussed below. The gain or loss will be long-term if the holder's holding period in the Right exceeds one year. The deductibility of capital losses is limited. Such gain or loss generally will be U.S.-source for foreign tax credit purposes.

A sale of Rights by the Rights Agent for a registered Ineligible Holder generally should be treated as a sale by that holder. The amount realized generally will equal gross sale proceeds, including amounts applied to withholding and amounts not remitted because they are less than the C$10 remittance threshold, reduced by selling expenses. A sale of Rights by a Participant for a beneficial Ineligible Holder generally should be treated in the same manner, subject to the Participant's applicable procedures. Any conversion of sale proceeds may produce foreign currency gain or loss.

Lapse, Expiration, Cancellation or Termination of Rights

A Right received in the non-taxable distribution that expires unexercised generally will not produce gain or loss because no basis is allocated to an unexercised Right. If a purchased Right, or a Right received in a taxable distribution, expires unexercised, the holder generally may recognize a capital loss equal to its basis in the Right, subject to the PFIC and foreign currency considerations discussed below. Similar principles generally should apply to a cancellation or termination of Rights.

If the Offering is not completed, subscription funds will be returned in the currency received, without interest or deduction, and the return generally should not produce income or loss except for possible foreign currency gain or loss. The related Rights should be treated as lapsed, cancelled or terminated; accordingly, a purchased Right or other Right having basis may produce a loss notwithstanding the full return of the Subscription Price.

Consequences of Owning and Disposing of Common Shares

Distributions on Common Shares

Subject to the PFIC rules, the gross amount of a distribution on a Common Share, including Canadian tax withheld, generally will be dividend income to the extent of the Company's current and accumulated earnings and profits. Any excess generally will first reduce the holder's basis in the Common Share, but not below zero, and then be capital gain. Because the Company may not calculate its earnings and profits under U.S. federal income tax principles, a U.S. Holder generally should expect to treat the full amount as a dividend.

Dividends generally will not qualify for the dividends-received deduction available to U.S. corporations. Subject to applicable holding-period and other requirements, dividends received by a non-corporate U.S. Holder generally should qualify for preferential rates applicable to qualified dividend income because the Common Shares are listed on the NYSE, provided the Company is not a PFIC in the year of the dividend or the preceding year. Dividends generally will be foreign-source passive-category income for foreign tax credit purposes.

Sale or Other Taxable Disposition of Common Shares

Subject to the PFIC rules, a U.S. Holder generally will recognize capital gain or loss on a sale or other taxable disposition of a Common Share equal to the difference between the amount realized and its adjusted basis. The gain or loss will be long-term if the holding period exceeds one year. The deductibility of capital losses is limited. Such gain or loss generally will be U.S.-source for foreign tax credit purposes.

Potential Adjustments to Warrants and Share Units

The terms of the Company's outstanding warrants provide for adjustments to the exercise price and the number of Common Shares issuable upon exercise in connection with the Offering. An adjustment may be treated as a deemed distribution to a U.S. person holding an affected warrant. A bona fide, reasonable anti-dilution adjustment made under a formula that prevents dilution generally should not be treated as a deemed distribution; an excessive or other non-qualifying adjustment may result in a taxable deemed distribution even though no cash or other property is received. The Board may also adjust outstanding Share Units. Those instruments are compensatory, and the U.S. federal income tax consequences of any adjustment are outside the scope of this summary.

Passive Foreign Investment Company Considerations

This discussion assumes that the Company was not a passive foreign investment company (a "PFIC") for its most recently completed taxable year, which the Company believes was the case, and will not be a PFIC for its current taxable year or any taxable year during which a U.S. Holder holds a Right or Common Share. PFIC status is determined annually and cannot be known with certainty until after the end of the relevant year. If the Company were a PFIC, materially adverse tax and additional reporting consequences, including IRS Form 8621, may apply.

Foreign Currency Considerations

The conclusions above are subject to the foreign currency rules. For U.S. federal income tax purposes, a U.S. Holder generally must translate a Canadian-dollar Subscription Price, purchase price, sale proceeds, return of subscription funds or dividend into U.S. dollars at the applicable spot rate when paid, received or taken into account. Special settlement-date rules may apply to certain securities traded on an established market.

Using Canadian dollars to purchase or exercise Rights may itself be a taxable disposition of the Canadian dollars and produce U.S.-source ordinary foreign currency gain or loss. A return of Canadian-dollar subscription funds also may produce foreign currency gain or loss. If Canadian dollars received are converted into U.S. dollars on the receipt date, a cash-method holder generally should not recognize additional foreign currency gain or loss; a later disposition may produce U.S.-source ordinary foreign currency gain or loss.

Foreign Tax Credit Considerations

Subject to applicable limitations, a U.S. Holder may claim Canadian tax withheld from dividends as a credit against U.S. federal income tax or, at the holder's election, as a deduction. A tax generally is creditable only to the extent legally owed by the holder, nonrefundable and not in excess of the Treaty rate. Dividends generally should be foreign-source income, while gain from disposing of Rights or Common Shares generally will be U.S.-source. A holder therefore may be unable to credit Canadian tax imposed on a disposition. The foreign tax credit rules are complex, and U.S. Holders should consult their own tax advisors.

Net Investment Income Tax

Certain individuals, estates and trusts are subject to a 3.8% tax on all or part of their net investment income, which may include dividends and net gains from dispositions of Rights or Common Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders may be required to report an interest in the Company or the Offering on IRS Form 8938, subject to applicable thresholds and exceptions; securities held through a U.S. brokerage account generally are not reported separately on that form. IRS Form 8621 may be required if the Company were a PFIC. IRS Form 926 also may be required if a payment made to exercise Rights or another transfer is a reportable transfer to a foreign corporation and, among other cases, the holder owns at least 10% of the Company immediately after the transfer or the holder and related persons transfer more than US$100,000 to the Company during the relevant 12-month period.

A taxable distribution of Rights, dividends and proceeds from dispositions of Rights or Common Shares paid within the United States or through certain U.S.-related intermediaries generally may be subject to information reporting and backup withholding, currently at 24%, unless the holder provides a correct taxpayer identification number and required certifications or establishes an exemption. Backup withholding is not an additional tax and generally may be credited against the holder's U.S. federal income tax liability or refunded if the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding applicable reporting and backup-withholding requirements.

INTERESTS OF EXPERTS

Certain legal matters relating to Canadian law will be passed upon for us by Blakes and certain legal matters relating to U.S. law will be passed upon for us by Scale. The partners and associates of Blakes and Scale as a group beneficially own, directly or indirectly, less than one percent of any class of the Company's securities.

The Company's auditors, Deloitte LLP, are independent of the Company within the meaning of the U.S. Securities Act, and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB and within the meaning of the rules of professional conduct of the Chartered Professional Accountants of Alberta.

Connacher's auditors, MNP LLP, are independent of Connacher within the meaning of the rules of professional conduct of the Chartered Professional Accountants of Alberta.

McDaniel are the Company's independent engineers and have prepared the McDaniel Report (as defined in the Greenfire AIF). The principals of McDaniel do not beneficially own, directly or indirectly, securities of the Company.

GLJ are Connacher's independent engineers and have prepared the Connacher Reserves Report. The principals of GLJ do not beneficially own, directly or indirectly, securities of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent auditor of Greenfire is Deloitte LLP, Suite 700, 850 – 2nd Street SW, Calgary, Alberta, T2P 0R8.

The registrar and transfer agent for the Common Shares in Canada is Odyssey Trust Company of Canada at its principal offices in Calgary, Alberta.

The co-transfer agent for the Common Shares in the United States is Odyssey Transfer and Trust Company at its principal office in Woodbury, Minnesota.

ENFORCEABILITY OF CIVIL LIABILITIES

Enforcement by United States Holders

The Company is a corporation organized under the laws of Alberta, Canada. Certain of the Company's directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, as well as all or a substantial portion of the Company's assets, are located outside the United States. Concurrent with the filing of this Prospectus, the Company has appointed an agent for service of process in the United States (as described below), but it may be difficult for holders of the Company's securities that reside in the United States to effect service within the United States upon those directors, officers and experts that are not residents of the United States. It may also be difficult for holders of the Company's securities that reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company's civil liability and the civil liability of its directors, officers and experts under U.S. federal securities laws. The Company has been advised by its Canadian counsel, Blakes, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or "blue sky" laws of any state within the United States would probably be enforceable in Canada if the U.S. court in which the judgment was obtained assumed jurisdiction on the same basis that a court in Canada would assume jurisdiction. The Company has also been advised by Blakes, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Company has filed with the SEC, concurrently with its Registration Statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or related to or concerning the Offering of the securities under this Prospectus.

EXEMPTION

Pursuant to a decision of the Autorité des marchés financiers dated July 22, 2026, the Company was granted an exemption from the requirement to translate into French the documents incorporated by reference in this Prospectus.

STATUTORY AND CONTRACTUAL RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages must be exercised by the purchaser within the time limit prescribed by the securities legislation of such purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The Company will file with the SEC under the U.S. Securities Act a Registration Statement on Form F-10 relating to the Offered Securities being offered hereunder and of which this Prospectus forms a part. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in such Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the Registration Statement will be available on the SEC's website at www.sec.gov.

The following documents will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (i) the documents listed under "Documents Incorporated by Reference"; (ii) the consent of Deloitte LLP; (iii) the consent of Blakes; (iv) the consent of Scale; (v) the consent of MNP LLP; (vi) the consent of McDaniel; (vii) the consent of GLJ Ltd.; and (viii) powers of attorney. Shareholders in the United States are encouraged to read the Registration Statement, including exhibits, carefully and in their entirety.

APPENDIX "A" – CONNACHER OIL AND GAS LIMITED CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Page
Unaudited Condensed Interim Consolidated Financial Statements of Connacher Oil and Gas Limited as at and for the three month period ended March 31, 2026 and 2025	A-2

Audited Consolidated Financial Statements of Connacher Oil and Gas Limited as at and for the years ended December 31, 2025 and 2024	A-16

CONNACHER OIL AND GAS LIMITED

interim consolidated statements of financial position

unaudited

As at (Canadian dollars in thousands)	Notes	March 31, 2026	December 31, 2025
ASSETS			Audited
CURRENT ASSETS
Cash and cash equivalents		$46,734	$97,019
Trade and accrued receivables		76,216	59,678
Inventory		17,640	16,933
Other assets		3,864	4,536
Risk management contracts		-	5,111
		144,454	183,277

NON-CURRENT ASSETS
Terminal and pipeline access	3	13,987	14,212
Property, plant, and equipment ("PP&E")	4	614,017	611,505
TOTAL ASSETS		$772,458	$808,994

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade and accrued payables		$82,847	$62,443
Risk management contracts	5	39,160	-
Subsidiary Debt Facility	6	1,536	1,494
		123,543	63,937

NON-CURRENT LIABILITIES
Term Loan	6	55,824	54,860
Subsidiary Debt Facility	6	44,839	45,239
Decommissioning obligations	7	57,941	57,186
TOTAL LIABILITIES		282,147	221,222

SHAREHOLDERS' EQUITY
Share capital	8	1,196,382	1,228,861
Contributed surplus		39,224	47,338
Deficit		(745,295)	(688,427)
TOTAL SHAREHOLDERS' EQUITY		490,311	587,772
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$772,458	$808,994

Contractual obligations, commitments, and contingencies (note 14)

The accompanying notes are an integral part of the interim consolidated financial statements.

Approved by the Board:

Signed,	Signed,

"Perry Schuldhaus"	"Joe-Victor Shammas"

Director	Director

CONNACHER OIL AND GAS LIMITED

interim Consolidated Statements of Operations and Comprehensive earnings (loss)

Unaudited

For the three months ended March 31, (Canadian dollars in thousands)	Notes	2026	2025
INCOME
Revenue, net of royalties	10	$187,518	$163,029
Interest and other income	10	846	296
		188,364	163,325

EXPENSES AND OTHER INCOME
Diluent costs		83,863	79,762
Operating		26,444	26,398
Transportation and handling		19,174	7,598
General and administrative		5,366	5,944
Share-based compensation	9	292	458
Depletion, depreciation, and amortization	4	34,468	24,556
Foreign exchange (gain) loss		1,079	(124)
Finance charges	11	2,401	2,583
Loss on disposition and derecognition of PP&E	4	98	728
Loss (gain) on risk management contracts	5	50,070	(730)
		223,255	147,173

TOTAL COMPREHENSIVE EARNINGS (LOSS)		$(34,891)	$16,152

NET EARNINGS (LOSS) PER SHARE	8.2
Basic		$(3.40)	$1.57
Diluted		$(3.40)	$1.50

The accompanying notes are an integral part of the interim consolidated financial statements.

CONNACHER OIL AND GAS LIMITED

interim consolidated Statements of Changes in Shareholders' EQUITY

Unaudited

For the three months ended March 31, (Canadian dollars in thousands)	Notes	2026	2025
SHARE CAPITAL
Balance, beginning of period		$1,228,861	$1,242,395
Cash received on shares issued upon exercise of stock options	8, 9	5,525	-
Transfer from contributed surplus - stock options exercised	8, 9	2,078	-
Shares issued from treasury		-	1,146
Return of capital	8	(40,082)	-
Balance, end of period		1,196,382	1,243,541

CONTRIBUTED SURPLUS
Balance, beginning of period		47,338	46,014
Share-based compensation	9	292	458
Stock options surrendered	8, 9	(6,328)	-
Transfer to share capital - stock options exercised	8, 9	(2,078)	-
Balance, end of period		39,224	46,472

DEFICIT
Balance, beginning of period		(688,427)	(737,277)
Net earnings (loss)		(34,891)	16,152
Eligible dividend	8	(21,977)	-
Balance, end of period		(745,295)	(721,125)

Total shareholders' equity		$490,311	$568,888

The accompanying notes are an integral part of the interim consolidated financial statements.

CONNACHER OIL AND GAS LIMITED

interim consolidated STATEMENTS OF CASH FLOWs

unaudited

For the three months ended March 31, (Canadian dollars in thousands)	Notes	2026	2025
OPERATING
Earnings (loss) from operations		$(34,891)	$16,152
Adjustments for:
Depletion, depreciation and amortization	4	34,468	24,556
Share-based compensation	9	292	458
Finance charges - non-cash portion	11	549	549
Interest expense on Term Loan	11	1,837	2,007
Unrealized foreign exchange loss (gain)		953	(136)
Unrealized loss (gain) on risk management contracts	5	44,271	(5,866)
Loss on disposition and derecognition of PP&E	4	98	728
Decommissioning obligations settled	7	(481)	(310)
Changes in non-cash working capital	13	(3,096)	804
Cash flow from operating activities		44,000	38,942

INVESTING
Expenditures on PP&E	4	(35,617)	(37,658)
Changes in non-cash working capital	13	6,378	(6,815)
Cash flow used in investing activities		(29,239)	(44,473)

FINANCING
Interest paid on Term Loan	6	(1,859)	(2,009)
Distribution - return of capital	8	(40,082)	-
Distribution - eligible dividend	8	(21,977)	-
Subsidiary Debt Facility payments	6	(358)	(319)
Payments on lease obligations		-	(60)
Stock options exercised	8, 9	5,525	-
Stock options surrendered	9	(6,328)	-
Shares issued from treasury		-	1,146
Cash flow (used in) financing activities		(65,079)	(1,242)
		(50,318)	(6,773)
Foreign exchange gain on cash balances held in foreign currency		33	14
Cash and cash equivalents, beginning of period		97,019	39,419
Cash and cash equivalents, end of period		$46,734	$32,660

The accompanying notes are an integral part of the interim consolidated financial statements.

Connacher oil and gas limited

Notes to the interim consolidated Financial Statements

FOR THE three months ended march 31, 2026 and 2025

(AMOUNTS EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS, UnlESS OTHERWISE NOTED and excluding share amounts)

1. NATURE OF OPERATIONS

Connacher Oil and Gas Limited and its subsidiaries ("Connacher" or the "Company") is an in situ oil sands developer, producer, and marketer of bitumen.

The Company was formed on September 30, 2019 through the amalgamation of Connacher Oil and Gas Limited and its wholly owned subsidiary, 11403389 Canada Inc.

In Q3 2023, wholly owned subsidiaries—Great Divide Midstream GP Inc. ("GDMGP") and Great Divide Midstream Limited Partnership ("GDMLP")—were formed to own and operate certain of the Company's current and future dilbit pipeline and other assets.

Connacher owns a 100% equity interest in GDMGP.

Connacher ownership in GDMLP consists of: an indirect ownership of 100% of the Class A Common units via GDMGP and direct ownership of 100% of the Class C LP units. An affiliate of the lender in the Subsidiary Debt Facility (refer to interim consolidated financial statement notes 3 and 6.4 for further discussion) holds 100% of the Class B Preferred units of GDMLP, which entitle the holder to a 20% economic interest in the excess cash flows of GDMLP for 18 years.

The address of the Company's principal office is Suite 3100, 333 7th Avenue SW, T2P 2Z1, Calgary, Alberta

2. BASIS OF PREPARATION

2.1 Statement of compliance

The condensed interim consolidated financial statements (the "Interim Consolidated Financial Statements") have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board ("IASB").

Certain information and disclosures normally required to be included in the notes to the Interim Consolidated Financial Statements have been condensed or omitted. Accordingly, the Interim Consolidated Financial Statements should be read in conjunction with the consolidated financial statements for the year-ended December 31, 2025, which were prepared in accordance with IFRS.

The Interim Consolidated Financial Statements were approved and authorized for issuance by the Board of Directors on May 13, 2026.

2.2 Basis of measurement

The Interim Consolidated Financial Statements have been prepared on a historical cost basis, except for risk management contracts and share-based payments. Initially, risk management contracts and share-based payments are measured at fair value. Subsequent remeasurement of risk management contracts at fair value is completed at period-end.

2.3 Functional and presentation currency

The Interim Consolidated Financial Statements are presented in Canadian dollars, which is the functional currency of the Company and its subsidiaries.

2.4 Basis of Consolidation

The Interim Consolidated Financial Statements include the accounts of Connacher, GDMLP, and GDMGP.

2.5 Use of judgments and assumptions

The timely preparation of the Interim Consolidated Financial Statements requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses for the reporting period. The judgments, estimates, and assumptions are based on current data and relevant information available to the Company at the time of the Interim Consolidated Financial Statements preparation. Accordingly, actual reported amounts may differ from estimated amounts as future confirming events occur.

3. Terminal and Pipeline access

As part of the dilbit pipeline project, the Company funded the construction of certain connection assets. Connacher does not own any of the infrastructure at the terminal facility, nor the downstream pipeline network that it funded. As a result, the costs are not recognized in Connacher's PP&E and are presented separately.

As at (Canadian dollars in thousands)	Notes	March 31, 2026
Balance, December 31, 2025		$14,212
Amortization		(225)
Balance, March 31, 2026		$13,987

4. PP&E

As at (Canadian dollars in thousands)	Petroleum and natural gas properties ("PNG")	Corporate	Pipeline	Total
Cost
Balance, December 31, 2025	$1,939,813	$19,391	$86,926	$2,046,130
Additions	35,541	-	76	35,617
Derecognition and dispositions	(1,552)	-	-	(1,552)
Decommissioning additions (note 7)	846	-	-	846
Change in decommissioning obligations (note 7)	(159)	-	-	(159)
Balance, March 31, 2026	$1,974,489	$19,391	$87,002	$2,080,882

	Petroleum and natural gas properties	Corporate	Pipeline	Total
Accumulated depletion, depreciation, and impairment
Balance, December 31, 2025	$1,415,132	$16,224	$3,269	$1,434,625
Depletion and depreciation	32,907	62	725	33,694
Derecognition and dispositions	(1,454)	-	-	(1,454)
Balance, March 31, 2026	$1,446,585	$16,286	$3,994	$1,466,865

Carrying amount of PP&E
As at December 31, 2025	$524,681	$3,167	$83,657	$611,505
As at March 31, 2026	$527,904	$3,105	$83,008	$614,017

PP&E carrying costs of $531.0 million (December 31, 2025 - $527.8 million) serve as collateral for the Credit Facility and Term Loan.

Pipeline carrying costs of $81.1 million (December 31, 2025 - $83.7 million) serve as collateral for Subsidiary Debt Facility. Refer to interim consolidated financial statement note 6 for further discussion.

For the three months ended March 31, 2026:

●	$549 thousand (Q1 2025 - $356 thousand) was expensed as part of inventory; and,

●	Future development costs totaling $7.5 billion (Q1 2025 - $6.8 billion) were included in the depletion calculation for PP&E.

At each financial reporting date, the Company considers potential indicators of impairment or reversal or previous impairments.

At March 31, 2026 and December 31, 2025, no indicators of impairment or reversal of previous impairment were identified.

5. fair value measurements and risk management

The Company's current financial instruments include cash and cash equivalents, trade and accrued receivables, trade and accrued payables, Credit Facility, Term Loan, Subsidiary Debt Facility, and risk management contracts.

5.1 Fair value of financial instruments

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimates cannot be determined with exact precision as they are subjective in nature and involve uncertainties and matters of judgment.

The following table shows the comparison of the carrying and fair values of the Company's financial instruments by classification:

	March 31, 2026		December 31, 2025
As at (Canadian dollars in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Amortized cost
Assets
Cash and cash equivalents (1)	$46,734	$46,734	$97,019	$97,019
Trade and accrued receivables (1)	76,216	76,216	59,678	59,678
Liabilities
Trade and accrued payables (1)	82,847	82,847	62,443	62,443
Term Loan (2)	55,824	55,824	54,860	54,860
Subsidiary Debt Facility (2)	46,375	46,375	46,733	46,733
Fair value through profit and loss
Assets
Risk management contracts (3)	-	-	5,111	5,111
Liabilities
Risk management contracts (3)	39,160	39,160	-	-

(1)	The fair values of cash and cash equivalents, trade and accrued receivables, trade and accrued payables approximate the carrying amounts due to the short-term maturity of the instruments

(2)	The fair values of long-term debt are based on market information, a Level 2 measurement. Amounts outstanding under the Term Loan are subject to floating rate-based interest rate; whereas, the Subsidiary Debt Facility is subject to a fixed interest rate

(3)	The fair values of risk management contracts were derived from observable market prices or indices, a Level 2 measurement

5.2 Risk management contracts

The following table summarizes the risk management contract amounts recorded in the interim consolidated statements of operations and comprehensive earnings (loss):

Three months ended March 31, (Canadian dollars in thousands)	2026	2025
Realized loss	$5,799	$5,136
Unrealized loss (gain)	44,271	(5,866)
Loss (gain) on risk management contracts	$50,070	$(730)

At March 31, 2026, the Company had entered into the following commodity financial hedges:

	Notional Volume	Weighted Average Price	Liability (Asset)
Term	(bbl/d); (GJ/d)	(C$/bbl); (C$/GJ)	(C$ in thousands)
Dilbit:
Q2 2026:	Equivalent of 6,000 bbl/d of dilbit sales
WTI Swap	4,140	$82.68	$16,754
WCS Swap	6,000	(17.03)	706
C5+ Swap	(1,860)	(3.02)	(995)

June 2026:	Equivalent of 2,000 bbl/d of dilbit sales
WTI Swap	1,380	94.50	978
WCS Swap	2,000	(17.25)	138
C5+ Swap	(620)	(3.80)	(180)

Q3 2026:	Equivalent of 4,000 bbl/d of dilbit sales
WTI Swap	2,900	84.49	6,022
WCS Swap	4,000	(17.54)	990
C5+ Swap	(1,100)	(4.42)	(477)

WTI Swap	2,150	80.80	5,188

Q4 2026:	Equivalent of 8,000 bbl/d of dilbit sales
WTI Swap	5,475	81.01	9,334
WCS Swap	8,000	(18.58)	203
C5+ Swap	(2,520)	(1.00)	(386)

Natural gas:
March – December 2026	5,000	2.00	443
Total - Current			$38,718

Subsequent to March 31, 2026, the Company amended:

●	May 2026 financial hedges relating to 4,140 bbl/d of WTI and 4,140 bbl/d of WCS differentials to permit physical settlement under a fixed-price contract at an equivalent price of $65.65/bbl; and,

●	June 2026 financial hedges relating to 5,520 bbl/d of WTI and 5,520 bbl/d of WCS differentials to permit physical settlement under a fixed-price contract at an equivalent price of $68.55/bbl.

At March 31, 2026, the Company had entered into the following foreign exchange financial hedges:

	Notional Amount		Average Foreign Exchange Rate	Liability (Asset)
Term	(US$ in thousands)		(C$:US$)	(C$ in thousands)
Q2 2026:	US$	18,550	1.3411-1.3865	$442
Total - Current				$442

6. DEBT

6.1 Revolving Credit Facility

In Q4 2025, the Company closed a $50 million revolving reserved-based credit facility (the "Credit Facility"). The Credit Facility is subject to semi-annual borrowing base reviews on April 30th and October 31st. The borrowing base determination reflects the lenders' evaluation of the Company's petroleum and natural gas reserves and commodity price outlook at the time of review.

The revolving period ends on December 21, 2026, which may be extended for a period that shall not exceed one year. The borrower may request an extension to the revolving period not more than 90 days and not less than 60 days prior to the last day of the then-current revolving period.

The Credit Facility is secured by a first-priority security interest on all present and after-acquired property of the Company and is senior in priority to the Term Loan. The Credit Facility contains certain covenants that limit the Company's ability to, among other things, incur additional indebtedness, create or permit liens to exist, make certain restricted payments, and dispose of or transfer assets.

Amounts borrowed under the Credit Facility are subject to an applicable Canadian Prime Rate, U.S. Base Rate, Secured Overnight Financing Rate ("SOFR"), or Canadian Overnight Repo Rate Average ("CORRA"), plus an applicable margin. The Company is subject to an applicable standby fee on undrawn portions of the Credit Facility.

As at March 31, 2026 and December 31, 2025, the Company was in compliance with all covenants and did not have any funds drawn.

The semi-annual borrowing base review resulted in no adjustments to the Company's borrowing base.

6.2 Letters of Credit Facilities

The Company maintains two letters of credit facilities totaling $10 million:

●	$6.5 million related to a letter of credit facility (the "EDC Facility") with a Canadian bank that is supported by a performance security guarantee from Export Development Canada ("EDC"). The EDC Facility is available on a demand basis and letters of credit issued incur an issuance and performance guarantee fee of 3.2%; and,

●	$3.5 million secured letter of credit facility (the "Secured Letter of Credit Facility") with a Canadian bank that is cash collateralized. The Secured Letter of Credit Facility is available on a demand basis and letters of credit issued bear interest at 0.85%.

At March 31, 2026, the Company had drawn $9.1 million (December 31, 2025 - $9.1 million) on the letter of credit facilities.

The Credit Facility provides the ability to issue letters of credit; as a result, the Secured Letter of Credit Facility will be cancelled.

6.3 Term Loan

In Q3 2023, the Company amended the Term Loan. As part of the amendment, the Term Loan was upsized to US$40 million. Additionally, the maturity date was extended to July 31, 2028 and the requirement for quarterly amortization payments was eliminated. Most covenants, including the referenced coverage ratio described below, were unchanged. The Term Loan maintains security interests in most assets of the Company.

The Term Loan is subject to the following covenant:

The ratio of (a) the discounted present value of projected future cash flows, discounted at 10% ("PV-10 Value") of the Borrower and the Subsidiaries' Proved Reserves as reflected in the most recently delivered Reserve Report at the time of determination to (b) total Senior Indebtedness of the Borrower and the Subsidiaries on such date, must not be lower than 2.50 to 1.

At March 31, 2026 and December 31, 2025, the Company was in compliance with the covenant.

6.4 Subsidiary Debt Facility

In Q3 2023, GDMLP secured the Subsidiary Debt Facility to fund the dilbit pipeline project.

The Subsidiary Debt Facility consists of two phases: drawdown and repayment.

During the drawdown phase, interest on all funding drawdowns was capitalized. The loan balance accrued interest at 11.25%.

Upon completion of the pipeline project, the repayment phase commenced, and no additional funds were available.

The Subsidiary Debt Facility is secured on a senior basis against GDMLP's assets only.

An affiliate of the Subsidiary Debt Facility lender holds 100% of the Class B Preferred units of GDMLP, which entitles the holder to a 20% economic interest in the excess cash flows of GDMLP for 18 years.

The repayment phase includes:

●	Payment by Connacher to GDMLP of the monthly toll, which is used to fund operating costs and service the Subsidiary Debt Facility;

●	The loan balance being amortized over 15 years at 11.25%; and,

●	Any cash remaining at the end of each month being distributed 80% to Connacher and 20% to an affiliate of the lender.

The interest payments, as well as the 20% excess cash flow paid to the affiliate, are treated as transportation expense. In addition, the principal payments reduce the Subsidiary Debt Facility balance.

The Subsidiary Debt Facility is not prepayable, subject to certain exceptions.

At March 31, 2026, $46.4 million (December 31, 2025 - $46.7 million) reflected drawn amounts, plus accrued interest, less amounts repaid, with $1.5 million (December 31, 2025 - $1.5 million) classified as a short-term liability.

7. DECOMMISSIONING OBLIGATIONS

The following table summarizes the details of decommissioning obligations:

As at (Canadian dollars in thousands)	March 31, 2026
Balance, beginning of period	$57,186
Additions	846
Change in estimates	(159)
Unwinding of discount	549
Decommissioning obligations settled	(481)
Balance, end of period	$57,941

8. SHARE CAPITAL

8.1 Issued and outstanding common share capital

	For the period ended March 31, 2026
	Number	Canadian dollars in thousands
Balance, beginning of period	9,965,580	$1,228,861
Cash received on shares issued upon exercise of stock options	382,978	5,525
Transfer from contributed surplus - stock options exercised	-	2,078
Return of capital	-	(40,082)
Balance, end of period	10,348,558	$1,196,382
Weighted average common shares outstanding
Basic	10,263,452
Diluted	10,477,523

In Q1 2026, the Company issued a special distribution of $6.00 per Class A common share (the "Distribution"), which totaled $62.1 million, via a return of capital ($40.1 million) and eligible dividend ($22.0 million), as elected by shareholders.

As part of the Distribution, a total of 377,543 options were exercised. In addition, 5,435 stock options were exercised during the period.

8.2 Per share results

	Three months ended March 31,
	2026	2025
Net earnings (loss) per share ($/share):
Basic	$(3.40)	$1.57
Diluted (1)	$(3.40)	$1.50
Weighted average shares outstanding:
Basic	10,263,452	10,265,873
Diluted (1)	10,477,523	10,752,284

(1)	Anti- dilutive due to the Company's loss position for March 31, 2026

9. STOCK OPTION PLAN

In 2020, the Company implemented a stock option plan, as amended, restated, supplemented or otherwise modified from time-to-time (the "Plan"), pursuant to which options to purchase Class A common shares of the Company may be granted to eligible directors, officers, employees, and consultants. Under the Plan, a maximum of 1,111,110 Class A common shares are reserved for issuance from treasury. The options have a term of 10 years to maturity and are subject to time-based vesting.

The following table shows the changes in stock options and the related weighted average exercise prices:

For the three months ended March 31,	2026			2025
	Number of Options	Weighted Average Exercise Price		Number of Options	Weighted Average Exercise Price
Outstanding, beginning of period	777,456	US$	14.40	767,456	US$	14.07
Exercised	(382,978)		10.38	-		-
Stock options surrendered	(180,407)		5.00	-		-
Outstanding, end of period	214,071	US$	29.52	767,456	US$	14.07
Exercisable, end of period	42,418	US$	29.64	486,411	US$	8.48

For the three months ended March 31, 2026, $0.3 million (Q1 2025 - $0.5 million) was recorded in the interim consolidated statements of operations and comprehensive earnings (loss) as share-based compensation expense.

In addition, 180,407 stock options were exercised and surrendered for $6.3 million.

10. REVENUE

The Company generates revenue from contracts with customers through the transfer of dilbit at a point-in-time.

The following table summarizes revenue, net of royalties, recorded in the consolidated statements of operations and comprehensive earnings (loss):

For the three months ended March 31, (Canadian dollars in thousands)	2026	2025
Revenue	$201,628	$174,940
Royalties	(14,110)	(11,911)
Revenue, net of royalties	187,518	163,029
Interest and other income	846	296
Revenue	$188,364	$163,325

At March 31, 2026, $76.9 million (Q1 2025 - $58.0 million) was accrued as revenue receivables.

11. FINANCE CHARGES

For the three months ended March 31, (Canadian dollars in thousands)	2026	2025
Interest on Term Loan	$1,837	$2,007
Bank charges and other fees	15	27
Unwinding of discount on decommissioning obligations (note 7) and lease obligations	549	549
Total finance charges	$2,401	$2,583

12. CAPITAL MANAGEMENT

In managing capital, the Company seeks to safeguard its liquidity while continuing to maintain and pursue the development of its in-situ oil sands properties.

The Company will continue to actively monitor its working capital balances and available liquidity including Credit Facility usage and will deploy capital prudently to optimize its liquidity position.

At March 31, 2026 and December 31, 2025, the Company believed its capital resources, cash flow management, and working capital balances are sufficient to meet its current and future obligations.

13. CASH FLOW INFORMATION

Changes in non-cash working capital

At March 31, (Canadian dollars in thousands)	2026	2025
Trade and accrued receivables	$(16,538)	$1,780
Inventory	(1,256)	1,430
Other assets	672	(550)
Trade and accrued payables	20,404	(8,671)
Total	$3,282	$(6,011)
Relating to:
Operations	$(3,096)	$804
Investing	6,378	(6,815)
Total	$3,282	$(6,011)

14. CONTRACTUAL OBLIGATIONS, COMMITMENTS, AND CONTINGENCIES

At March 31, 2026, the Company is subject to the following commitments:

As at (Canadian dollars in thousands)	2026	2027	2028	2029	2030	> 2031	Total
Service and Maintenance (1)	$609	$812	$812	$812	$812	$4,177	$8,034
Transportation agreements	42,960	66,760	73,610	74,150	74,876	242,215	574,571
Subsidiary Debt Facility - interest (2)	3,871	5,005	4,807	4,586	4,338	21,698	44,305
Subsidiary Debt Facility - principal (3)	1,136	1,671	1,869	2,090	2,338	37,271	46,375
Term Loan - interest (4)	5,736	7,648	4,461	-	-	-	17,845
Term Loan - principal (4)	-	-	61,406	-	-	-	61,406
Total commitments	$54,312	$81,896	$146,965	$81,638	$82,364	$305,361	$752,536

(1)	Service and maintenance commitments pertain to the Company's facilities and equipment and do not meet the definition of a lease as defined by IFRS 16

(2)	Interest is recorded as transportation expense in the interim consolidated statements of operations and comprehensive earnings (loss)

(3)	Debt service costs reflect a production-based toll. In the event of any long-term production disruption(s), the repayment horizon would be extended

(4)	Amounts relate to the Term Loan and reflect: fixed FX rate of C$1.3956 and fixed interest rate of 13.3%

Transportation agreements

As part of its dilbit pipeline project, the Company entered into multiple agreements with various midstream counterparties. Beginning January 1, 2025, the Company is subject to minimum volume commitments on 31,000 bbl/d of dilbit. The commitments increase to 35,000 bbl/d of dilbit on August 31, 2026. In addition, the Company is required to pay fixed monthly charges. Connacher has the option to extend the terms of these agreements beyond their initial term expiry of January 31, 2032.

Beginning April 1, 2025, the Company was subject to an additional material transportation arrangement, which included volume commitments of 10,000 bbl/d of dilbit and customary toll obligations extending to 2032. Furthermore, beginning in July 2027 and subject to the satisfaction of certain conditions, the Company will be subject to another material transportation arrangement, which includes volume commitments of 7,692 bbl/d of dilbit and customary toll obligations extending to 2042.

The Company is subject to diluent transportation take-or-pay commitments, which include: fixed handling/toll obligations and multiple volume step-up commitments. Effective November 1, 2025, the Company's minimum volume commitments were increased to 10,000 bbl/d.

Subsidiary Debt Facility

As outlined in interim consolidated financial statement note 6.4, the Subsidiary Debt Facility is subject to a repayment phase which commenced upon completion of the dilbit pipeline project. The loan balance is being amortized over 15 years. Debt service costs reflect a production-based toll. In the event of any long-term production disruption(s), the repayment horizon would be extended.

Carbon credits

In order to reduce its annual carbon tax costs under the Alberta Technology Innovation and Emissions Reduction Regulation ("TIER") framework, Connacher has purchased verified carbon credits ("VCCs"). Each VCC purchased represents one tonne of CO2 equivalent emissions. In 2025, Connacher took delivery of 65,000 VCCs at a cost of $4.1 million.

At March 31, 2026, 36,047 VCCs remained to satisfy future TIER compliance obligations.

Contingencies

The Company is currently, and from time-to-time, involved in various employment and other related legal proceedings. No liability has been recorded in the interim consolidated statements of financial position for the period ended March 31, 2026 (December 31, 2025 - $nil) as the result of these actions is not known and is expected to be immaterial.

CONNACHER OIL AND GAS LIMITED

Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

Independent Auditor's Report

To the Shareholders of Connacher Oil and Gas Limited:

Opinion

We have audited the consolidated financial statements of Connacher Oil and Gas Limited and its subsidiaries (the "Company"), which comprise the consolidated statement of financial position as at December 31, 2025, and the consolidated statements of operations and comprehensive earnings, changes in shareholders' equity and cash flows for the year then ended, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2025, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management's Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. We obtained Management's Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

MNP LLP
2000, 112 - 4th Avenue SW, Calgary AB, T2P 0H3	1.877.500.0792 T: 403.263.3385 F: 403.269.8450
MNP.ca

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Company as a basis for forming an opinion on the consolidated financial statements. We are responsible for the direction, supervision and review of the audit work performed for the purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Calgary, Alberta	/s/ MNP LLP
April 15, 2026	Chartered Professional Accountants

CONNACHER OIL AND GAS LIMITED

consolidated statements of financial position

As at December 31, (Canadian dollars in thousands)	Notes	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$97,019	$39,419
Trade and accrued receivables	4	59,678	59,988
Inventory	5	16,933	18,920
Other assets	6	4,536	4,305
Risk management contracts	11	5,111	-
		183,277	122,632

NON-CURRENT ASSETS
Terminal and pipeline access	8	14,212	16,925
Property, plant, and equipment ("PP&E")	9	611,505	664,759
TOTAL ASSETS		$808,994	$804,316

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade and accrued payables	10	$62,443	$72,138
Risk management contracts	11	-	8,330
Lease obligations		-	227
Subsidiary Debt Facility	12	1,494	1,336
		63,937	82,031

NON-CURRENT LIABILITIES
Term Loan	12	54,860	57,620
Subsidiary Debt Facility	12	45,239	46,761
Decommissioning obligations	13	57,186	66,772
TOTAL LIABILITIES		221,222	253,184

SHAREHOLDERS' EQUITY
Share capital	15	1,228,861	1,242,395
Contributed surplus		47,338	46,014
Deficit		(688,427)	(737,277)
TOTAL SHAREHOLDERS' EQUITY		587,772	551,132
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$808,994	$804,316

Contractual obligations, commitments, and contingencies (note 24)

Subsequent events (notes 15.2 and 16.1)

The accompanying notes are an integral part of the consolidated financial statements.

Approved by the Board:

Signed,	Signed,

"Perry Schuldhaus"	"Joe-Victor Shammas"

Director	Director

CONNACHER OIL AND GAS LIMITED

Consolidated Statements of Operations and Comprehensive earnings

For the year ended December 31, (Canadian dollars in thousands)	Notes	2025	2024
INCOME
Revenue, net of royalties	17	$683,111	$466,146
Interest and other income	17	1,396	2,603
		684,507	468,749

EXPENSES AND OTHER INCOME
Diluent costs		301,597	123,951
Operating		109,936	88,803
Transportation and handling		67,077	47,332
General and administrative		25,243	25,214
Share-based compensation	16	1,324	1,715
Depletion, depreciation, and amortization	5, 8, 9	125,109	94,244
Foreign exchange loss (gain)	19	(2,685)	4,591
Loss on disposition and derecognition of PP&E	9, 20	1,152	584
Finance charges	18	10,735	10,959
Loss (gain) on risk management contracts	11	(3,831)	27,090
		635,657	424,483

TOTAL COMPREHENSIVE EARNINGS		$48,850	$44,266

NET EARNINGS PER SHARE	15.1
Basic		$4.77	$4.35
Diluted		$4.52	$4.17

The accompanying notes are an integral part of the consolidated financial statements.

CONNACHER OIL AND GAS LIMITED

consolidated Statements of Changes in Shareholders' EQUITY

For the year ended December 31, (Canadian dollars in thousands)	Notes	2025	2024
SHARE CAPITAL
Balance, beginning of year	15	$1,242,395	$1,239,817
Cash received on shares issued upon exercise of stock options	15	-	1,342
Transfer from contributed surplus - stock options exercised	15	-	209
Shares issued from treasury	15	1,146	1,027
Shares repurchased	15	(14,680)	-
Balance, end of year		1,228,861	1,242,395

CONTRIBUTED SURPLUS
Balance, beginning of year		46,014	44,508
Share-based compensation	16	1,324	1,715
Transfer to share capital - stock options exercised		-	(209)
Balance, end of year		47,338	46,014

DEFICIT
Balance, beginning of year		(737,277)	(781,543)
Net earnings		48,850	44,266
Balance, end of year		(688,427)	(737,277)

Total shareholders' equity		$587,772	$551,132

The accompanying notes are an integral part of the consolidated financial statements.

CONNACHER OIL AND GAS LIMITED

consolidated STATEMENTS OF CASH FLOWs

For the year ended December 31, (Canadian dollars in thousands)	Notes	2025	2024
OPERATING
Earnings from operations		$48,850	$44,266
Adjustments for:
Depletion, depreciation, and amortization	5, 8, 9	125,109	94,244
Share-based compensation	16	1,324	1,715
Finance charges - non-cash portion	18	2,225	2,302
Interest expense on Term Loan	18	7,867	8,294
Unrealized foreign exchange loss (gain)	19	(2,603)	4,498
Unrealized loss (gain) on risk management contracts	11	(13,441)	5,645
Loss on disposition and derecognition of PP&E	9, 20	1,152	584
Decommissioning obligations settled	13	(1,151)	(866)
Changes in non-cash working capital	22	953	(22,380)
Cash flow from operating activities		170,285	138,302

INVESTING
Expenditures (reimbursement) on terminal and pipeline access	8	1,575	(3,175)
Expenditures on PP&E	9	(82,897)	(218,658)
Changes in non-cash working capital	22	(8,202)	10,182
Cash flow used in investing activities		(89,524)	(211,651)

FINANCING
Interest paid on Term Loan	12	(7,831)	(8,341)
Subsidiary Debt Facility drawings	12	-	45,000
Subsidiary Debt Facility payments	12	(1,335)	(208)
Payments on lease obligations		(281)	(397)
Stock options exercised	15, 16	-	1,342
Shares repurchased	15	(14,680)	-
Shares issued from treasury	15	1,146	1,027
Cash flow from (used in) financing activities		(22,981)	38,423
		57,780	(34,926)
Foreign exchange gain (loss) on cash balances held in foreign currency	19	(180)	322
Cash and cash equivalents, beginning of year		39,419	74,023
Cash and cash equivalents, end of year		$97,019	$39,419

The accompanying notes are an integral part of the consolidated financial statements.

Connacher oil and gas limited

Notes to the consolidated Financial Statements

FOR THE YEARs ENDED DECEMBER 31, 2025 and 2024

(AMOUNTS EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS, UnlESS OTHERWISE NOTED and excluding share amounts)

1. NATURE OF OPERATIONS

Connacher Oil and Gas Limited and its subsidiaries ("Connacher" or the "Company") is an in situ oil sands developer, producer, and marketer of bitumen.

Connacher Oil and Gas Limited was formed on September 30, 2019 through the amalgamation of Connacher Oil and Gas Limited and its wholly owned subsidiary, 11403389 Canada Inc.

In Q3 2023, wholly owned subsidiaries—Great Divide Midstream GP Inc. ("GDMGP") and Great Divide Midstream Limited Partnership ("GDMLP")—were formed to own and operate certain of the Company's current and future dilbit pipeline and other midstream assets.

Connacher owns a 100% equity interest in GDMGP.

Connacher ownership in GDMLP consists of: an indirect ownership of 100% of the Class A Common units via GDMGP and direct ownership of 100% of the Class C LP units. An affiliate of the lender in the Subsidiary Debt Facility (refer to consolidated financial statement notes 3.2 and 12.4 for further discussion) holds 100% of the Class B Preferred units of GDMLP, which entitle the holder to a 20% economic interest in the excess cash flows of GDMLP for 18 years.

The address of the Company's principal office is Suite 3100, 333 7th Avenue SW, T2P 2Z1, Calgary, Alberta.

2. BASIS OF PREPARATION

2.1 Statement of compliance

The consolidated financial statements have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board ("IASB").

The consolidated financial statements were approved and authorized for issuance by the Board of Directors on April 15, 2026.

2.2 Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis, except for risk management contracts and share-based payments. Initially, risk management contracts and share-based payments are measured at fair value. Subsequent remeasurement of risk management contracts at fair value is completed at period-end.

2.3 Functional and presentation currency

The consolidated financial statements are presented in Canadian dollars, unless otherwise noted, which is the functional currency of the Company and its subsidiaries.

2.4 Basis of Consolidation

The consolidated financial statements include the accounts of Connacher, GDMLP, and GDMGP.

2.5 Use of judgments, estimates, and assumptions

The timely preparation of the consolidated financial statements requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses for the reporting period. The judgments, estimates, and assumptions are based on current data and relevant information available to the Company at the time of consolidated financial statement preparation. Accordingly, actual reported amounts may differ from estimated amounts as future confirming events occur.

Estimation of petroleum and natural gas reserves

Petroleum and natural gas reserve estimates are used in the unit-of-production depletion and depreciation calculation; determining the timing of abandonment costs; and the impairment analysis of the Company's assets. Annually, the Company's proved plus probable reserves are estimated by independent reserve engineers with reference to available geological, geophysical, and engineering data. Estimates of petroleum and natural gas reserves are inherently uncertain; require the application of judgment; and are subject to regular revision, either upward or downward, based on new information. The impact of future changes to estimates for the consolidated financial statements of subsequent periods could be material.

Changes to estimates of petroleum and natural gas reserves prospectively affect the amounts of depletion, depreciation, and impairment charged. Consequently, the carrying amounts of petroleum and natural gas properties and exploration and evaluation assets could be affected.

Information related to the carrying amounts of petroleum and natural gas properties; and the amounts charged to consolidated statements of operations and comprehensive earnings, including depletion, depreciation, and impairment, is presented in consolidated financial statement note 9.

Useful life of terminal and pipeline access and pipeline infrastructure

To determine depreciation and useful lives associated with the Company's terminal and pipeline access and pipeline infrastructure, estimates and judgments related to the economic and physical lives of the assets are considered.

Royalties

Royalty calculations include certain capital and operating expenditures which are subject to review by Alberta Energy. Changes to expenditures included in royalty calculations may result in changes to amounts of royalties owed.

Cash Generating Unit ("CGU")

The determination of CGUs requires judgment in defining a group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. CGUs are determined by similar business lines, geological structure, shared infrastructure, geographical proximity, commodity type, similar exposure to market risks, and materiality. The Company has determined that it has two CGUs: upstream (Pod One and Algar) and midstream (pipeline assets).

Identification of impairment and impairment reversal indicators

Judgment is required to assess when indicators of impairment or impairment reversal exist and when a calculation of the recoverable amount is required. The Company's oil and gas properties are reviewed at each reporting date to assess whether there is any indication of impairment or impairment reversal. The assessment considers significant changes in reservoir performance including forecasted production volumes, forecasted royalty, operating, capital and abandonment and reclamation costs, forecasted oil and gas prices and the resulting cash flows from proved plus probable oil and gas reserves.

Recoverable amount of assets

Recoverable amount of the Company's assets is determined based on the higher of value-in-use ("VIU") and fair value less costs of disposal ("FVLCD"). Both calculations require various assumptions and estimates including future commodity prices; expected production volumes; discount rates; operating costs; future capital requirements; and decommissioning costs. The assumptions and estimates are highly uncertain and are subject to change as new information becomes available. Changes in assumptions could affect the carrying amounts of assets; thus, impairment charges and reversals will affect the consolidated statements of operations and comprehensive earnings.

Information about the carrying amounts of assets and impairments is presented in consolidated financial statement note 9.

Decommissioning obligations

Provisions are recognized for the future abandonment and reclamation cost of petroleum and natural gas properties at the end of their economic lives. The estimates used to determine the decommissioning obligations are uncertain and based on industry practice, current legislation, constructive requirements, and economic variables. As such, the carrying amounts of the decommissioning obligations are reviewed regularly and adjusted to reflect relevant changes.

Decommissioning obligations are accreted until the date of expected settlement and the unwinding of discount is recognized in finance charges in the consolidated statements of operations and comprehensive earnings.

Information about decommissioning obligations is presented in consolidated financial statement note 13.

Taxation

Deferred tax assets are recognized only to the extent it is considered probable that those assets will be recoverable. This involves an assessment of when those deferred tax assets are likely to be realized and a judgment as to whether or not there will be sufficient taxable profits available to offset the tax assets when they reverse. This requires assumptions regarding future profitability and is inherently uncertain. To the extent assumptions regarding future profitability change, there can be an increase or decrease in the amounts recognized for deferred tax assets and in the amounts recognized in the consolidated statements of operations and comprehensive earnings.

Tax provisions are recognized when it is considered probable that there will be a future outflow of funds to a taxing authority. In such cases, a provision is made for the amount that is expected to be settled. As a result, judgment is required to determine the ultimate outcome, which can change over time depending on facts and circumstances. A change in estimate of the likelihood of a future outflow and/or in the expected amount to be settled would be recognized in the consolidated statements of operations and comprehensive earnings in the period in which the change occurs.

Tax provisions are based on enacted or substantively enacted laws. Changes in those laws could affect amounts recognized in the consolidated statements of operations and comprehensive earnings in the period of change, which would include any impact on cumulative provisions, and in future periods.

Management's estimate of taxes payable and related tax provision is based on professional judgment and interpretation of enacted tax laws and regulations. Such judgments and interpretations may be subject to challenge by taxation authorities.

Tax interpretations, regulations, and legislation in the various jurisdictions in which the Company operates are subject to change and interpretation. Such changes can affect the timing of the reversal of temporary tax differences, the tax rates in effect when such differences reverse, and the Company's ability to use tax losses and other tax pools in the future. The Company's income tax filings are subject to audit by taxation authorities in these jurisdictions and results of such audits may increase or decrease the Company's tax liability. The determination of current and deferred tax amounts recognized in the consolidated financial statements was based on management's assessment of the tax positions, which includes consideration of their technical merits, communications with tax authorities, and management's view of the most likely outcome.

Fair value measurement

Risk management contracts

The Company measures a portion of its financial instruments, specifically risk management contracts, at fair value on each reporting date. The fair value at each reporting date is subject to measurement uncertainty.

For the risk management contracts, external forward market curves and contracted volumes are used to determine the fair value. The fair values of the Company's risk management contracts are derived from and affected by market pricing between maturity and period end dates.

Share-based compensation

At grant date, the Company determines the fair value of its share-based payments. The fair value is estimated using the Black-Scholes pricing model which requires various estimates, including: volatility, risk-free rate, share price, forfeitures, and expected life.

3. MATERIAL ACCOUNTING POLICIES

3.1 Inventory

Inventories are stated at the lower of cost or net realizable value. Costs comprise direct purchase and blending costs, costs of production, and other indirect costs and are determined using the weighted average cost method. The net realizable value is the estimated selling price in the ordinary course of business less costs to complete and sell.

3.2 Capitalization of Borrowing Costs

The Company secured, through GDMLP, limited recourse financing (the "Subsidiary Debt Facility") to finance the construction of the dilbit pipeline lateral, storage tanks, and connections to existing third-party pipelines and terminal facility.

The dilbit pipeline lateral, storage tanks, and connections are considered qualifying assets eligible for the capitalization of borrowing costs. The construction of the dilbit pipeline lateral, storage tanks, and connections to existing third-party pipelines and storage tanks required a substantial period to get ready for its intended use by the Company. Additionally, financing would not have occurred if not for the dilbit pipeline project.

All eligible interest costs were capitalized through the drawdown period as described in consolidated financial statement notes 9 and 12.4.

3.3 Property, Plant, and Equipment ("PP&E")

Recognition and measurement

PP&E is initially recognized at cost and represents all costs directly associated with the development of petroleum and natural gas reserves and pipeline infrastructure where the technical feasibility and commercial viability has been determined. Such costs include drilling costs of development wells; tangible costs of facilities and infrastructure construction; costs of optimization and enhanced recovery projects; proved property acquisition costs; asset decommissioning costs; and borrowing costs related to qualifying assets.

Initial costs of an asset also include construction costs, which are any costs directly attributable to bringing an asset into operation, the initial estimate of decommissioning obligations, if any, and, for qualifying assets, borrowing costs. The construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset.

Expenditures on major maintenance repairs comprise the cost of replacement assets or parts of assets, inspection costs, and overhaul costs. Where an asset or part of an asset that was separately depreciated is replaced and it is probable that future economic benefits associated with the item will flow to the Company, the expenditure is capitalized and the carrying amount of the replaced asset is derecognized. Routine overhaul and repair and maintenance costs are charged to the consolidated statements of operations and comprehensive earnings when incurred.

PP&E assets are carried at cost less accumulated depletion, depreciation, and impairment. Gains and losses on disposals are determined by comparing disposal proceeds to the carrying amounts of assets sold and are recognized in the consolidated statements of operations and comprehensive earnings.

Depletion and depreciation

PP&E related to petroleum and natural gas properties, including substantially all related facilities, are depleted and depreciated using the unit-of-production method over proved and probable reserves before royalties, which is determined using forecast prices and costs. Estimated future costs to develop proved and probable reserves are included in costs subject to depletion. Costs of major development projects are excluded from depletion and depreciation until the asset is available for use. Facilities and equipment that have a useful life independent of the reserve life are amortized based on their expected useful life.

PP&E related to the corporate office include computers, office equipment, and other equipment. Computer and office equipment are depreciated using the declining balance method at 30% to 45% per annum; and other equipment, including vehicles, pumps, and trailers, are depreciated on a straight-line basis over the useful life.

Pipeline and Terminal and Pipeline Access costs are depreciated over the useful life of the asset using the straight-line depreciation method.

The estimated useful lives of PP&E are reviewed annually and, if necessary, changes are accounted for prospectively.

3.4 Impairment

Non-financial assets (PP&E)

At each period end, or as changing economic conditions require, the carrying amounts of the Company's non-financial assets are assessed for impairment indicators. When impairment or impairment reversal indicators exist, an impairment test is completed. The carrying amounts of the non-financial assets are compared to the recoverable amount, which is the higher of FVLCD and VIU. For purposes of the impairment test, PP&E is grouped together into the smallest group of assets that generates largely independent cash inflows from other assets or CGUs.

VIU is determined by estimating the discounted future cash flows expected to be derived from the continuing use of the assets. In determining FVLCD, recent market transactions are considered, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples or other available fair value indicators.

Impairment losses are recognized in the consolidated statements of operations and comprehensive earnings and reported as impairment.

Impairment losses recognized in prior years are assessed at each reporting date for any indications that the loss has decreased or no longer exists. If the amount of the impairment loss decreases in a subsequent period and can be objectively related to an event occurring after the impairment was recognized, the impairment loss is reversed up to the original carrying amount of the asset that would have been determined, net of depletion, depreciation, and amortization, if no impairment loss had been recognized. Such reversal is recognized in the consolidated statements of operations and comprehensive earnings and reported as an impairment reversal.

3.5 Income taxes

Tax expense comprises current and deferred taxes. Income tax assets and liabilities are presented separately in the balance sheet except where there is a right of set-off within fiscal jurisdictions and an intention to settle such balances on a net basis.

Current tax expense is based on the results for the period and adjusted for items that are not taxable or not deductible. Current tax is calculated using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns where the applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the liability method on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period and which are expected to apply when the related deferred tax asset is realized, or the deferred tax liability is settled.

3.6 Provisions

Decommissioning obligations

A decommissioning obligation is estimated and recorded for the future abandonment and reclamation costs related to the Company's operational activities. Future dismantling and restoration costs required to restore the land to its original condition relate to the Company's petroleum and natural gas wells, surface equipment and facilities, and removal of equipment from leased acreage. The decommissioning obligation is estimated using the present value of management's estimated expected future cash outflows discounted at a risk-free interest rate. Initially, the decommissioning obligation is capitalized as part of the carrying amount of the related PP&E. After the initial measurement, the liability is adjusted to reflect the passage of time and changes to the estimated timing, estimated cash flows, and discount rate. The effects of changes to the liability resulting from the changes in estimates are reflected on a prospective basis with a corresponding adjustment to the carrying amount of the related PP&E. Actual abandonment and reclamation expenditures are charged against the liability as incurred and obligations related to properties disposed are removed.

3.7 Leases

A contract is, or contains a lease, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. A recognized lease includes a right-of-use ("ROU") asset and a lease liability on the balance sheet. The ROU asset is measured at the initial amount of the lease liability plus any initial direct costs incurred and an estimate of costs to dismantle and remove or restore the asset or the site on which the asset is located, less any lease payments made at or before the commencement date and any lease incentives received. ROU assets are subsequently measured at cost less accumulated amortization and impairment losses. The lease liability is measured at the present value of the lease payments that are not paid at the commencement date, discounted using the Company's incremental borrowing rate. Lease liabilities are subsequently measured at amortized cost using the effective interest rate method.

3.8 Foreign currency

Foreign currency transactions

Transactions denominated in foreign currencies are translated to the Company's functional currency at the exchange rate in place at the transaction date. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate prevailing on the reporting date. Foreign exchange gains and losses resulting from the translation and settlement are recognized in the consolidated statements of operations and comprehensive earnings.

3.9 Finance charges

Finance charges comprise interest expense on the Term Loan; unwinding of the discount on decommissioning obligations and lease liabilities; bank charges; and any impairment losses recognized on financial assets.

3.10 Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

●	In the principal market for the asset or liability; or,

●	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

The Company measures the risk management contracts at fair value at each reporting date. For the purposes of impairment testing, FVLCD and VIU are considered to determine the recoverable amount of the Company's non-financial assets. For share-based payments, the fair value is estimated at the grant date using the Black-Scholes pricing model.

All asset and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy:

●	Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities;

●	Level 2 - Valuation techniques for which the lowest-level input that is significant to the fair value measurement is directly or indirectly observable; or,

●	Level 3 - Valuation techniques for which the lowest-level input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognized in the consolidated financial statements on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by reassessing categorization at the end of each reporting period.

The Company assesses the fair value of recurring (risk management contracts) and non-recurring (impairment testing and share-based payments) transactions at each reporting date or as needed. When the fair value of a particular item is assessed, the major inputs included in the fair value assessment are reviewed for appropriateness.

The Company categorizes the risk management contracts as Level 2; whereas, the recoverable amount related to impairment is categorized as Level 3.

3.11 Financial instruments

Classification and measurement of financial assets

The initial classification is dependent on the Company's objective for the financial asset and the contractual cash flow characteristics of the financial asset. A financial asset is classified as amortized cost if the asset is held with the objective to collect contractual cash flows that are solely payments of principal and interest on principal amounts outstanding. A financial asset is classified as fair value through other comprehensive income ("FVTOCI") if the financial asset is held with the objective to both collect contractual cash flows and sell the financial asset. All other financial assets are classified as fair value through profit or loss ("FVTPL").

At initial recognition, the Company measures a financial asset at its fair value. In the case of a financial asset not classified as FVTPL, transaction costs that are directly attributable to the acquisition of the financial asset are included. Transaction costs related to the financial assets classified as FVTPL are recorded as an expense in the consolidated statements of operations and comprehensive earnings.

Financial assets are reclassified subsequent to their initial recognition only if the business model for managing those financial assets changes. The affected financial assets will be reclassified on the first day of the first reporting period following the change in the business model. A financial asset is derecognized when the rights to receive cash flows from the asset have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

Impairment of financial assets

The Company recognizes loss allowances for Expected Credit Losses ("ECLs") on its financial assets measured at amortized cost, which is equal to the expected lifetime ECLs. Lifetime ECLs are the anticipated ECLs that result from all possible default events over the expected life of a financial asset. ECLs are probability-weighted estimates of credit losses, which are measured as the present value of all cash shortfalls. ECLs are discounted at the effective interest rate of the related financial asset.

Classification and measurement of financial liabilities

Financial liabilities are measured at amortized cost or FVTPL. A financial liability is measured at FVTPL if it is considered held-for-trading, a derivative, or designated as FVTPL at initial recognition. For financial liabilities measured at FVTPL, any change in value resulting from a change in the Company's credit risk is recorded through other comprehensive income or loss.

A financial liability is derecognized when the obligation is discharged, cancelled, or expired. When an existing financial liability is replaced by another from the same counterparty with substantially different terms, or the terms of an existing liability are substantially different, it is treated as a derecognition of the original liability and the recognition of a new liability. When the terms of an existing financial liability are altered, but the changes are not material, it is accounted for as a modification to the existing financial liability. Where a liability is substantially modified, it is considered to be extinguished and a gain or loss is recognized in the consolidated statements of operations and comprehensive earnings based on the difference between the carrying amount of the liability derecognized and the fair value of the revised liability. Where a liability is modified in a non-substantial way, the amortized cost of the liability is remeasured based on the new cash flows and a gain or loss is recorded in the consolidated statements of operations and comprehensive earnings.

Derivative financial instruments

Derivative financial instruments are used to manage economic exposure to market risks related to commodity prices. When specific financial instruments are executed, the Company assesses whether the financial instrument used in a particular transaction is effective in offsetting changes in fair values or cash flows of the transaction. Risk management assets and liabilities are derivative financial instruments classified as FVTPL unless designated for hedge accounting. Derivative instruments that do not qualify as hedges, or are not designated as hedges, are recorded using mark-to-market accounting whereby instruments are recorded on the balance sheet as an asset or liability with fair value changes recognized in the consolidated statements of operations and comprehensive earnings as a gain or loss on risk management.

3.12 Revenue recognition

The Company generates revenue from the sale of diluted bitumen ("dilbit"), which represents the Company's share of commodity sales, net of royalties. The Company's commodity sales contracts represent a series of distinct transactions.

Revenue is recognized when control is transferred from the Company to the customer and collection is reasonably assured. Generally, the Company considers its performance obligations to be satisfied, and control is deemed to have transferred when the Company transfers title and physical possession of the commodity to the customer and the significant risks and rewards of ownership of the commodity to the customer.

The amount of revenue recognized is based on the consideration specified in the contract with the customer. The Company's dilbit contracts include fixed- and variable-priced contractual components. For variable-priced contracts, the transaction price is based on the commodity index price, with adjustments for quality, location, or other factors, depending on the contract terms.

Payment is received on or about the 25th day of the month following delivery. The Company is not subject to arrangements whereby the period between the transfer of control and payment by the customer exceeds one year.

Revenue from the sale of dilbit is recognized at the fair value of the consideration received or receivable, after deducting royalties, when title passes to the customer and collection is reasonably assured. For sales, this generally occurs when the product is accepted by the customer or arrives at the delivery point. Where sales are executed downstream through a marketing or settlement agent, revenue is recognized at the point of downstream disposition when control transfers to the end customer.

The Company accounts for its fixed price physical delivery arrangements that are entered into and continue to be held for the purpose of receipt or delivery of non-financial items in accordance with its expected purchase, sale or usage requirements, as executory contracts. As such, these contracts are not considered derivative financial instruments; thus, they have not been recorded on the consolidated statements of financial position. Settlements of these physical sales and purchase contracts are recognized in related revenues and expenses at the time of settlement.

3.13 Transportation costs associated with GDMLP

GDMLP owns all the Company's midstream assets, including storage tanks, a lease automatic custody transfer ("LACT") unit, and a pipeline lateral.

GDMLP funded the costs associated with the Terminal and Pipeline Access (refer to financial statement note 8).

The Company records a monthly transportation toll based on its actual monthly production and pays GDMLP a pre-defined per barrel amount. First, GDMLP uses the monthly toll to service the Subsidiary Debt Facility. Excess monthly cash flows are distributed to economic participants based on proportion of economic interests held.

As these costs are largely intercompany transactions, the transportation costs incurred by the Company and revenues received by GDMLP are eliminated upon consolidation.

3.14 Accounting pronouncements issued but not yet effective

IFRS 18 'Presentation and Disclosure in Financial Statements' was issued in April 2024 by the IASB and replaces IAS 1 'Presentation of Financial Statements'.

The standard introduces a new approach to the disclosure of information related to the Company's consolidated statement of operations and comprehensive earnings:

●	Defined structure - income and expenses must be classified into five defined categories with mandatory two new subtotals;

●	Management-defined performance measures - disclosure of management-defined performance measures in the notes to the financial statements; and

●	Grouping of information - enhanced requirements for grouping (aggregation and disaggregation) to improve the effectiveness of how information is communicated.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027 and is required to be applied retrospectively. Early adoption is permitted.

The Company is currently assessing the extent of the impact of IFRS 18 on its consolidated financial statements.

4. Trade and accrued receivables

As at December 31, (Canadian dollars in thousands)	2025	2024
Trade receivables	$1,128	$2,661
Accrued revenue	58,550	57,327
	$59,678	$59,988

For the year ended December 31, 2025, $59.1 million (2024 - $59.4 million) of trade and accrued receivables were current (less than 30 days).

5. inventory

As at December 31, (Canadian dollars in thousands)	2025	2024
Diluted bitumen and diluent	$12,096	$14,115
Parts and supplies	4,837	4,805
	$16,933	$18,920

For the year ended December 31, 2025, the Company capitalized $0.4 million (2024 - capitalized $1.7 million) of depletion expense related to diluted bitumen inventory.

6. other assets

As at December 31, (Canadian dollars in thousands)	2025	2024
Prepayments	$4,364	$4,133
Deposits	172	172
	$4,536	$4,305

7. CONTINGENT PAYMENT OBLIGATION

On January 30, 2018, the Company completed a royalty disposition and received cash proceeds of $43.75 million (the "Royalty").

Under the terms of the Royalty, the Company will pay Burgess Energy Holdings, L.L.C ("Burgess") a sliding-scale royalty ranging from 0% to 15%.

The sliding scale royalty rate, with respect to a particular month, is as follows:

Producing Royalty Lands

If the Benchmark Reference Price ("BRP") is:

●	<US$60, the sliding scale royalty rate is 0%;

●	US$60<BRP<US$140, the sliding scale royalty is equal to 2.50% + (0.156%*(BRP – $60)); or,

●	>US$140, the sliding scale royalty is 15%.

Non-Producing Royalty Lands

If the BRP is:

●	<US$70, the sliding scale royalty rate is 0%;

●	US$70<BRP<US$150, the sliding scale royalty is equal to 2.50% + (0.156%*(BRP – $70)); or,

●	>US$150, the sliding scale royalty is 15%.

The BRP is the sum of: (i) the monthly average daily settlement (US$/bbl) for prompt month NYMEX light sweet crude; and, (ii) the final price at which the prompt month future contract for the Canadian Heavy Crude Oil Index (US$/bbl) as quoted by the CME Group is settled for such applicable month.

Burgess retains the ability to receive the Royalty in cash or in-kind.

The Royalty does not contain any associated commitments for future development or projects.

For the year end December 31, 2025, the Company paid $1.0 million (2024 - $6.0 million) to Burgess in respect of the Royalty.

8. Terminal and Pipeline access

As part of the dilbit pipeline project, the Company funded the construction of certain connection assets. Connacher does not own any of the infrastructure at the terminal facility, nor the downstream pipeline network that it funded. As a result, the costs are not recognized in Connacher's PP&E and are presented separately.

In Q4 2025, the Company received a $1.7 million reimbursement related to a final cost assessment, which reduced the carrying value.

For the year ended December 31, 2025, the Company's terminal and pipeline access costs, net of amortization, totaled $14.2 million (2024 - $16.9 million).

9. PP&E

As at (Canadian dollars in thousands)	Petroleum and natural gas properties ("PNG")	Corporate	Pipeline	Total
Cost
Balance, December 31, 2023	$1,732,568	$18,469	$14,634	$1,765,671
Net additions	156,773	922	60,963	218,658
Capitalized interest (note 12)	-	-	3,296	3,296
Derecognition and dispositions (note 20)	(4,843)	-	-	(4,843)
Decommissioning additions (note 13)	1,545	-	1,913	3,458
Change in decommissioning obligations (note 13)	(5,718)	-	77	(5,641)
Balance, December 31, 2024	$1,880,325	$19,391	$80,883	$1,980,599
Net additions	74,818	-	8,049	82,867
Derecognition and dispositions (note 20)	(6,728)	-	-	(6,728)
Decommissioning additions (note 13)	446	-	-	446
Change in decommissioning obligations (note 13)	(9,048)	-	(2,006)	(11,054)
Balance, December 31, 2025	$1,939,813	$19,391	$86,926	$2,046,130

	Petroleum and natural gas properties	Corporate	Pipeline	Total
Accumulated depletion, depreciation, and impairment
Balance, December 31, 2023	$1,209,196	$14,986	$-	$1,224,182
Depletion and depreciation	94,624	700	593	95,917
Derecognition and dispositions (note 20)	(4,259)	-	-	(4,259)
Balance, December 31, 2024	$1,299,561	$15,686	$593	$1,315,840
Depletion and depreciation	121,146	538	2,676	124,360
Derecognition and dispositions (note 20)	(5,575)	-	-	(5,575)
Balance, December 31, 2025	$1,415,132	$16,224	$3,269	$1,434,625

Carrying amount of PP&E
As at December 31, 2024	$580,764	$3,705	$80,290	$664,759
As at December 31, 2025	$524,681	$3,167	$83,657	$611,505

PP&E carrying costs of $527.8 million (2024 - $584.5 million) serve as collateral for the Credit Facility and Term Loan and pipeline carrying costs of $83.7 million (2024 - $80.3 million) serve as collateral for Subsidiary Debt Facility. Refer to consolidated financial statement note 12 for further discussion.

For the year ended December 31, 2025:

●	$0.4 million (2024 - $1.7 million) was capitalized as part of inventory; and,

●	Future development costs totaling $7.6 billion (2024 - $6.8 billion) were included in the depletion calculation for PP&E.

At each financial reporting date, the Company considers potential indicators of impairment or reversal or previous impairments.

At December 31, 2025 and 2024, no indicators of impairment or reversal of previous impairment were identified.

10. TRADE AND ACCRUED PAYABLES

As at December 31, (Canadian dollars in thousands)	2025	2024
Trade payables	$12,862	$37,176
Other accrued liabilities	49,581	34,962
	$62,443	$72,138

11. fair value measurements and risk management

The Company's current financial instruments include cash and cash equivalents, trade and accrued receivables, trade and accrued payables, Credit Facility, Term Loan, Subsidiary Debt Facility, and risk management contracts.

11.1 Fair value of financial instruments

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimates cannot be determined with exact precision as they are subjective in nature and involve uncertainties and matters of judgment.

The following table shows the comparison of the carrying and fair values of the Company's financial instruments by classification:

	December 31, 2025		December 31, 2024
As at (Canadian dollars in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Amortized cost
Assets
Cash and cash equivalents (1)	$97,019	$97,019	$39,419	$39,419
Trade and accrued receivables (1)	59,678	59,678	59,988	59,988
Liabilities
Trade and accrued payables (1)	62,443	62,443	72,138	72,138
Term Loan (2)	54,860	54,860	57,620	57,620
Subsidiary Debt Facility (2)	46,733	46,733	48,097	48,097
Fair value through profit and loss
Assets
Risk management contracts (3)	5,111	5,111	-	-
Liabilities
Risk management contracts (3)	-	-	8,330	8,330

(1)	The fair values of cash and cash equivalents, trade and accrued receivables, trade and accrued payables approximate the carrying amounts due to the short-term maturity of the instruments
(2)	The fair values of long-term debt are based on market information, a Level 2 measurement. Amounts outstanding under the Term Loan are subject to floating rate-based interest rate; whereas, the Subsidiary Debt Facility is subject to a fixed interest rate
(3)	The fair values of risk management contracts were derived from observable market prices or indices, a Level 2 measurement

11.2 Risk exposures

The Company is exposed to various risks—including, but not limited to:

●	Credit risk - related to its trade and accrued receivables, risk management contracts, and cash and cash equivalents;

●	Liquidity risk - related to long-term debt and the fulfillment of its financial and contractual obligations; and,

●	Market risk - related to the volatility of commodity prices, foreign exchange rates, and interest rates. In certain instances, the Company may use derivative instruments to manage the Company's exposure to these risks. Refer to 'Commodity Price Risk' below.

The Company employs risk management strategies and policies to help ensure that any exposure to risk is in compliance with the Company's business objectives and risk tolerance levels; however, for any exposure, risk management strategies may not always be available or economical for the Company to implement. Risk management is ultimately established by the Company's Board of Directors and is implemented and monitored by senior management.

Credit risk

Credit risk is the risk that the contracting entity will not fulfill its obligations under a contract when due. The Company generally extends unsecured credit to customers who maintain investment grade credit ratings from Moody's or S&P Global Ratings; however, the collection of trade receivables may be affected by changes in economic or other conditions. The majority of the Company's customers operate in oil and gas exploration and development, energy marketing or energy transportation industries. They may be exposed to long-term downturns in energy commodity prices, including the price for dilbit, or other events impacting these industries. Management believes the risk is mitigated by the size and creditworthiness of the companies to which credit is extended. The Company periodically assesses the financial strength of its customers and will adjust its marketing plan to mitigate credit risks as needed. The Company's cash balances are held by creditworthy financial institutions. At times, the Company may purchase credit insurance for certain customers.

Historically, the Company has not experienced any material credit loss in the collection of trade receivables. The Company considers all amounts due over 90 days as past due. For 2025, the Company had $481 thousand (2024 - $481 thousand) amounts due over 90 days.

The maximum exposure to credit risk relating to the above classes of financial assets at December 31, 2025 and 2024 is the carrying amount of these assets.

Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient funds to repay its debts and fulfill its financial obligations.

To manage this risk, the Company monitors expenditures against pre-approved budgets to control costs; regularly monitors its operating cash flow, working capital, and bank balances against its business plan; and maintains prudent insurance programs to minimize exposure to insurable losses. Additionally, the long-term nature of the Company's debt repayment obligations is aligned with the long-term nature of its assets.

The Company forecasts cash requirements to ensure funding is available to settle financial liabilities when they become due. In the normal course of business, the Company accesses cash and cash flows from operations to pay current and long-term liabilities. Annual cash inflows from operations are collected based on the production of bitumen and fluctuate in response to production volumes and commodity prices.

The Company considers its expected cash flows related to financial assets, cash and cash equivalents, accounts receivable, Subsidiary Debt Facility, and the Term Loan in assessing and managing liquidity risk. The Company believes its existing cash resources and accounts receivable are sufficient to cover current cash outflow requirements.

The Company balances the operating, investing, and financing of cash through on-going operations of its business. The Company manages its cash to maintain an adequate ability to cover operational and business needs.

The following table displays the maturities of the Company's non-derivative financial liabilities (which does not include operating and service and maintenance commitments; refer to consolidated financial statement note 24):

As at December 31, 2025 (Canadian dollars in thousands)	Total	Within 1 year	2-3 Years	> 3 years
Non-derivative financial liabilities:
Trade and accrued payables	$62,443	$62,443	$-	$-
Term Loan (1)	54,860	-	54,860	-
Subsidiary Debt Facility	46,733	1,494	3,540	41,699

(1)	Based on the exchange rate prevailing on December 31, 2025 (US$1 = $1.3715) as it relates to the face value of the Term Loan

Market risk and sensitivity analysis

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The objective of market risk management is to manage and control market price exposures within acceptable limits, while maximizing returns. Market risk is comprised of commodity price risk, interest rate risk, and foreign currency risk.

Commodity price risk

The Company is exposed to commodity price risk due to potential changes in the market prices of its bitumen or input costs, such as diluent or natural gas. The Company's financial performance is significantly dependent on the prevailing crude oil benchmark pricing environment, which is impacted by numerous factors, including, but not limited to: global and regional supply of and demand for crude oil; global economic conditions; the actions of OPEC; the actions of the Government of Alberta; market access constraints and transportation; and public sentiment as it relates to non-renewable resources.

As a result, risk management contracts may be utilized to reduce exposure to price fluctuations associated with a portion of sales.

The following table summarizes the risk management contract amounts recorded in the consolidated statements of operations and comprehensive earnings:

As at December 31, (Canadian dollars in thousands)	2025	2024
Realized loss	$9,610	$21,445
Unrealized loss (gain)	(13,441)	5,645
Loss (gain) on risk management contracts	$(3,831)	$27,090

At December 31, 2025, the Company had entered into the following commodity financial hedges:

	Notional Volume	Weighted Average Price	Liability (Asset)
Term	(bbl/d);	(C$/bbl)	(C$ in thousands)
Dilbit:
Q1 2026:	Equivalent of 6,000 bbl/d of dilbit sales
WTI Swap	4,080	82.85	(1,656)
WCS Swap	6,000	(18.89)	383
C5+ Swap	(1,920)	0.38	76
Q2 2026:	Equivalent of 6,000 bbl/d of dilbit sales
WTI Swap	4,140	82.68	(1,816)
WCS Swap	6,000	(17.03)	(87)
C5+ Swap	(1,860)	(3.02)	(212)
Q3 2026:	Equivalent of 2,000 bbl/d of dilbit sales
WTI Swap	1,450	82.02	37
WCS Swap	2,000	(17.00)	(589)
C5+ Swap	(550)	(4.63)	7

WTI Swap	2,150	80.80	(637)
Q4 2026:
WTI Swap	2,075	80.01	(514)
Total - Current			$(5,008)

Subsequent to December 31, 2025, the Company entered into the following dilbit and natural gas financial hedges:

	Notional Volume	Weighted Average Price
Term	(bbl/d); (GJ/d)	(C$/bbl);(C$/GJ)
Dilbit:
June 2026:	Equivalent of 2,000 bbl/d of dilbit sales
WTI Swap	1, 380	$94.50
WCS Swap	2,000	(17.25)
C5+ Swap	(620)	(3.80)
Q3 2026:	Equivalent of 2,000 bbl/d of dilbit sales
WTI Swap	1,450	86.96
WCS Swap	2,000	(18.08)
C5+ Swap	(550)	(4.20)
Q4 2026:	Equivalent of 8,000 bbl/d of dilbit sales
WTI Swap	3,400	81.62
WCS Swap	8,000	(18.58)
C5+ Swap	(2,520)	(1.00)

Natural gas:
March - December 2026	5,000	2.00

In addition, after December 31, 2025, the Company amended May 2026 financial hedges relating to 4,140 bbl/d of WTI and 4,140 bbl/d of WCS differentials to permit physical settlement under a fixed-price contract at an equivalent price of $65.65/bbl.

At December 31, 2025, the Company had entered into the following foreign exchange financial hedges:

	Notional Amount		Average Foreign Exchange Rate	Liability (Asset)
Term	(US$ in thousands)		(C$:US$)	(C$ in thousands)
Q1 2026:	US$	17,780	1.3458-1.3919	$(60)
Q2 2026:	US$	18,550	1.3411-1.3865	(43)
Total - Current				$(103)

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to fluctuations in foreign currency on its financial instruments, primarily due to the US dollar-denominated Term Loan. The effect on the Company's financial instruments of a $0.01 change in the US-to-Canadian dollar exchange rate would have resulted in a $0.4 million (2024 - $0.4 million) change in unrealized foreign exchange gain/loss at December 31, 2025.

Interest rate risk

Interest rate risk refers to the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate cash flow risk on its Credit Facility and Term Loan. The effect of a 1% interest rate change to the Company's Term Loan would have resulted in a change in interest expense at December 31, 2025 to $0.5 million (2024 - $0.5 million).

12. DEBT

12.1 Revolving Credit Facility

In Q4 2025, the Company closed a $50 million revolving reserved-based credit facility (the "Credit Facility"). The Credit Facility is subject to semi-annual borrowing base reviews on April 30th and October 31st. The borrowing base determination reflects the lender's evaluation of the Company's petroleum and natural gas reserves and commodity price outlook at the time of review.

The revolving period ends on December 21, 2026, which may be extended for a period that shall not exceed one year. The borrower may request an extension to the revolving period not more than 90 days and not less than 60 days prior to the last day of the then-current revolving period.

The Credit Facility is secured by a first-priority security interest on all present and after-acquired property of the Company and is senior in priority to the Term Loan. The Credit Facility contains certain covenants that limit the Company's ability to, among other things, incur additional indebtedness, create or permit liens to exist, make certain restricted payments, and dispose of or transfer assets.

Amounts borrowed under the Credit Facility are subject to an applicable Canadian Prime Rate, U.S. Base Rate, Secured Overnight Financing Rate ("SOFR"), or Canadian Overnight Repo Rate Average ("CORRA"), plus an applicable margin. The Company is subject to an applicable standby fee on undrawn portions of the Credit Facility.

As at December 31, 2025, the Company is in compliance with all covenants and did not have any funds drawn.

12.2 Letter of Credit Facilities

The Company maintains two letter of credit facilities totaling $10 million:

●	$6.5 million related to a letter of credit facility (the "EDC Facility") with a Canadian bank that is supported by a performance security guarantee from Export Development Canada ("EDC"). The EDC Facility is available on a demand basis and letters of credit issued incur an issuance and performance guarantee fee of 3.2%; and,

●	$3.5 million secured letter of credit facility (the "Secured Letter of Credit Facility") with a Canadian bank that is cash collateralized. The Secured Letter of Credit Facility is available on a demand basis and letters of credit issued bear interest at 0.85%.

At December 31, 2025, the Company had drawn $9.1 million (2024 - $7.0 million) on the letter of credit facilities.

The Credit Facility provides the ability to issue letters of credit; as a result, the Secured Letter of Credit Facility will be cancelled.

12.3 Term Loan

As part of the 2019 CCAA Plan, the Company exchanged a portion of First Lien Debt for the Term Loan with an aggregate principal amount of US$41.8 million.

In Q2 2023, the Term Loan was amended to replace the LIBOR interest rate with Term SOFR plus 15 bps ("Adjusted Term SOFR Rate"). The Term Loan bears interest as selected by the Company, at the alternative base rate ("ABR" and "ABR Loans") or benchmark rate ("Benchmark Rate") or "Benchmark Rate Term Loan"), plus an applicable margin as follows:

●	ABR Loans - ABR plus 8.50% per annum; and,

●	Benchmark Rate Term Loans - Adjusted Term SOFR Rate (floor of 2.00%) plus 9.50% per annum.

In 2025, the effective interest rate was 13.9% (2024 - 14.8%).

In Q3 2023, the Company amended the Term Loan. As part of the amendment, the Term Loan was upsized to US$40 million. Additionally, the maturity date was extended to July 31, 2028 and the requirement for quarterly amortization payments was eliminated. Most covenants, including the referenced coverage ratio described below, were unchanged. After the Credit Facility, the Term Loan maintains senior security interests in most assets of the Company.

The Term Loan is subject to the following covenant:

The ratio of (a) the discounted present value of projected future cash flows, discounted at 10% ("PV-10 Value") of the Borrower and the Subsidiaries' Proved Reserves as reflected in the most recently delivered Reserve Report at the time of determination to (b) total Senior Indebtedness of the Borrower and the Subsidiaries on such date, must not be lower than 2.50 to 1.

At December 31, 2025 and 2024, the Company was in compliance with the covenant.

12.4 Subsidiary Debt Facility

In Q3 2023, GDMLP secured the Subsidiary Debt Facility to fund the dilbit pipeline project.

The Subsidiary Debt Facility consists of two phases: drawdown and repayment.

During the drawdown phase, interest on all funding drawdowns was capitalized. The loan balance accrued interest at 11.25%. In 2024, $3.3 million of eligible interest costs were capitalized as discussed in consolidated financial statement note 9.

Upon completion of the pipeline project, the repayment phase commenced, and no additional funds were available.

The Subsidiary Debt Facility is secured on a senior basis against GDMLP's assets only.

An affiliate of the Subsidiary Debt Facility lender holds 100% of the Class B Preferred units of GDMLP, which entitles the holder to a 20% economic interest in the excess cash flows of GDMLP for 18 years.

The repayment phase includes:

●	Payment by Connacher to GDMLP of the monthly toll, which is used to fund operating costs and service the Subsidiary Debt Facility;

●	The loan balance being amortized over 15 years at 11.25%; and,

●	Any cash remaining at the end of each month being distributed 80% to Connacher and 20% to an affiliate of the lender.

The interest payments, as well as the 20% excess cash flow paid to the affiliate, are treated as transportation expense. In addition, the principal payments reduce the Subsidiary Debt Facility balance.

The Subsidiary Debt Facility is not prepayable, subject to certain exceptions.

At December 31, 2025, $46.7 million (2024 - $48.1 million) reflected drawn amounts, plus accrued interest, less amounts repaid, with $1.5 million (2024 - $1.3 million) classified as a short-term liability.

13. DECOMMISSIONING OBLIGATIONS

The following table summarizes the details of decommissioning obligations:

As at December 31, (Canadian dollars in thousands)	2025	2024
Balance, beginning of year	$66,772	$67,588
Additions	446	3,458
Change in estimates	(11,055)	(5,641)
Unwinding of discount	2,174	2,233
Decommissioning obligations settled	(1,151)	(866)
Balance, end of year	$57,186	$66,772

The Company recorded a decrease in decommissioning obligations of $11.1 million (2024 - decrease of $5.6 million) related to changes in estimates of cash flows; timing to abandon and reclaim petroleum and natural gas properties and pipeline infrastructure; and interest rates.

At December 31, 2025, the estimated total undiscounted amount, at current cost, required to settle the decommissioning obligations was $87.1 million (2024 - $100.3 million). The payments are expected to be made over the next 50 years (2024 - 50 years). The amounts have been inflated at an inflation rate of 2.00 percent (2024 - 2.00 percent) and discounted using a risk-free interest rate of 3.85 percent (2024 - 3.23 percent).

14. INCOME TAXES

Income tax recovery (provision) recorded in the consolidated statements of operations and comprehensive earnings:

For the year ended December 31, (Canadian dollars in thousands)	2025	2024
Current tax recovery	$-	$-
Deferred tax recovery	-	-
Income tax recovery	$-	$-

The reconciliation of the expected tax expense calculated by applying the combined Federal and Provincial corporate income tax rates to the tax provision for the year is a result of the following items:

For the year ended December 31, (Canadian dollars in thousands)	2025	2024
Income before income taxes	$48,850	$44,266
Applicable tax rate	23.0%	23.0%
Expected income tax expense	11,236	10,181
Adjustment for true-up to tax return filing	(12,742)	4,092
Non-deductible expenses	307	396
Change in unrecognized deferred tax assets	1,199	(14,669)
Total income tax expense (recovery)	$-	$-

The following is the analysis of deferred tax liabilities and assets:

	2025			2024
As at December 31, (Canadian dollars in thousands)	Opening balance	Recognized in net earnings (loss)	Closing balance	Opening balance	Recognized in net earnings	Closing Balance
Deferred income tax liability
PP&E	$29,150	$4,688	$33,838	$29,177	$(27)	$29,150
Foreign exchange on Term Loan	-	1,176	1,176	19	(19)	-
	29,150	5,864	35,014	29,196	(46)	29,150

Deferred income tax asset
Decommissioning obligations	15,357	(2,204)	13,153	15,545	(188)	15,357
Capital lease obligation	52	(52)	-	128	(76)	52
Share issue cost	-	-	-	29	(29)	-
Foreign exchange on Term Loan	1,085	(635)	450	-	1,085	1,085
Losses carried forward	12,656	8,755	21,411	13,494	(838)	12,656
	29,150	5,864	35,014	29,196	(46)	29,150
Net deferred income tax liability	$-	$-	$-	$-	$-	$-

The following provides the details of federal unrecognized deductible temporary differences; unused losses; and unused tax credits for which no deferred tax asset has been recognized:

As at December 31, (Canadian dollars in thousands)	2025	2024
Non-capital losses	$556,724	$556,061
Capital losses	73	73
Restricted interest and finance expense	4,533	-

The unrecognized non-capital losses expire between 2027 and 2040. The remaining tax pools do not have a set expiration date.

The following table provides the federal income tax pools:

For the year ended December 31, (Canadian dollars in thousands)	2025	2024
Resource pools	$255,004	$293,298
Undepreciated capital cost	364,921	405,218
Non-capital loss	508,485	460,755
Capital loss	73	73
Restricted interest and financing expense	4,533	-
Total federal tax pools	$1,133,016	$1,159,344

The Company regularly reviews the potential for adverse outcomes in respect of tax matters and believes it has adequate provisions for these tax matters. Tax provisions are adjusted, positively or negatively, for changes in estimates and assessments by tax authorities in the period in which they are more likely than not to have an impact on the financial results. The Company does not believe that the outcome of potential adverse tax matters will have a material adverse effect on the consolidated financial position of the Company.

15. SHARE CAPITAL

15.1 Issued and outstanding common share capital

	2025		2024
As at December 31,	Number	Canadian dollars in thousands	Number	Canadian dollars in thousands
Balance, beginning of year	10,257,651	$1,242,395	9,999,989	$1,239,817
Cash received and shares issued upon option exercise	-	-	197,662	1,342
Transfer from contributed surplus - stock options exercised	-	-	-	209
Shares issued from treasury	40,000	1,146	60,000	1,027
Share repurchase	(332,071)	(14,680)	-	-
Balance, end of year	9,965,580	$1,228,861	10,257,651	$1,242,395
Weighted average common shares outstanding
Basic	10,245,236		10,169,325
Diluted	10,810,698		10,616,243

15.2 Special Distribution

Subsequent to December 31, 2025, the Company issued a special distribution of $6.00 per Class A common share (the "Distribution"), which totaled $62.1 million, via a return of capital and eligible dividend, as elected by shareholders. Prior to the Distribution, a total of 377,543 options were exercised.

16. STOCK OPTION PLAN

In 2020, the Company implemented a stock option plan, as amended, restated, supplemented or otherwise modified from time-to-time (the "Plan"), pursuant to which options to purchase Class A common shares of the Company may be granted to eligible directors, officers, employees, and consultants. Under the Plan, a maximum of 1,111,110 Class A common shares are reserved for issuance from treasury. The options have a term of 10 years to maturity and are subject to time-based vesting.

16.1 Plan

The fair value of options of prior grants was estimated using the Black-Scholes valuation model with the following range of assumptions:

Fair value	$1.06 - $25.31
Exercise price	US$5.00-U$35.00
Expected volatility	72% - 76%
Expected divided yield	-
Expected forfeiture	-
Risk-free rate	0.55% - 3.85%
Expected stock option life	10 years

The following table shows the changes in stock options and the related weighted average exercise prices:

	2025			2024
For the year ended December 31,	Number of Options	Weighted Average Exercise Price		Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	767,456	US$	14.07	1,055,770	US$9.02
Granted	10,000	US$	40.00	125,000	US$30.00
Cancelled/forfeited	-		-	(215,652)	US$6.89
Exercised	-		-	(197,662)	US$5.00
Outstanding, end of year	777,456	US$	14.40	767,456	US$14.07
Exercisable, end of year	565,462	US$	9.56	446,918	US$7.65

At December 31, 2025, $1.3 million (2024 - $1.7 million) was recorded in the consolidated statements of operations and comprehensive earnings as share-based compensation expense.

Subsequent to December 31, 2025, 377,543 options were exercised and 180,407 options were surrendered. The options were exercised and surrendered for aggregate consideration of $5.3 million and $6.3 million, respectively.

17. REVENUE

The Company generates revenue from contracts with customers through the transfer of dilbit at a point-in-time.

The following table summarizes revenue, net of royalties, recorded in the consolidated statements of operations and comprehensive earnings:

For the year ended December 31, (Canadian dollars in thousands)	2025	2024
Revenue	$737,470	$495,915
Royalties	(54,359)	(29,769)
Revenue, net of royalties	683,111	466,146
Interest	1,396	2,603
Revenue	$684,507	$468,749

At December 31, 2025, $58.6 million (2024 - $57.3 million) was accrued revenue receivables.

In 2024, one of the Company's producing projects, Pod One, reached post-payout status under Alberta's Oil Sands Framework.

18. FINANCE CHARGES

For the year ended December 31, (Canadian dollars in thousands)	2025	2024
Interest on Term Loan	$7,867	$8,294
Bank charges and other fees	643	363
Unwinding of discount on decommissioning obligations (note 13) and Term Loan (note 12)	2,225	2,302
Total finance charges	$10,735	$10,959

19. FOREIGN EXCHANGE LOSS (GAIN)

For the year ended December 31, (Canadian dollars in thousands)	2025	2024
Unrealized foreign exchange loss (gain) on translation of:
US dollar denominated long-term debt	$(2,412)	$4,800
Foreign currency denominated cash balances	180	(322)
Other foreign currency denominated monetary items	(371)	20
Unrealized foreign exchange loss (gain)	(2,603)	4,498
Realized foreign exchange loss	(82)	93
Net foreign exchange loss (gain)	$(2,685)	$4,591

20. LOSS ON DISPOSITION AND DERECOGNITION OF ASSETS

The following table shows the loss (gain) on derecognition and disposition of assets:

For the year ended December 31, (Canadian dollars in thousands)	2025	2024
Loss on derecognition of PP&E	$1,152	$584
Loss on disposition and derecognition of assets	$1,152	$584

Loss on derecognition of PP&E include downhole pumps which were derecognized for nil proceeds. At the time of derecognition, the remaining net book values of $1.2 million (2024 - $584 thousand) associated with the downhole pumps were expensed.

21. CAPITAL MANAGEMENT

In managing capital, the Company seeks to safeguard its liquidity while continuing to maintain and pursue the development of its in-situ oil sands properties.

The Company will continue to actively monitor its working capital balances and available liquidity including Credit Facility usage and will deploy capital prudently to optimize its liquidity position.

At December 31, 2025 and 2024, the Company believed its capital resources, cash flow management, and working capital balances are sufficient to meet its current and future obligations.

22. CASH FLOW INFORMATION

Changes in non-cash working capital

As at December 31, (Canadian dollars in thousands)	2025	2024
Trade and accrued receivables	$298	$(25,365)
Inventory	2,370	(9,766)
Other assets	(238)	2,404
Trade and accrued payables	(9,679)	20,529
Total	$(7,249)	$(12,198)
Relating to:
Operations	$953	$(22,380)
Investing	(8,202)	10,182
Total	$(7,249)	$(12,198)

23. RELATED PARTY TRANSACTIONS

Compensation of key management personnel

Key management personnel include directors and executive officers of the Company. The compensation paid or payable to key management for services is shown below:

For the year ended December 31, (Canadian dollars in thousands)	2025	2024
Short-term employee benefits, including salaries	$3,244	$3,096
Post-employment benefits	189	178
Other long-term benefits	24	12
Termination benefits	541	2,459
Total	$3,998	$5,745

The options held by key management personnel under the Plan are included below:

As at December 31,	2025		2024
Options:
Number of options		508,036		701,108
Weighted average exercise price ($ per share)	US$	13.08	US$	13.08
Weighted average remaining life (years)		5.2		6.1

The Company has management contracts with executive officers that require the Company to pay a lump sum amount in case of loss of employment under certain circumstances as prescribed in the contracts.

At December 31, 2025, $nil (2024 - $0.9 million) was recorded in trade and accrued payable related to the termination of an executive officer.

24. CONTRACTUAL OBLIGATIONS, COMMITMENTS, AND CONTINGENCIES

At December 31, 2025, the Company is subject to the following commitments:

As at (Canadian dollars in thousands)	2026	2027	2028	2029	2030	> 2031	Total
Service and Maintenance (1)	$812	$812	$812	$812	$812	$4,177	$8,237
Transportation agreements	56,809	66,760	73,610	74,150	74,876	242,215	588,420
Subsidiary Debt Facility - interest (2)	5,182	5,005	4,807	4,586	4,338	21,698	45,616
Subsidiary Debt Facility - principal (3)	1,494	1,671	1,869	2,091	2,338	37,270	46,733
Term Loan - interest (4)	7,516	7,516	4,384	-	-	-	19,416
Term Loan - principal (4)	-	-	60,346	-	-	-	60,346
Total commitments	$71,813	$81,764	$145,828	$81,639	$82,364	$305,360	$768,768

(1)	Service and maintenance commitments pertain to the Company's facilities and equipment and do not meet the definition of a lease as defined by IFRS 16
(2)	Interest is recorded as a transportation expense in the consolidated financial statements or operation and comprehensive earnings (loss)
(3)	Debt service costs reflect a production-based toll. In the event of any long-term production disruption(s), the repayment horizon would be extended
(4)	Amounts relate to the Term Loan and reflect: fixed FX rate of C$1.3715 and fixed interest rate of 13.7%

Transportation agreements

As part of its dilbit pipeline project, the Company entered into multiple agreements with various midstream counterparties. Beginning January 1, 2025, the Company was subject to minimum volume commitments of 31,000 bbl/d. The commitments increase to 35,000 bbl/d on August 31, 2026. In addition, the Company is expected to pay fixed monthly charges. Connacher has the option to extend the terms of these agreements beyond their initial term expiry of January 31, 2032.

Similarly, the Company is subject to diluent transportation take-or-pay commitments, which include: fixed handling/toll obligations and multiple volume step-up commitments. Initially, the Company was subject to minimum volume commitments of 6,500 bbl/d. The commitments increased to 8,000 bbl/d on October 1, 2025. Effective November 1, 2025, the Company was subject to minimum volume commitments of 10,000 bbl/d.

Beginning April 1, 2025, the Company was subject to an additional material transportation arrangement, which included volume commitments of 10,000 bbl/d of dilbit and customary toll obligations extending to 2032. Furthermore, beginning in July 2027 and subject to the satisfaction of certain conditions, the Company will be subject to another material transportation arrangement, which includes volume commitments of 7,692 bbl/d of dilbit and customary toll obligations extending to 2042.

Subsidiary Debt Facility:

As outlined in consolidated financial statement note 12.4, the Subsidiary Debt Facility is subject to a repayment phase which commenced upon completion of the dilbit pipeline project. The loan balance is being amortized over 15 years. Debt service costs reflect a production-based toll. In the event of any long-term production disruption(s), the repayment horizon would be extended.

Carbon credits

In order to reduce its annual carbon tax costs under the Alberta Technology Innovation and Emissions Reduction Regulation ("TIER") framework, Connacher has purchased verified carbon credits ("VCCs"). Each VCC purchased represents one tonne of CO2 equivalent emissions. In 2025, Connacher took delivery of 65,000 VCCs at a cost of $4.1 million. Of the 65,000 VCCs purchased, 28,953 VCCs were used to satisfy TIER compliance obligations for 2024 payable in 2025.

Contingencies

The Company is currently, and from time-to-time, involved in various employment and other legal proceedings. No liability has been recorded in the consolidated statements of financial position for the year ended December 31, 2025 (December 31, 2024 - $nil) as the result of these actions is not known and is expected to be immaterial.

APPENDIX "B" – GREENFIRE RESOURCES LTD. PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Financial Statements

As at March 31, 2026, for the three months ended March 31, 2026 and for the year ended December 31, 2025

Greenfire Resources Ltd.

Unaudited Pro Forma Consolidated Statements of Financial Position

As at March 31, 2026

All amounts expressed in thousands of Canadian dollars (unaudited)

	Greenfire (Historical)	Connacher (Historical)	Presentation (Note 2)	Acquisition adjustments	Note	Pro forma Greenfire
Assets
Current assets
Cash	544	46,734	-	(47,278)	3(i)	-
Accounts receivable	83,359	76,216	-	-		159,575
Inventories	19,809	17,640	-	-		37,449
Prepaid expenses and deposits	6,972	3,864	-	-		10,836
	110,684	144,454	-	(47,278)		207,860
Non-current assets
Terminal and pipeline access	-	13,987	(13,987)	-		-
Property, plant and equipment	1,021,225	614,017	13,987	823,283	3(ii)	2,472,512
Deferred income tax asset	166,409	-	-	(57,759)	3(iii)	108,650
	1,187,634	628,004	-	765,524		2,581,162
	1,298,318	772,458	-	718,246		2,789,022
Liabilities
Current liabilities
Accounts payable and accrued liabilities	84,794	82,847	-	-		167,641
Current portion of debt	-	1,536	-	-		1,536
Current portion of lease liabilities and other	1,327	-	-	-		1,327
Warrant liability	9,615	-	-	-		9,615
Risk management contracts	72,906	39,160	-	-		112,066
	168,642	123,543	-	-		292,185
Non-current liabilities
Risk management contracts	7,500	-	-	-		7,500
Debt	2,361	44,839	-	739,610	3(i)	786,810
Term loan	-	55,824	-	(55,824)	3(iv)	-
Lease liabilities and other	5,698	-	-	-		5,698
Decommissioning liabilities	20,549	57,941	-	(42,313)	3(v)	36,177
	36,108	158,604	-	641,473		836,185
	204,750	282,147	-	641,473		1,128,370
Shareholders' equity
Share capital	462,865	1,196,382	-	(622,614)	5(i)	1,036,633
Contributed surplus	8,093	39,224	-	(39,224)	3(vi)	8,093
Retained earnings	622,610	(745,295)	-	738,611	3(vi)	615,926
	1,093,568	490,311	-	76,773		1,660,652
	1,298,318	772,458	-	718,246		2,789,022

Greenfire Resources Ltd.

Unaudited Pro Forma Consolidated Statements of Net Income and Comprehensive Income

For year ending December 31, 2025

All amounts expressed in thousands of Canadian dollars (unaudited)

	Greenfire (Historical)	Connacher (Historical)	Presentation (Note 2)	Acquisition adjustments	Note	Pro forma Greenfire
Revenues
Oil sales	603,303		737,470	-		1,340,773
Royalties	(18,908)		(54,359)	-		(73,267)
Oil sales, net of royalties	584,395	683,111		-		1,267,506
Gain (loss) on risk management contracts	42,579	3,831	-	-		46,410
	626,974	686,942	-	-		1,313,916
Expenses
Diluent expense	232,793	301,597	-	-		534,390
Transportation and marketing	49,924	67,077	(5,334)	-		111,667
Operating expenses	129,010	109,936	-	-		238,946
General and administrative	22,865	25,243	-	-		48,108
Stock-based compensation	2,923	1,324	-	-		4,247
Transaction costs	-	-	-	8,250	4(i)	8,250
Financing and interest	77,570	10,735	5,334	44,281	4(ii)	137,920
Depletion and depreciation	83,584	125,109	-	12,680	4(iii)	221,373
Exploration expenses	2,188	-	-	-		2,188
Other income	(3,378)	(1,396)	-	-		(4,774)
Gain on revaluation of warrants	(14,176)	-	-	-		(14,176)
Foreign exchange (gain) loss	(11,652)	(2,685)	-	2,412	4(iv)	(11,925)
Loss on disposition and derecognition of PP&E	-	1,152	-	-		1,152
Total expenses	571,651	638,092	-	67,623		1,277,366
Net income before taxes	55,323	48,850	-	(67,623)		36,550
Income tax (expense) recovery	(7,819)	-	-	15,553	4(v)	7,734
Net income and comprehensive income	47,504	48,850	-	(52,070)		44,284
Net income per share – Basic	$0.66	$4.77			5(ii)	$0.28
Net income per share – Diluted	$0.66	$4.52			5(ii)	$0.28

Greenfire Resources Ltd.

Unaudited Pro Forma Consolidated Statements of Net Loss and Comprehensive Loss

For the three months ended March 31, 2026

All amounts expressed in thousands of Canadian dollars (unaudited)

	Greenfire (Historical)	Connacher (Historical)	Presentation (Note 2)	Acquisition adjustments	Note	Pro forma Greenfire
Revenues
Oil sales	147,313		201,628	-		348,941
Royalties	(4,283)		(14,110)	-		(18,393)
Oil sales, net of royalties	143,030	187,518	-	-		330,548
Gain (loss) on risk management contracts	(94,633)	(50,070)	-	-		(144,703)
	48,397	137,448	-	-		185,845
Expenses
Diluent expense	60,233	83,863	-	-		144,096
Transportation and marketing	12,402	19,174	(1,309)	-		30,267
Operating expenses	35,747	26,444	-	-		62,191
General and administrative	5,394	5,366	-	-		10,760
Stock-based compensation	68	292	-	-		360
Financing and interest	1,683	2,401	1,309	11,085	4(ii)	16,478
Depletion and depreciation	20,736	34,468	-	3,130	4(iii)	58,334
Exploration expenses	887	-	-	-		887
Other income	(998)	(846)	-	-		(1,844)
Gain on revaluation of warrants	5,487	-	-	-		5,487
Foreign exchange (gain) loss	(56)	1,079	-	(964)	4(iv)	59
Loss on disposition and derecognition of PP&E	-	98	-	-		98
Total expenses	141,583	172,339	-	13,251		327,173
Net loss before taxes	(93,186)	(34,891)	-	(13,251)		(141,328)
Income tax (expense) recovery	20,184	-	-	3,048	4(v)	23,232
Net loss and comprehensive loss	(73,002)	(34,891)	-	(10,203)		(118,096)
Net loss per share – Basic & Diluted	$(0.58)	$(3.40)			5(ii)	$(0.56)

Notes to the Unaudited Pro Forma Consolidated Statements

As at March 31, 2026, for the three months ended March 31, 2026, and the year ended December 31, 2025

All amounts expressed in thousands of Canadian dollars, unless otherwise noted (unaudited)

1.	BASIS OF PRESENTATION

Greenfire Resources Ltd. (the "Company" or "Greenfire") is engaged in the business of acquiring, developing, and operating of oil properties in the Athabasca oil sands region of Alberta.

The following unaudited pro forma consolidated financial statements ("Pro Forma Financial Statements") were prepared to reflect the following:

i.	A definitive agreement (the "Acquisition Agreement"), dated July 13, 2026, between Greenfire and Connacher Oil and Gas Limited ("Connacher"), pursuant to which Greenfire agreed to acquire all of the issued and outstanding common shares of Connacher (the "Acquisition") for a base purchase price of $1,290.0 million, adjusted for customary closing adjustments based on Connacher's net working capital, and under which Connacher is required to repay its term loan prior to closing. The Acquisition is subject to various closing conditions, including receipt of the approval under the Competition Act (Canada), and deposit by the shareholders of Connacher of all shares of Connacher and expected to close in August, 2026 (the "Acquisition Closing Date").

ii.	The proposed financing arrangements implemented to fund the Acquisition through a combination of:

a.	A draw on the Company's existing reserve-based credit facility (the "Senior Credit Facility"), which will be expanded from $275.0 million to $1,000.0 million concurrently with the Acquisition Closing Date;

b.	A one-time draw of $575.0 million on a new credit facility (the "Bridge Facility"). The Bridge Facility has a nine-month term from the date of the initial draw and bears interest at the Canadian Overnight Repo Rate Average (CORRA), plus an applicable margin; and

c.	The completion of a rights offering of Greenfire's common shares for gross proceeds of at least $575.0 million (the "Rights Offering"), as a condition of, and in connection with, the Bridge Facility. The net proceeds from the Rights Offering will be used to repay the Bridge Facility. The Rights Offering is expected to close in September 2026.

In connection with the Rights Offering, certain limited partnerships comprising Waterous Energy Fund, a current holder of approximately 72.0% of the Company's outstanding common shares (collectively, "Standby Purchasers"), have agreed to enter into a standby purchase agreement with the Company pursuant to which the Standby Purchasers and any affiliates will commit to fully exercise their basic subscription privilege and purchase common shares not otherwise subscribed for (the "Standby Commitment"). The size of the Standby Commitment will be at least $575.0 million.

Collectively, the "Financing Transactions".

The following unaudited pro forma consolidated financial statements ("Pro Forma Financial Statements") were prepared using information derived from, and should be read in conjunction with:

●	Greenfire's audited consolidated financial statements for the year ended December 31, 2025 and 2024;

●	Greenfire's unaudited condensed interim consolidated financial statements for the three months ended March 31, 2026 and 2025;

●	Connacher's audited consolidated financial statements for the year ended December 31, 2025 and 2024; and

●	Connacher's unaudited condensed interim consolidated financial statements for the three months ended March 31, 2026 and 2025.

Notes to the Unaudited Pro Forma Consolidated Statements

As at March 31, 2026, for the three months ended March 31, 2026, and the year ended December 31, 2025

All amounts expressed in thousands of Canadian dollars, unless otherwise noted (unaudited)

The Pro Forma Financial Statements have been prepared in accordance with applicable Canadian securities legislation. The Pro Forma Financial Statements include pro forma assumptions and adjustments that give effect to the Acquisition and Financing Transactions had they occurred on March 31, 2026 for the purpose of the unaudited pro forma consolidated statement of financial position as at March 31, 2026; and on January 1, 2025 for the purposes of the unaudited pro forma consolidated statements of income (loss) and comprehensive income (loss) for the three months ended March 31, 2026 and for the year ended December 31, 2025.

The Pro Forma Financial Statements have been prepared by management of Greenfire for illustrative purposes only and are not intended to be, and may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results which may be obtained in the future. In preparing these Pro Forma Financial Statements, no adjustments have been made to reflect the operating synergies and administrative cost savings that could result from the operations of the combined assets. The allocation of the total consideration to the net assets acquired in the Acquisition is preliminary and based on estimates of fair value and other amounts and such estimates may be adjusted in the future. As these amounts are preliminary, differences in the actual amounts assigned to the fair values of the identifiable assets and liabilities upon the completion of the detailed valuations and calculations could differ materially and results in changes in periods subsequent to the completion of the Acquisition and related Financing Transactions. In the opinion of management, the pro forma information includes all material adjustments necessary for a fair presentation of Connacher.

Accounting policies used in the preparation of the Pro Forma Financial Statements are in accordance with those disclosed in the consolidated financial statements of Greenfire as at and for the year ended December 31, 2025, which were prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board. In the opinion of management these pro forma consolidated financial statements include all of the necessary adjustments for a fair presentation of the ongoing entity. Certain accounts in the Connacher financial statements were reclassified or combined in these Pro Forma Financial Statements to conform with Greenfire's financial statement presentation.

2.	PRESENTATION ADJUSTMENTS

Greenfire and Connacher prepare their consolidated financial statements using similar accounting policies. Certain reclassification adjustments have been made to the Pro Forma Financial Statements to make financial statement presentation consistent between Greenfire and Connacher including:

i.	Terminal and pipeline access has been reclassified and presented within property, plant and equipment on the Unaudited Pro Forma Consolidated Statements of Financial Position;

ii.	Oil sales and royalties have been disaggregated and presented separately in the Unaudited Pro Forma Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss); and

iii.	Interest expense related to Connacher's debt has been reclassified from transportation and marketing expenses and presented within interest and financing expense in the Unaudited Pro Forma Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss).

Notes to the Unaudited Pro Forma Consolidated Statements

As at March 31, 2026, for the three months ended March 31, 2026, and the year ended December 31, 2025

All amounts expressed in thousands of Canadian dollars, unless otherwise noted (unaudited)

3.	PRO FORMA UNAUDITED STATEMENT OF FINANCIAL POSITION ADJUSTMENTS

The Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with IFRS 3 – Business Combinations, whereby the assets acquired and liabilities assumed are recorded at their fair values with the excess of the aggregate consideration over the fair value of the identifiable net assets allocated to goodwill. The preliminary purchase price allocation is as follows:

Consideration for the acquisition:
Cash	$1,290,201
Allocation of the purchase price:
Accounts receivable	76,216
Inventories	17,640
Prepaid expenses and deposits	3,864
Property, plant and equipment	1,451,287
Deferred income tax liability	(60,124)
Accounts payable and accrued liabilities	(97,519)
Risk management contracts	(39,160)
Debt	(46,375)
Decommissioning liabilities	(15,628)
Net assets acquired	$1,290,201

The following pro forma adjustments have been made to the unaudited Pro Forma Consolidated Statement of Financial Position assuming the Acquisition and the related Financing Transactions occurred on March 31, 2026:

i.	Pro forma adjustments to cash and debt reflect the following:

Acquisition consideration	$(1,290,201)
Term loan repayment	(61,406)
Transaction costs	(8,250)
Bridge Facility – draw	575,000
Bridge Facility – repayment	(575,000)
Bridge Facility – fees	(431)
Rights Offering – gross proceeds	575,000
Rights Offering – issuance costs	(1,600)
$(786,888)
Pro forma adjustments to cash	$(47,278)
Pro forma adjustments to debt	$(739,610)

Also included in debt are approximately $11.5 million of fees incurred in connection with the expansion and extension of Greenfire's Senior Credit Facility. These fees are recognized as a reduction of the carrying amount of the Senior Credit Facility and are amortized over the term. Incremental borrowings under the Senior Credit Facility to fund the Acquisition are expected to be approximately $751.1 million.

ii.	The fair value of property, plant and equipment of $1,451.3 million was determined based on preliminary internal reserve estimates. Adjustments to property, plant and equipment were made to reflect the fair value of the wells, facilities, pipeline, undeveloped land, buildings, storage tanks and furniture and fixtures upon acquisition.

iii.	The deferred income tax asset has been adjusted to reflect the tax effects of the Acquisition and Financing Transactions, net of the acquired tax pools and related transaction costs.

iv.	Pursuant to the Acquisition Agreement, Connacher redeemed its term loan prior to the closing date, including payment of the applicable 10% repayment premium.

v.	The estimated decommissioning obligation was measured using a fair value discount rate of 10%. The book value of decommissioning obligation on Connacher's statement of financial position was measured using a risk-free discount rate of 3.85%, resulting in an adjustment of $42.3 million.

vi.	Pro forma adjustments to eliminate Connacher shareholders' equity adjusted for the after-tax impact of the term loan repayment.

Notes to the Unaudited Pro Forma Consolidated Statements

As at March 31, 2026, for the three months ended March 31, 2026, and the year ended December 31, 2025

All amounts expressed in thousands of Canadian dollars, unless otherwise noted (unaudited)

4.	PRO FORMA UNAUDITED STATEMENTS OF NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) ADJUSTMENTS

The following pro forma adjustments have been made to the unaudited Pro Forma Consolidated Statement of Net Income (Loss) and Comprehensive Income (Loss) assuming the Acquisition and related Financing Transactions occurred on January 1, 2025:

i.	Transaction costs associated with the Acquisition are expected to be approximately $8.3 million.

ii.	Pro forma adjustments to financing and interest expenses include:

	Three months ended March 31, 2026	Year ended December 31, 2025
Interest on incremental Senior Credit Facility borrowings	$11,667	$46,669
Fees associated with the Bridge Facility	-	431
Reversal of interest on the repaid Connacher term loan	(1,837)	(7,867)
Amortization of incremental debt issuance costs	1,435	5,738
Accretion difference on decommissioning liabilities	(180)	(690)
Pro forma adjustments to financing and interest expenses	$11,085	$44,281

iii.	Depletion expenses have been adjusted to reflect the application of the appropriate unit-of-production rate based on proved plus probable reserves following the adjustment of the Connacher's carrying value of property, plant and equipment to its fair value upon acquisition as determined in the purchase price allocation in Note 3.

iv.	Foreign exchange (gain) loss has been adjusted to eliminate the foreign exchange impact associated with Connacher's repaid term loan.

v.	The tax effect on the pro forma adjustments was recorded using an effective tax rate of 23.0%.

5.	PRO FORMA SHARE CAPITAL

i.	Continuity

A continuity of the pro forma consolidated share capital is provided below:

	Shares (000s)	$000
Balance, March 31, 2026	125,428	$462,865
Rights Offering (1)	85,312	575,000
Costs associated with rights offering, net of tax	-	(1,232)
Pro forma, March 31, 2026	210,740	$1,036,633

(1)	The exercise price of the share purchase rights is assumed to be $6.74 per share.

ii.	Net Income (Loss) Per Share

The per share amounts have been based on the historical weighted average of Greenfire shares for the applicable period, adjusted for the share issuances per Note 5(a).

	Three months ended March 31, 2026	Year ended December 31, 2025
Shares outstanding ('000) – basic	210,723	157,705
Shares outstanding ('000) – diluted	210,723	157,788

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of the Company to procure a judgment in the Company's favor, the Company may indemnify a current or former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of any such director or officer or person (collectively, "Indemnified Persons") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of the Company, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person's conduct was lawful (collectively, the "Discretionary Indemnification Conditions").

Notwithstanding the foregoing, the subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of the Company, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the "Mandatory Indemnification Conditions"). Under subsection 124(3.1) of the ABCA, the Company may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the Company or body corporate, if the Indemnified Person seeking indemnity: (a) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the Indemnified Person ought to have done; and (b) (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person's conduct was lawful.

As permitted by the ABCA, the Company's Bylaws require the Company to indemnify directors or officers of the Company, former directors or officers of the Company or other individuals who, at the Company's request, act or acted as directors or officers or in a similar capacity of another entity of which the Company is or was a shareholder or creditor (and such individual's respective heirs and personal representatives) to the extent permitted by the ABCA. Because the Company's Bylaws require that indemnification be subject to the ABCA, any indemnification that the Company provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

The Company may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such Indemnified Person as a result of their holding office with the Company or a related body corporate.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

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EXHIBITS

The following exhibits have been filed as part of the Registration Statement:

Exhibit Number	Description

4.1	Annual Information Form of the Registrant, dated March 12, 2026, incorporated by reference to the Registrant's Annual Report on Form 40-F for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 13, 2026.

4.2	Audited annual consolidated financial statements of the Registrant for the years ended December 31, 2025 and 2024, including the report of the independent registered public accounting firm thereon, incorporated by reference to the Registrant's Annual Report on Form 40-F for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 13, 2026.

4.3	Management's Discussion and Analysis of the Registrant's operating and financial results for the three-months and years ended December 31, 2025 and 2024, incorporated by reference to the Registrant's Annual Report on Form 40-F for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 13, 2026.

4.4	Management Information Circular of the Registrant dated April 2, 2026, prepared in connection with the Registrant's annual meeting of shareholders held on May 7, 2026, incorporated by reference to Exhibit 99.1 of the Registrant's Report on Form 6-K, as filed with the Securities and Exchange Commission on April 16, 2026.

4.5	Unaudited interim consolidated financial statements of the Registrant for the three-month period ended March 31, 2026, together with the notes thereto, incorporated by reference to Exhibit 99.1 of the Registrant's Report on Form 6-K, as filed with the Securities and Exchange Commission on May 6, 2026.

4.6	Management's Discussion and Analysis of the Registrant's operating and financial results for the three-month period ended March 31, 2026, incorporated by reference to Exhibit 99.2 of the Registrant's Report on Form 6-K, as filed with the Securities and Exchange Commission on May 6, 2026.

4.7	Material Change Report of the Registrant dated July 22, 2026 in respect of the Acquisition and the Offering, incorporated herein by reference to the Registrant's Report on Form 6-K, as filed with the Securities and Exchange Commission on July 22, 2026.

4.9	Standby Purchase Agreement (to be filed by amendment)

6.1*	Powers of Attorney

23.1	Consent of Deloitte LLP, independent registered public accounting firm to Greenfire Resources Ltd.

23.2	Consent of MNP LLP, independent auditor to Connacher Oil and Gas Limited.

23.3	Consent of McDaniel & Associates Consultants Ltd., independent qualified reserves evaluator to Greenfire Resources Ltd.

23.4	Consent of GLJ Ltd., independent qualified reserves evaluator to Connacher Oil and Gas Limited.

23.5	Consent of Blake, Cassels & Graydon LLP.

23.6	Consent of Scale LLP.

107	Filing Fee Table.

*	Previously filed with the Commission with the initial filing of this Registration Statement on Form F-10, on July 27, 2026.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)	The Registrant has filed with the Commission an Appointment of Agent for Service of Process and Undertaking on Form F-X with the original filing of this Registration Statement.

(b)	Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on the 5th day of August, 2026.

GREENFIRE RESOURCES LTD.

By:	/s/ Colin Germaniuk
Name:	Colin Germaniuk
Title:	President

III-2

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

*	President	August 5, 2026
Colin Germaniuk	(principal executive officer)

/s/ Travis Belak	Vice President, Finance	August 5, 2026
Travis Belak	(principal financial and accounting officer)

*	Chairman and Executive Director	August 5, 2026
Adam Waterous

*	Lead Director	August 5, 2026
Tom Ebbern

*	Director	August 5, 2026
Henry Hager

*	Director	August 5, 2026
Brian Heald

*	Director	August 5, 2026
Andrew Kim

*	Director	August 5, 2026
David Knight Legg

*	Director	August 5, 2026
David Roosth

*	Signed pursuant to a Power of Attorney, a copy of which is filed as an exhibit to this Registration Statement.

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Greenfire Resources Ltd. in the United States, on August 5, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

III-4